                                              Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-108338



                                 PROSPECTUS



                              58,154,644 SHARES

                                Common Stock

                      [Applied Digital Solutions logo]

                                ------------

         This prospectus relates to resales of up to 58,154,644 shares of our common stock, par value $.001 per share, which may be issued in connection with our $10,500,000 aggregate principal amount of 8.5% Convertible Exchangeable Debentures (the "Debentures") and related stock purchase warrants (the "Warrants") as more fully described in this prospectus on page 18 and in the section "Capital Stock - 8.5% Convertible Exchangeable Debentures" beginning on page 73, as follows:

             o up to 20,388,350 shares which may be issued upon the conversion of the Debentures based upon the Set Price, as defined in the Debenture agreement of $0.515;

             o up to 5,352,773 shares issuable upon the exercise of the Warrants; and

             o up to 32,413,521 shares, which may be issued in connection with the payment of principal redemption payments and interest in connection with the Debentures (although the Debentures currently do not allow us to make interest payments in shares of our common stock and it is our present intention to make interest payments in cash, shares are being registered at this time to provide for any future amendment to the Debentures upon agreement between us and the Debenture holders which would allow for such payment); additional shares registrable under the terms of the Registration Rights Agreements; and anti-dilution and other provisions contained in the Debentures and Warrants.

         The actual number of shares of common stock issuable in connection with the Debentures and Warrants may vary and resales of the shares of our common stock may occur at various times by the selling security holders listed in this prospectus. See "Description of Capital Stock- 8.5% Convertible Exchangeable Debentures" beginning on page 73 and "Selling Security Holders" beginning on page 70.

         The selling security holders identified in this prospectus or their transferees may sell the shares of common stock from time to time in accordance with the plan of distribution described in this prospectus. See "Plan of Distribution" beginning on page 76.

         The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. We will not receive any of the proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds form the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the shares.

         Our shares are included in the Nasdaq SmallCap Market ("SmallCap") under the symbol "ADSX." On September 24, 2003, the last reported sale price of our common stock was $0.44 per share.

         Currently, an aggregate of 9,212,512 shares of our common stock are being offered under our prospectus relating to our Registration Statement on Form S-1 (File no. 333-98799), an aggregate of 13,313,782 shares of our common stock are being offered under our prospectus relating to our Registration Statement on Form S-1 (File no. 333-105829) and an aggregate of up to 30,000,000 shares of our common stock are being offered under our prospectus relating to our Registration Statement on Form S-1 (File No. 333-106300).

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         INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY
CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

                                  ---------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION OF THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ---------


             THE DATE OF THIS PROSPECTUS IS SEPTEMBER 30, 2003.


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                              TABLE OF CONTENTS


Summary.......................................................................1
Risk Factors..................................................................4
Cautionary Statement Regarding Forward-Looking Information...................12
Use Of Proceeds..............................................................12
Our Business.................................................................13
Selected Financial Data......................................................28
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...............................................................31
Management...................................................................60
Principal Shareholders.......................................................67
Related Party Transactions...................................................68
Selling Security Holders.....................................................70
Description Of Capital Stock.................................................72
Price Range Of Common Stock And Dividend Information.........................75
Plan Of Distribution.........................................................76
Legal Matters................................................................78
Experts......................................................................78
Where You Can Find More Information .........................................78
Index to Financial Statements...............................................F-1


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                                   SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 4 and the consolidated financial statements and the notes to those financial statements beginning on page F-1 before making an investment decision. Unless the context otherwise requires, in this prospectus, the terms "we," "us" and "our" refer to Applied Digital Solutions, Inc. and its subsidiaries.

                       APPLIED DIGITAL SOLUTIONS, INC.
OUR BUSINESS

         We are a Missouri corporation and were incorporated on May 11, 1993. Our business has evolved during the past few years. We have grown significantly through acquisitions and since 1996 we have completed 51 acquisitions. During the last half of 2001 and during 2002 we sold or closed many of the businesses we had acquired that we believed did not enhance our strategy of becoming an advanced technology development company. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. To date, we have five such products in various stages of development. They are:

     o   Digital Angel(TM), for monitoring and tracking people and objects;

     o   Thermo Life(TM), a thermoelectric generator;

     o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications;

     o Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals developed by Digital Angel Corporation; and

     o Personal Locating Device (PLD), an implantable global positioning satellite (GPS) location device.

         We currently operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc. (formerly the segment known as SysComm International) and derive our revenues primarily from product sales, including government contract sales. A smaller portion of our revenues is derived from sales of our software and technology related services.

OUR BUSINESS STRATEGY

         Our business strategy is to position ourselves as a leading advanced technology development company through the development and commercialization of proprietary technology such as Digital Angel, Thermo Life, VeriChip, Bio-Thermo and PLD, and to pair each technology with a complementary operating company that brings revenue and management.

RECENT DEVELOPMENTS

         Securities Purchase Agreements Dated September 19, 2003

         On September 19, 2003, we entered into three separate securities purchase agreements (the "Agreements") with each of three separate purchasers for the purchase of up to 11,428,571 shares, 5,714,286 shares and 5,714,286 shares of our common stock (22,857,143 shares in the aggregate). However, in no event may the aggregate number of shares purchased under each of the agreements exceed that number of shares having an aggregate purchase price in excess of $3,999,999.99, $2,000,000 and $2,000,000. The 22,857,143
shares of common stock are part of the 30,000,000 shares of our common stock being offered by us pursuant to our Registration Statement on Form S-1 (File No. 333-106300). The Agreements are more fully described on page 15.

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         Stock Purchase Agreement with Digital Angel Corporation

         On August 14, 2003, we entered into a Stock Purchase Agreement with Digital Angel Corporation providing for our purchase of 3.0 million new shares of Digital Angel Corporation's common stock at $2.64 per share for a total of $7.9 million payable in shares of our common stock equal to the aggregate purchase price divided by the average of the volume weighted average price of our common stock for the ten trading days immediately proceeding the closing date. The transaction is more fully described on page 16.

         Fulfillment of Obligations to IBM Credit LLC, Securities Purchase Agreement Issuance Of $10.5 Million Aggregate Principal Amount of 8.5% Convertible Exchangeable Debentures and Warrants.

         Effective April 1, 2003, we entered into a Forbearance Agreement with IBM Credit. Under the terms of the Forbearance Agreement, we had the right to purchase all of our outstanding debt obligations to IBM Credit, totaling approximately $100.4 million (including accrued interest), if we paid IBM Credit $30 million in cash by June 30, 2003. As of June 30, 2003, we made cash payments to IBM Credit totaling $30 million and, thus, we have satisfied in full our debt obligations to IBM Credit. As a result, we recorded a gain on the forgiveness of debt of $70.4 million in the quarter ended June 30, 2003, exclusive of the bonuses discussed below.

         On June 30, 2003, our Board of Directors (through the Compensation Committee) approved the payment of approximately $4.3 million in bonuses. The bonuses, which may be paid in cash (subject to availability) or in shares of our common stock based upon mutual agreement of the recipient and us, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit, and have been accrued as of June 30, 2003.

         Funding for the $30 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of the Company's common stock, $10.0 million in net proceeds from the issuance of our $10,500,000 aggregate principal amount of 8.5% Convertible Exchangeable Debentures (the "Debentures"), and $2.2 million in cash from working capital. The Debentures are more fully described on page 18.

ABOUT US

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "ADSX." Our principal executive offices are located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our telephone number is
(561) 805-8000.



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
                                                   THE OFFERING


Common stock offered by the selling security holders.      58,154,644 shares

Common stock outstanding after this offering.........      417,917,058 shares(1)(2)(3)(4)(5) as of August 22, 2003

Use of proceeds......................................      We will  not  receive  any  proceeds  from  the  sale of
                                                           shares sold by the selling security holders listed in this prospectus under "Selling Security Holders" beginning on
                                                           page 70.

Dividend policy......................................      We have not paid, and do not anticipate paying
                                                           dividends on our common stock. See "Price Range of
                                                           Common Stock and Dividend Information" on page 75.

Market price of common stock.........................      The market price of our common stock has ranged from a
                                                           high of $0.70 to a low of $0.18 during the 12 months
                                                           preceding the date of this prospectus. See "Price Range
                                                           of Common Stock and Dividend Information" on page 75.

Risk factors.........................................      See "Risk Factors" beginning on page 4, for a
                                                           discussion of factors you should carefully consider
                                                           before deciding to invest in our common stock.

Nasdaq SmallCap Market symbol........................      ADSX

------------------
(1) Includes 20,388,350 shares which may be issuable to the selling security holders upon the conversion of our $10,500,000 aggregate principal amount of 8.5% Convertible Exchangeable Debentures, plus 5,352,773 shares which may be issuable to the selling security holders upon the exercise of stock purchase warrants, plus up to 32,413,521 shares which may be issuable to the selling security holders for principal redemption payments and interest payments under the Debentures (although the Debentures currently do not allow us to make interest payments in shares of our common stock and it is our present intention to make interest payments in cash, shares are being registered at this time to provide for any future amendment to the Debentures upon agreement between us and the Debenture holders which would allow for such payment), pursuant to anti-dilution and other provisions under the Debentures and Warrants, and under the terms of the Registration Rights Agreement with the selling security holders.

(2) Excludes (i) warrants to purchase up to 6,618,116 shares of our common stock at $0.70 per share, and (ii) options, 17,713,518 of which are currently exercisable at a weighted average exercise price of $1.15 per share.

(3) Excludes 56,000,000 and 4,750,000 shares of our common stock, which will be issued to our former Chairman of the Board, Richard J. Sullivan and our former Chief Operating Officer, Jerome C. Artigliere, respectively, under the terms of their severance agreements. Our shareholders have approved the issuances of these shares. The agreements with Richard J. Sullivan and Jerome C. Artigliere provide for the issuance of the shares on or before December 31, 2003.

(4) Excludes up to 30,000,000 shares of our common stock, which we are offering on a best efforts basis, up to 22,857,143 of which are being sold under three separate securities purchase agreements entered into on September 19, 2003.

(5) Excludes up to 19,800,000 shares of our common stock, which may be issued to Digital Angel Corporation under the terms of a Stock Purchase Agreement dated August 14, 2003, as more fully discussed under "Our Business" on page 13.

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                                RISK FACTORS

         You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.


         OUR FAILURE TO OBTAIN ADDITIONAL FUNDING WILL HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our operating activities did not provide positive cash flow during the first six months of 2003 and during 2002 and 2001. In addition, during the first six months of 2003, we used $2.2 million of our cash on hand to fund a portion of a $30 million debt payment to IBM Credit under the terms of a Forbearance Agreement with IBM Credit. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operations. Our sources of liquidity may include proceeds from the sale of common stock and preferred shares, proceeds from the sale of businesses, proceeds from the sale of the unrestricted Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. There can be no assurance however, that these options will be available, or if available, on favorable terms. Failure to obtain additional funding and to generate positive cash flow from operations will have a materially adverse effect on our business, financial condition and results of operations.

         OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ON A GOING CONCERN BASIS, AND HAVE INDICATED THAT SUBSTANTIAL DOUBT EXISTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         On June 30, 2003, we repaid all of our debt obligations to IBM Credit, which resolved one of the major factors impacting our ability to continue as a going concern. Our ability to continue as a going concern is also predicated upon numerous issues including our ability to:

               o Successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations;

               o Realize positive cash flow with respect to our investment in Digital Angel Corporation;

               o    Develop an effective marketing and sales strategy;

               o Obtain the necessary approvals to expand the market for our VeriChip product;

               o Complete the development of our second generation Digital Angel product; and

               o Attract, motivate and/or retain key executives and employees.

         We are continually seeking operational efficiencies and synergies within each of our operating segments as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to our long-term strategy or other restructurings or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders' investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to us.


         WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH SEVERANCE AGREEMENTS WITH OUR FORMER EXECUTIVE OFFICERS AND DIRECTORS AND, AS A RESULT, YOUR INVESTMENT IN OUR COMMON STOCK WILL BE FURTHER DILUTED.

         On March 21, 2003, we entered into severance agreements with Richard
J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, and Jerry C. Artigliere, our then Senior Vice President and

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Chief Operating Officer. The severance agreements provide for the payment of
56.0 million and 4.8 million shares of our common stock to Richard Sullivan and Jerome Artigliere, respectively. In addition, stock options held by Richard Sullivan and Jerome Artigliere, which were exercisable for approximately
10.9 and 2.3 million shares of our common stock, respectively, were re-priced and exercised. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of Garrett Sullivan's ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that required us to issue to him 7.5 million shares of our common stock. In September 2003, Garrett Sullivan surrendered the shares to us. We will reissue the shares to him upon the effectiveness of a registration statement registering such shares. The issuance of these shares to our former executive officers and directors, and the exercise of the re-priced options, which have been approved by our shareholders, will result in an increase in the total number of our shares outstanding and may result in investors experiencing a dilution in the net tangible book value per share of our common stock.

         WE CANNOT BE CERTAIN OF FUTURE FINANCIAL RESULTS.

         We incurred net income from continuing operations of $30.0 million during the six-months ended June 30, 2003, which is net of a gain on the forgiveness of debt of $70.4 million. We incurred losses from continuing operations of $113.9 million, $188.6 million and $29.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Our business plan depends on our attaining and maintaining profitability; however, we cannot predict whether we will be profitable in the future. Our profitability depends on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market new products and technologies. As of June 30, 2003, we reported no revenues from the sale of our Bio Thermo, Thermo Life and PLD products and we have had minimal sales of our Digital Angel and VeriChip products. We can give no assurance that we will be able to achieve profitable operations. In addition, if we fail to experience profits within the time frame expected by investors, this could have a detrimental effect on the market price of our common stock and there would be substantial doubt that we would be able to continue operations in the normal course of business.

         OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE, AND YOU MAY BE UNABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRE THEM.

         Since January 1, 2000, the price per share of our common stock has ranged from a high of $18.00 to a low of $0.03. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations in response to factors, including the following:

         o Significant changes to our business resulting from acquisitions and/or expansions into different product lines;

         o    quarterly fluctuations in our financial results or cash flows;

         o changes in investor perception of us or the market for our products and services;

         o changes in economic and capital market conditions for other companies in our market sector; and

         o    changes in general economic and market conditions.

         In addition, the stock market in general, and stocks of technology companies in particular, have often experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital and other aspects of our business. If our share price is volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend. Because of recent periods of volatility in the market price of our securities, we face a heightened risk of securities class action litigation. In March 2003, we settled subject to court approval a purported securities fraud class action, which was filed against us and one of our former directors. While the class action was tentatively settled in March 2003, additional litigation of this type could result in substantial costs and a diversion of

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management's attention and resources, which could significantly harm our business operations and financial condition.

         WE MAY ISSUE PREFERRED STOCK, WHICH WILL RANK SENIOR TO THE SHARES OF OUR COMMON STOCK AND WHICH MAY DELAY OR PREVENT A CHANGE IN CONTROL OF US.

         Preferred stock may be created and issued from time to time by our Board of Directors, with such rights and preferences as our Board of Directors may determine. Because of our Board of Directors' broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

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         WE CANNOT PROVIDE ASSURANCES THAT WE WILL BE ABLE TO MAINTAIN OUR
LISTING ON THE SMALLCAP.

         Our ability to remain listed on Nasdaq depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price of $1.00 per share. Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to October 27, 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten
(10) consecutive trading days. On September 10, 2003, our shareholders approved the granting of discretionary authority to our Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for-25, or to determine not to proceed with a reverse stock split. Our Board of Directors believes that a reverse stock split may facilitate the continued listing of our common stock on the SmallCap and may enhance the desirability and marketability of our common stock to the financial community and the investing public. However, we cannot assure you that if our Board of Directors effects a reverse stock split that it will facilitate the continued listing of our common stock on the SmallCap.

         IF WE ARE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN CONNECTION WITH PRIOR ACQUISITIONS, YOUR INVESTMENT IN OUR COMMON STOCK MAY BE FURTHER DILUTED. IN ADDITION, WE MAY ISSUE ADDITIONAL SECURITIES, WHICH WOULD ALSO DILUTE THE VALUE OF YOUR INVESTMENTS IN OUR COMMON STOCK.

         As of August 22, 2003, there were 359,762,414 shares of our common stock outstanding. Since January 1, 2001, we have issued a net aggregate of 258,275,713 shares of common stock, of which 97,261,634 shares were issued in connection with acquisitions of businesses and assets, 64,810,635 shares were issued upon conversion of our Series C preferred stock and 50,000,000 shares were issued in connection with an offering of our common stock on a best efforts basis through the efforts of a placement agent J.P. Carey Securities, Inc. under the terms of a placement agency agreement. In addition, the Debentures are convertible into shares of our common stock (or exchangeable into the shares of common stock of Digital Angel Corporation that we own) at the option of the Debenture holders and we are currently planning to sell an additional 30,000,000 shares of our common stock in connection with a best efforts offering, through our placement agent J.P. Carey Securities, Inc., 22,857,143 of which are being offered under three separate securities purchase agreements dated September 19, 2003, and we have entered into a Stock Purchase Agreement with Digital Angel Corporation providing for our purchase of 3.0 million new shares of Digital Angel Corporation's common stock at $2.64 per share in exchange for our issuance of up to 19,800,000 shares of our common stock.

         We have effected, and will likely continue to effect, acquisitions or contract for services through the issuance of common stock or our other equity securities and we have agreed to future earnout and "price protection" provisions in prior acquisition and other agreements. Such issuances of additional securities may be dilutive to the value of our common stock and may have a material adverse impact on the market price of our common stock.

         Certain events over which you will have no control could result in the issuance of additional shares of our common stock or other securities, which could dilute the value of your shares of common stock. We may issue additional shares of common stock:

         o    to raise additional capital;

         o upon the exercise of outstanding options and stock purchase warrants or additional options and warrants issued in the future;

         o    in connection with severance agreements;

         o    in connection with loans or other capital raising transactions;
              and

         o    in connection with acquisitions of other businesses or assets.

         As of August 22, 2003, there were outstanding warrants and options to acquire up to 30,454,289 additional shares of our common stock. If exercised, these securities could dilute the value of the shares of common stock. In addition, we have the authority to issue up to a total of 560,000,000 shares of common stock and up to 5,000,000 shares of preferred stock without further shareholder approval, including shares that could be convertible

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into our common stock, subject to applicable SmallCap requirements for issuing additional shares of stock. Were we to issue any such shares, or enter into any other financing transactions, the terms may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of the common stock.

         COMPETITION COULD REDUCE OUR MARKET SHARE AND DECREASE OUR REVENUE.

         Each of our business units operates in a highly competitive environment, and we expect that competitive pressures will continue in the future. Many of our competitors have far greater financial, technological, marketing, personnel and other resources than us. The areas that we have identified for continued growth and expansion are also target market segments for some of the largest and most strongly capitalized companies in the United States and Europe. In response to competitive pressures, we may be required to reduce prices or increase spending in order to retain or attract customers or to pursue new market opportunities. As a result, our revenue, gross profit and market share may decrease, each of which could significantly harm our results of operations. In addition, increased competition could prevent us from increasing our market share, or cause us to lose our existing market share, either of which would harm our revenues and profitability. We cannot assure you that we will have the financial, technical, marketing and other resources required to successfully compete against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, financial condition or results of operations.

         WE DEPEND ON OUR SMALL TEAM OF SENIOR MANAGEMENT, AND WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING ADDITIONAL PERSONNEL.

         The success of our business depends on the continued service of our executive officers and key personnel. Some of these employment contracts call for bonus arrangements based on earnings. There can be no assurance that we will be successful in retaining our key employees or that we can attract and retain additional skilled personnel as required. The loss of the services of any of our central management team could harm our business, financial condition and results of operations. In addition, the operations of any of our individual facilities could be adversely affected if the services of the local managers should be unavailable.

         WE FACE THE RISKS THAT THE VALUE OF OUR INVENTORY MAY DECLINE BEFORE WE SELL IT OR THAT WE MAY NOT BE ABLE TO SELL THE INVENTORY AT THE PRICES WE ANTICIPATE.

         Our success will depend on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

         WE DEPEND ON A SINGLE PRODUCTION ARRANGEMENT WITH RAYTHEON CORPORATION FOR OUR PATENTED SYRINGE-INJECTABLE MICROCHIPS WITHOUT THE BENEFIT OF A FORMAL WRITTEN AGREEMENT, AND THE LOSS OF OR ANY SIGNIFICANT REDUCTION IN THE PRODUCTION COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

         We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products, but we do not have a formal written agreement with Raytheon. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot ensure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

         WE HAVE GRANTED A SECURITY INTEREST IN OUR ACCOUNTS RECEIVABLE AND THE ACCOUNTS RECEIVABLE OF OUR WHOLLY-OWNED SUBSIDIARY, COMPUTER EQUITY CORPORATION, AS COLLATERAL FOR THE DEBENTURES, AND IF THE DEBENTURE PURCHASERS WERE TO ENFORCE THEIR RIGHTS AGAINST THESE ASSETS, IT COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

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

         As collateral for the Debentures and under the terms of a Security Agreement, we and our wholly-owned subsidiary, Computer Equity Corporation, have granted to the Purchasers of the Debentures, a security interest in all of our accounts receivable. If we are not successful in satisfying the payment obligations under the Debentures, or we do not comply with the terms of the Debentures and the Purchasers were to enforce their rights against our accounts receivable and the accounts receivable of Computer Equity Corporation, there could be no assurance that we would have liquidity and access to funds necessary to provide for our ongoing operations; at that time, there would be substantial doubt that we would be able to continue operations in the normal course of business.

         WE MAY NOT BE ABLE TO MAINTAIN COMPLIANCE WITH THE COVENANTS UNDER THE DEBENTURES AND RELATED AGREEMENTS.

         Under the terms of the Debentures and related agreements, failure to make timely interest or principal redemption payments, commencement of bankruptcy against us, failure of our common stock to be eligible for quotation on or quoted for trading on a principal market as defined, and a change in control of us as defined, among others, constitute events of default. We cannot assure you that we will be able to maintain compliance with these covenants. Failure to maintain compliance could have a material adverse impact on our financial position, results of operations and cash flow.

         BECAUSE WE WILL NOT PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE, SHAREHOLDERS MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT IN THE COMMON STOCK.

         We have never declared or paid dividends on our common stock, and we cannot assure you that any dividends will be paid in the foreseeable future. A covenant under the Stock Purchase Agreement (the "Agreement") entered into in connection with the Debentures places restrictions on the declaration and payment of dividends. We intend to use any earnings that we generate to finance our operations and to repay debt obligations, and, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to our shareholders.

         WE MAY NOT PREVAIL IN ONGOING LITIGATION AND MAY BE REQUIRED TO PAY SUBSTANTIAL DAMAGES.

         In addition to the litigation described under Legal Proceedings beginning on page 26, we are party to various legal actions as either plaintiff or defendant in the ordinary course of business. While we believe that the final outcome of these proceedings will not have a material adverse effect on our financial position, cash flows or results of operations, we cannot assure the ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could change in the future. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

         WE CANNOT ENSURE THE VALIDITY OR PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS OR PATENT RIGHTS.

         Our ability to commercialize any of our products under development will depend, in part, on our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. There can be no assurance that the patent applications licensed to or owned by us will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to us will be valid or enforceable or that any patents will provide meaningful protection to us. Furthermore, we do not own the VeriChip technology that is produced under patents #6,400,338 and #5,211,129. This technology is owned by Digital Angel Corporation and licensed to VeriChip under an exclusive product and technology license with a remaining term through March 2013. We cannot provide assurances that VeriChip Corporation will retain licensing rights to the use of these patents beyond the licensing period or that the license will not be terminated early.

         THERE CAN BE NO ASSURANCE THAT THE PATENTS OWNED AND LICENSED BY US, OR ANY FUTURE PATENTS, WILL PREVENT OTHER COMPANIES FROM DEVELOPING SIMILAR OR EQUIVALENT PRODUCTS.

         Furthermore, there can be no assurance that any of our future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that our patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents and if we are found liable for infringement or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products requiring such licenses.

         We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information.

         OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATION.

         Some of our current or future products may be subject to government regulation and, in some cases, pre-approval. By letter dated October 17, 2002, the Food and Drug Administration (the "FDA") issued a determination that the VeriChip product is not a medical device under Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to the intended security, financial and personal identification/safety applications. However, the FDA further stated in its determination letter that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA's jurisdiction. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. While we currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We are currently in the process of preparing a 510-K application to obtain FDA approval to market VeriChip for certain health information applications. We intend to submit the 510-K application to the FDA within the next several months. There can be no assurances that the required FDA regulatory reviews will be conducted in a timely manner or that regulatory approvals will be obtained. Our future failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.

         Digital Angel Corporation is subject to federal, state and local regulation in the United States and other countries, and it cannot predict the extent to which it may be affected by future legislative and other regulatory developments concerning its products and markets. Digital Angel Corporation develops, assembles and markets a broad line of electronic and visual identification devices for the companion animal, livestock and wildlife markets. Digital Angel Corporation's readers must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by Digital Angel Corporation have been approved by the U.S. Environmental Protection Agency (EPA) and are produced under EPA regulations. Sales of insecticide products are incidental to Digital Angel Corporation's primary business and do not represent a material part of its operations or revenues. Digital Angel Corporation's products also are subject to compliance with foreign government agency requirements. Digital Angel Corporation's contracts with its distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell Digital Angel Corporation's products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely affect Digital Angel Corporation's business.

         WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FROM THE USE OF OUR PRODUCTS.

         Manufacturing, marketing, selling, and testing our products under development entails a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, there can be no assurance that a successful claim could not be made against us, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would not have a material adverse effect on our business, financial condition, and results of operations and on the price of our common stock.

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         THE THERMO LIFE AND PLD TECHNOLOGIES HAVE NOT YET BEEN DEVELOPED
FOR COMMERCIAL DEPLOYMENT.

         The Thermo Life and PLD technologies have been successfully tested in the laboratory. Our ability to develop and commercialize products based on these proprietary technologies will depend on our ability to develop our products internally on a timely basis. No assurances can be given as to when or if the Thermo Life and PLD technologies will be successfully marketed.

         OUR SUCCESS DEPENDS ON OUR ABILITY TO SELL INCREASING QUANTITIES OF OUR PRODUCTS.

         Our success currently depends primarily upon our ability to successfully market and sell increasing quantities of our products. Our ability to successfully sell increasing quantities of our products will depend significantly on increased market acceptance of our products. Our failure to sell our products would have a material adverse effect on us. Unfavorable publicity concerning our products or technology also could have an adverse effect on our ability to obtain regulatory approvals and to achieve acceptance by intended users any of which would have a material adverse effect on us.

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

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements. The forward-looking statements are principally contained in the sections "Summary" beginning on page 1, "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31, and "Our Business" beginning on page 13. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performances or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

         Forward-looking statements include, but are not limited to:

               o our growth strategies including, without limitation, our ability to deploy our products and services including Digital Angel(TM), Thermo Life(TM), VeriChip(TM), Bio-Thermo(TM) and PLD;

               o    anticipated trends in our business and demographics;

               o    the ability to hire and retain skilled personnel;

               o    relationships with and dependence on technological partners;

               o    uncertainties relating to customer plans and commitments;

               o our ability to successfully integrate the business operations of acquired companies;

               o    our future profitability and liquidity;

               o governmental export and import policies, global trade policies, worldwide political stability and economic growth; and

               o    regulatory, competitive or other economic influences.

         In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements. Some of these risks and uncertainties are beyond our control. Also, these forward-looking statements represent our estimates and assumptions only as of the date the statement was made.

         We discuss many of these risks in greater detail under the heading "Risk Factors" beginning on page 4. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

         You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking information by these cautionary statements.

                               USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares sold by the selling security holders listed in this prospectus under "Selling Security Holders" beginning on page 70.

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                                OUR BUSINESS

GENERAL

         Our company, Applied Digital Solutions, Inc., together with our subsidiaries, is an advanced technology development company. We have grown significantly through acquisitions. Since 1996, we have completed 51 acquisitions. During the last half of 2001 and during 2002, we sold or closed many of the businesses that we had acquired that we believed did not enhance our strategy of becoming a leading advanced technology development company. We have emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning systems, miniaturized power sources and security monitoring systems combined with comprehensive data management services required to support them. To date, we have five such products in various states of development. They are:

         o    Digital Angel(TM), for monitoring and tracking people and objects;

         o    Thermo Life(TM), a thermoelectric generator powered by body heat;

         o VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications;

         o Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals; and

         o Personal Locating Device (PLD), an implantable global positioning satellite (GPS) location device.

         Several years ago, we developed a proprietary location and monitoring system that combines advanced biosensor technology and location technology (such as global positioning satellite (GPS)), in a watch/pager device that communicates through proprietary software to a secure 24/7 operations center in California. This system is covered under the United States patent registration # 5,629,678, which we acquired in 1999. We filed an International Patent Application directed to the system, which has been published under publication no. W/0 02/44865. The application, which is in the name of Digital Angel Corporation, is currently pending in several countries. This technology provides "where-you-are" and "how-you-are" information about loved ones (particularly elderly relatives and children), their location and their vital signs via the subscriber's computer, personal digital assistant (PDA) or wireless telephone. We branded this technology Digital Angel and merged the technology with a company formerly known as Destron Fearing Corporation. Our goal was to create a new corporation underpinned by the patented technology and complemented by the products, services and revenues of our existing business segments. We united our existing GPS, application service provider and animal tracking business units to form Digital Angel Corporation, which we refer to as pre-merger Digital Angel. Digital Angel, the product, is now developed and was launched on November 26, 2001. Effective March 27, 2002, pre-merger Digital Angel became its own public company through its merger into Medical Advisory Systems, Inc. (MAS) (AMEX:DOC). Currently we are the beneficial owner of approximately 72.9% of this new company which has been renamed Digital Angel Corporation.

         Our wholly-owned subsidiary, Thermo Life Energy Corp., formerly Advanced Power Solutions, Inc., will develop, market and license our product, Thermo Life, a small thermoelectric generator powered by body heat. Thermo Life is intended to provide a miniaturized power source for a wide range of consumer electronic devices including attachable or implantable medical devices and wristwatches. On July 9, 2002, we announced that we had achieved an important breakthrough: 3.0-volts of electrical power were successfully generated by Thermo Life in laboratory tests. We expect to begin marketing Thermo Life during the latter part of 2003.

         We have developed a miniaturized, implantable identification chip, called VeriChip that can be used in a variety of security, financial, personal identification/safety and other applications. On February 7, 2002, we announced that we had created of a wholly-owned subsidiary, VeriChip Corporation, which will develop, market and license VeriChip. About the size of a grain of rice, each VeriChip product contains a unique verification number. Utilizing our proprietary external radio frequency identification
(RFID) scanner, radio frequency passes through the skin energizing the dormant VeriChip, which then emits a radio frequency signal transmitting the verification number contained in the VeriChip.

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         On October 22, 2002, we announced that the Food and Drug
Administration (FDA) had determined that VeriChip is not a regulated medical device for security, financial and personal identification/safety applications. The FDA specified in its ruling that VeriChip is a regulated medical device for health information applications when marketed to provide information to assist in the diagnosis or treatment of injury or illness. On November 8, 2002, we received a letter from the FDA, based upon correspondence from us to the FDA, warning us not to market VeriChip for medical applications. We currently intend to market and distribute the VeriChip product for security, financial and personal identification/safety applications and, in the future, we plan to expand our marketing and distribution efforts to health information applications of the product, subject to any and all necessary FDA and other approvals. We are currently in the process of preparing a 510-K application to obtain FDA approval to market VeriChip for certain health information applications. We intend to submit the 510-K application to the FDA within the next several months.

         We began marketing VeriChip for security, financial and personal identification/safety applications within the United States on October 24, 2002.

         On February 1l, 2003, we announced that we received written clearances from the FDA and the United States Department of Agriculture to market our new product, Bio-Thermo, for use in pets, livestock and other animals. Bio-Thermo is our first fully integrated implantable bio-sensing microchip that can transmit a signal containing accurate temperature readings to our proprietary RFID scanners. With this new technology, accurate temperature readings can be obtained by simply passing the RFID handheld scanner over the animal or by having the animal walk through a portal scanner. We believe that Bio-Thermo and other biosensors developed in the future will provide vital internal diagnostics about the health of animals more efficiently and accurately than the invasive techniques used in the industry today.

         On May 13, 2003, we announced that we have developed and successfully field-tested a working prototype of, what is to our knowledge, the first-ever sub-dermal GPS personal location device called PLD. The dimensions of this initial PLD prototype are 2.5 inches in diameter by 0.5 inches in depth, roughly the size of a pacemaker. As the process of miniaturization proceeds in the coming months, we expect to be able to shrink the size of the device to at least one-half and perhaps to as little as one-tenth of its current size. The PLD is charged by an induction-based power-recharging method which is similar to that used to recharge implantable pacemakers. This recharging technique functions without requiring any physical connection between the power source and the implant. The exact timing of the commercial availability of PLD is unclear pending further technological refinements and the obtainment of any and all required regulatory clearances. The PLD technology builds on our United States patent registration # 5,629,678.

OUR BUSINESS STRATEGY

         Our business strategy is to position ourselves as a leading advanced technology development company through the development and commercialization of proprietary technology such as Digital Angel, Thermo Life, VeriChip, Bio-Thermo and PLD.

         Our Research Group is charged with the responsibility of finding or developing one to two personal safeguard proprietary technologies on an annual basis and bringing it to prototype form within 18 to 24 months. At that point, each technology is paired with a complementary operating company that brings revenue and management. Since each technology is "first of its kind," there are no businesses that compete directly with the technology. Therefore a complementary business line is pursued and then paired with the new technology.

         The first of these technologies was Digital Angel the first combination of GPS and "how you are" (sensor) information sent live over a wireless network to a 24/7 call center where information is monitored and, if necessary, acted upon. Digital Angel was paired with Destron Fearing Corporation, a leading animal tracking and applications company that complemented Digital Angel and brought revenue and management from its animal tracking business. The result - Digital Angel Corporation - now trades on the American Stock Exchange under the Symbol "DOC." We currently own 19.6 million shares or approximately 72.9% of Digital Angel Corporation. Digital Angel Corporation symbolizes our business model and is its first proof statement. Digital Angel Corporation also plans to develop new advanced technologies and to date has developed Bio-Thermo.

         VeriChip - the world's first implantable microchip for humans was the next technology to come from our Research Group. Its distribution rights are licensed from Digital Angel Corporation to VeriChip Corporation, our wholly-owned subsidiary. VeriChip has multiple applications in security, personal identification, safety, healthcare

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(subject to FDA approval) and more. Our strategy is for VeriChip Corporation to follow a comparable business model as Digital Angel Corporation. VeriChip Corporation is planned as our next "spawned" technology company.

         With Thermo Life, and PDL poised as products #3 and #4 out of our Research Group, our business strategy will evolve over time and we will become a group of technology companies underpinned by advanced proprietary personal safeguard technologies, each complemented by an operating company that brings revenue and management. By maintaining a majority ownership position in each company, we will consolidate operating results and maximize our investment. If and when, appropriate, we may have the opportunity to liquidate all or part of our investment in each company for the benefit of our shareholders.

         The majority of our operations are the result of acquisitions completed during the last six years. Our revenues from continuing operations were $46.0 million for the six-months ended June 30, 2003, and $99.6 million $156.3 million, $134.8 million, $129.1 million and $74.3 million, respectively, in 2002, 2001, 2000, 1999 and 1998.

         We are a Missouri corporation and were incorporated on May 11, 1993. Our principal office is located at 400 Royal Palm Way, Suite 410, Palm Beach, Florida 33480, and our phone number is (561) 805-8000.

Recent Developments
-------------------

         Securities Purchase Agreements Dated September 19, 2003
         -------------------------------------------------------

         On September 19, 2003, we entered into three separate securities purchase agreements (the "Agreements") with each of three purchasers for the purchase of up to 11,428,571 shares, 5,714,286 shares and 5,714,286 shares of our common stock (22,857,143 shares in the aggregate). However, in no event may the aggregate number of shares purchased under each of the agreements exceed that number of shares having an aggregate purchase price in excess of $3,999,999.99, $2,000,000 and $2,000,000. The 22,857,143 shares of common stock are part of the 30,000,000 shares of our common stock being offered by us pursuant to our Registration Statement on Form S-1 (File No. 333-106300). We intend to use the net proceeds from the purchases to help fund interest and principal payments under the terms of our $10.5 million aggregate principal balance of 8.5% Convertible, Exchangeable Debentures and for general corporate purposes (including working capital requirements, sales and marketing and capital expenditures).

         J.P. Carey Securities, Inc. ("J.P. Carey"), acted as our placement agent with respect to the Agreements. Under the terms of the placement agency agreement with J.P. Carey, we have agreed to pay J.P. Carey a fee of 2.0% of the gross subscription proceeds from the shares sold to the purchasers.

         Terms of the Securities Purchase Agreements
         -------------------------------------------

         The Agreements provide for up to ten (10) settlement dates for purchases of shares of our common stock over a 31-trading day period. The Agreements provide for the purchases of the shares to be at a per share price equal to 87.00% of the average of the volume weighted average price of our common stock (as reported by Bloomberg Financial L.P., using the VAP function) for the three trading days immediately preceding each applicable settlement date. We are not obligated to sell any shares under the Agreements at a price less than the floor price of $0.35 per share. The terms of the Agreements contemplate that the number of shares to be purchased will, in general, be apportioned evenly over the ten (10) settlement dates.

         There are several exceptions to the per share purchase price, the timing, the number of shares to be purchased, and the purchasers' obligations. First, the purchasers each have the right, on the day preceding any settlement date, to elect to acquire up to the maximum aggregate amount of shares to be acquired under their respective agreements on the applicable settlement date, subject to the dollar limitation on the proceeds. Second, we are not required to sell, and the purchasers are not required to purchase, any of our common stock at a price that is less than the floor price. If the per share price with respect to a particular settlement date is less than the floor price, the purchasers may but are not required to each purchase up to the maximum aggregate amount of shares under their respective agreements at the floor price, subject to the dollar limitation on the proceeds. Third, if the volume weighted average trading price on two consecutive settlement dates is less than $0.42, then, at any time thereafter, the purchasers are each entitled to terminate any and all of their obligations under their respective agreements.

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         Security Agreement Between Digital Angel Corporation and Laurus
         ---------------------------------------------------------------
Master Fund, Ltd.
-----------------

         On August 28, 2003, Digital Angel Corporation entered into a Security Agreement with Laurus Master Fund, Ltd. (Laurus) under which it may borrow from Laurus the lesser of $5,000,000 or an amount that is determined based on percentages of Digital Angel Corporation's eligible accounts receivable and inventory as prescribed by the terms of the Security Agreement. Under the Security Agreement, Digital Angel Corporation issued to Laurus a Secured Revolving Convertible Note in the original principal amount of $3,500,000 and a Secured Minimum Borrowing Convertible Note in the original principal amount of $1,500,000. Digital Angel Corporation used proceeds from the loan from Laurus to satisfy in full its credit facility from Wells Fargo Business Credit, Inc., which was cancelled effective August 28, 2003.

         Stock Purchase Agreement with Digital Angel Corporation
         -------------------------------------------------------

         On August 14, 2003, we entered into a Stock Purchase Agreement with Digital Angel Corporation representing a strategic investment in Digital Angel Corporation, whereby we are increasing our ownership interest. The Stock Purchase Agreement provides for us to purchase 3.0 million new shares of Digital Angel Corporation's common stock at $2.64 per share and for us to receive a warrant to purchase up to 1.0 million shares of Digital Angel Corporation's common stock. The aggregate purchase price for the 3.0 million shares is $7.9 million. The purchase price is payable in shares of our common stock equal to the aggregate purchase price divided by the average of the volume weighted average price of our common stock for the ten trading days immediately proceeding the closing date (the "Per Share Exchange Price"). If the Per Share Exchange Price is less than $0.40, we have the option to postpone the closing date for a period not to exceed thirty calendar days or to terminate the Stock Purchase Agreement. The warrant gives us the right to purchase a total of 1.0 million shares of Digital Angel Corporation's common stock for a period of five years from February 1, 2004. The exercise price of the warrant will be equal to the daily volume weighted average price of Digital Angel Corporation's common stock for the first 10 consecutive trading days of 2004 starting on January 2, 2004. Digital Angel Corporation has granted a five-year warrant to the Debenture holders to acquire up to 0.5 million shares of its common stock at an exercise price of $2.64 per share. The warrant was issued in consideration for a waiver from the Debenture holders allowing us to register the shares being issued in connection with this transaction.

         Payment in Full of Obligations to IBM Credit LLC
         ------------------------------------------------

         Our Third Amended and Restated Term Credit Agreement (the "IBM Credit Agreement") with IBM Credit LLC ("IBM Credit") contained covenants relating to our financial position and performance, as well as the financial position and performance of Digital Angel Corporation. At December 31, 2002, we did not maintain compliance with the revised financial performance covenant under the IBM Credit Agreement. In addition, under the terms of the IBM
Credit Agreement we were required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus
$16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. We did not make such payment by February 28, 2003, and on March 7, 2003, we received a notice from IBM
Credit declaring the loan in default. Effective April 1, 2003, we entered into a Forbearance Agreement with IBM Credit. In turn, we agreed to dismiss with prejudice a lawsuit we filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the terms of the Forbearance Agreement, we had the right to purchase all of our outstanding debt obligations to IBM Credit, totaling approximately $100.4 million (including accrued interest), if we paid IBM Credit $30 million in cash by June 30, 2003. As of June 30, 2003, we made cash payments to IBM Credit totaling $30 million and, thus, we have satisfied in full our debt obligations to IBM Credit. As a result, during the quarter ended June 30, 2003, we recorded a gain on the forgiveness of debt of approximately $70.4 million, exclusive of the bonuses discussed below.

         On June 30, 2003, our Board of Directors (through the Compensation Committee) approved the payment of approximately $4.3 million in bonuses. The bonuses, which may be paid in cash (subject to availability) or in shares of our common stock based upon mutual agreement of the recipient and the Company, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit, and have been accrued as of June 30, 2003. The amount and timing of the payment of these bonuses will depend on various factors, including (among others) the rate of our business growth, our research and development efforts and pipeline, the effort and timing involved in obtaining FDA and other necessary approval for our VeriChip product's medical applications, capital equipment needs, the requirements of our customers, and opportunities discovered or presented to us, and other cash requirements.

         Funding for $30.0 million Payment to IBM Credit
         -----------------------------------------------

         Funding for the $30 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of our common stock, $10.0 million in net proceeds from the issuance of our 8.5% Convertible Exchangeable Debentures, and $2.2 million from cash on hand.

         The 50.0 million shares of our common stock were purchased under certain Securities Purchase Agreements dated May 8 2003, May 22, 2003 and June 4, 2003. The purchases resulted in net proceeds to us of $17.8 million, after deduction of the 3% fee to our placement agent, J.P. Carey Securities, Inc.

         Issuance of 8.5% Convertible Exchangeable Debentures
         ----------------------------------------------------

         On June 30, 2003, we entered into the Agreement with certain investors, collectively referred to herein as "the Purchasers" or the "Debenture holders." In connection with the Agreement, we issued to the Purchasers the 8.5% Convertible Exchangeable Debentures due November 1, 2005. Subject to the terms under the various agreements, the Debentures are convertible into shares of our common stock or exchangeable for shares of Digital Angel Corporation (AMEX:DOC) common stock owned by us, or a combination thereof, at the Purchasers' option prior to the maturity date of November 1, 2005. We currently own 19.6 million shares of Digital Angel Corporation's common stock, or approximately 72.9% of the shares outstanding of Digital Angel Corporation's common stock as of June 30, 2003. The Debentures are convertible or exchangeable at any time at the option of the Purchasers. The conversion price for our common stock is $0.515 per share also referred to as the Set Price, subject to anti-dilution provisions. The exchange price for the Digital Angel Corporation common stock owned by us, for each individual holder of the Debentures, subject to anti-dilution provisions is $2.20 per share as to the first fifty percent (50%) of the original principal amount of the Debentures and $4.25 per share as to the remaining fifty percent (50%) of the original principal amount, such fifty percent calculation being made on the basis of each individual Debenture holder's principal amount of Debentures purchased.

         In addition, we have granted to the Purchasers Warrants to acquire approximately 5.35 million shares of our common stock, or 0.95 million shares of Digital Angel Corporation's common stock currently outstanding and owned by us, or a combination of shares from both companies, at the Purchasers' option. The exercise prices are $0.564 and $3.178 for our common stock and Digital Angel Corporation's common stock, respectively. The Warrants are subject to anti-dilution provisions, vest immediately and are exercisable through June 30, 2007. We have entered into a Registration Rights Agreement with the Purchasers whereby we have agreed to register our common shares issuable upon conversion of the Debentures and Warrants within a specified time period.


         The proceeds upon issuance of the Debentures were allocated as follows:

                                                            (in thousands)
                Face value of Debentures                       $10,500
                Beneficial conversion feature                   (3,120)
                Relative fair value of Warrants                 (1,387)
                                                           -------------
                Relative fair value of Debentures              $ 5,993
                                                           =============

         The beneficial conversion feature was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in additional paid-in-capital. The value assigned to the Warrants was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in long-term liabilities. The liability for the Warrants, to the extent potentially settleable in shares of the Digital Angel Corporation common stock owned by us, will be revalued at each reporting period and any resulting increase will result in a charge to operations. We will be required to record an impairment loss if the carrying value of the Digital Angel Corporation common stock underlying the Warrants exceeds the exercise price. Should the Purchasers elect to exercise the Warrants into shares of the Digital Angel Corporation common stock, such exercise may result in our recording a gain on the transaction. The original issue discount of $4.5 million will be accreted over the life of the Debentures as additional interest expense.

         Among other provisions under the Agreement and the Debentures, we are required to pay interest at the rate of 8.5% per annum on a quarterly basis beginning September 1, 2003, and, beginning on November 1, 2003, on a monthly basis as to the principal amount required to be redeemed each month. A final interest payment is due on the maturity date, which is November 1, 2005. Interest payments may be made in either cash or in shares of Digital Angel Corporation's common stock, or a combination thereof at our option, subject to certain restrictions. The interest conversion rate for the Digital Angel Corporation common stock is calculated based upon 90% of the average of the lowest 10 of the 20 volume-weighted average stock prices immediately prior to the applicable interest payment date, subject to a late payment adjustment. Principal redemption payments of $0.4 million are due monthly beginning November 1, 2003. The principal redemption payments may be made in cash, shares of our common stock or shares of our Digital Angel Corporation's common stock at our option, subject to certain limitations regarding the average market value and trading volume of the Digital Angel Corporation common stock. The conversion/exchange redemption prices are based upon the lesser of ninety percent (90%) of the lowest 10 of the 20 volume-weighted average stock prices prior to the redemption date, and the Set Price/exchangeable prices, subject to anti-dilution provisions. If we elect to make interest and or principal redemption payments in shares of the Digital

Angel Corporation common stock that we own, such payments may result in additional interest expense and or a gain or loss on the deemed sale of the Digital Angel Corporation common shares. If we elect to make principal redemption payments in shares of our common stock, such payments may result in additional interest expense.

         Subject to certain exempt transactions, including among others the issuances of shares in connection with stock options, share issuances under certain severance agreements with former executives, exercises of warrants currently outstanding including the Warrants, the conversion of the Debentures and issuances of shares for acquisitions or strategic investments, we are not permitted under the terms of the Agreement to incur, create, guarantee, assume or to otherwise become liable on account of an indebtedness other than with a federally regulated financial institution or to increase any amounts owing under any existing obligations or to issue or sell shares of our common stock or equivalents until ninety (90) days after the effective date of the registration statement registering our common shares underlying the Debentures and Warrants. In addition, each Purchaser has the right of first refusal to participate in any future financings made by us in shares of our common stock or common stock equivalents until such time as the Purchaser no longer holds any Debentures.

         As collateral for the Debentures and under the terms of a Security Agreement, we and our wholly-owned subsidiary Computer Equity Corporation have granted to the Purchasers a security interest in all of our accounts receivable, and under the terms of a Pledge Agreement, we have granted to the Purchasers a security interest in up to 15.0 million shares of the Digital Angel Corporation common stock we currently own.

         In connection with the Debentures, we incurred a placement agency fee of $430,000 and we reimbursed one of the Purchasers $50,000 for legal, administrative, due diligence and other expenses incurred to prepare and negotiate the transaction documents.


         Other

         SEC Informal Inquiry
         --------------------

         The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning us. We are fully and voluntarily cooperating with this informal inquiry. At this point, we are unable to determine whether this informal investigation may lead to potentially adverse action.

         Goodwill Impairment
         -------------------

         As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon our adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation wrote down $6.4 million of property and equipment related to software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenue from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

         Nasdaq SmallCap Listing
         -----------------------

         Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain our SmallCap listing, we must continue to comply with the SmallCap's listing requirements and, prior to October 27, 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. On September 10, 2003, our shareholders approved the granting of discretionary authority to our Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for-25, or to determine not to proceed with a reverse stock split. Our Board of Directors may decide to implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of our past acquisitions, the payment of debt obligations to IBM Credit and preferred stock conversions. In addition, our Board of Directors believes that a reverse stock split may facilitate the continued listing of our common stock on the Nasdaq SmallCap Market and may enhance the desirability and marketability of our common stock to the financial community and the investing public.

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

         Severance Agreements
         --------------------

         On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. All of the re-priced options have been exercised. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required us to make payments of roughly $17 million to him (or approximately $3.9 million more than is owed under the severance agreement), a portion of such payments of which could be made in either cash or stock, at our option.

         On March 21, 2003, Jerome C. Artigliere our then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of our common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. All of the re-priced options have been exercised. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.

         As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board, (who is not related to Richard Sullivan) at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of our obligations under Garrett Sullivan's severance agreement that requires us to issue to him 7.5 million shares of our common stock. We issued the shares to Garrett Sullivan on August 19, 2003. In September 2003, Garrett Sullivan surrendered the shares to us. We will reissue the shares to him upon the effectiveness of a registration statement registering the shares.

         Our shareholders have approved the issuance of the common stock and have ratified the re-pricing of the options under the terms of the severance agreements with Richard J. Sullivan and Jerome C. Artigliere and they have approved the issuance of the common stock under the agreements entered into with Garrett Sullivan. The terms of each of the severance agreements were subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which our common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, such issuance may have result in his potentially holding more than 20% of the outstanding shares of our common stock following the issuance of the shares and exercise of options covered by his severance agreement.

         As a result of the terminations of Messrs. Sullivan and Artigliere, we recorded severance expense of $22.0 million during the six-months ended June 30, 2003, including $2.5 million resulting from the re-priced options. On July 25, 2003, our shareholders approved the terms of the severance agreement with Richard J. Sullivan, as discussed above. Since our obligation under the severance agreement was less than our obligation under Richard Sullivan's employment agreement, we will reverse approximately $3.9 million of such severance expense during the three-months ending September 30, 2003.

         Resignation and Appointment

         On September 5, 2003, Digital Angel Corporation announced that Randolph Geissler resigned from his position of Chief Executive Officer of Digital Angel Corporation and that Mr. Geissler had accepted the position of Chief Executive Officer of the Animal Applications and Information/Medical Divisions. In accepting the new position, Mr. Geissler voluntarily agreed to terminate his existing employment agreement with Digital Angel Corporation, which included a change-of-control triggering event provision that would have required a minimum payment of $4.0 million to Mr. Geissler. Accordingly, such $4.0 million payment will not be payable. In his new position, Mr. Geissler has been granted a stock option of 1.0 million shares of Digital Angel Corporation common stock at the current market price.

         Kevin McLaughlin, our President and Chief Operating Officer, has been named Interim Chief Executive Officer of Digital Angel Corporation. Digital Angel Corporation is conducting a search for a permanent Chief Executive Officer. The executive search firm of DHR International has been retained to assist in conducting this search.

BUSINESS SEGMENTS

         As a result of the merger of pre-merger Digital Angel and MAS on March 27, 2002, the significant restructuring of our business during the past year and our emergence as an advanced technology development company, we have re-evaluated and realigned our reporting segments. Effective January 1, 2002, we currently operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc. (formerly the segment known as SysComm International).

         Advanced Technology

         Our Advanced Technology segment represents those businesses that we believe will provide the necessary synergies, support and infrastructure to allow us to develop, promote and fully integrate our technology products and services. This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including government agencies, commercial operations and consumers. Our VeriChip, Thermo Life and PLD products are included in the Advanced Technology segment.

         Revenues from this segment amount to 43.1% of our total revenues for the six-months ended June 30, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 42.1%, 28.5%, and 24.0%, respectively, of our total revenues.

         Customers
         ---------

         Our Advanced Technology segment delivers products and services across a multitude of industries, including government, insurance, utilities, communications and high tech. Some of this segment's largest customers include several agencies of the United States federal government and PSE&G. Other than customary payment terms, we do not offer any financing to our customers.

         Approximately $15.9 million, or 80.4%, $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of our Advanced Technology segment's revenues for the six-months ended June 30, 2003, and for the years 2002 and 2001, respectively, were generated by our wholly-owned subsidiary, Computer Equity Corporation. Approximately 99.0%, 99.1% and 77.7% of Computer Equity Corporation's revenues during the six-months ended June 30, 2003, and for the years 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government. Computer Equity Corporation provides telecommunications products and services. Most of Computer Equity Corporation's business was being performed under a contract vehicle entitled Wire and Cable Service (WACS) that was managed by the General Services Administration (GSA). WACS allowed Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.

         The GSA contracting official responsible for WACS had notified Computer Equity Corporation that the WACS contract was expiring on September 30, 2003. Upon the expiration of WACS, no new WACS tasks can be started; however, tasks started prior to the expiration date can be completed. Due to the nature of the government's budget cycle, projects funded in 2003 with fiscal year 2002 and 2003 funds will be continued with an expected completion date by the end of 2004.

         In January 2003, the WACS contract was replaced with the CONNECTIONS contract. The CONNECTIONS contract has a three-year base term and five successive one-year renewal options and a contract ceiling of $35 billion. The CONNECTIONS contract is similar to the WACS contract in that it will allow Computer Equity Corporation to provide government agencies with equipment and services for campus and building communications networks and related infrastructure without the need to follow the full procurement process for a new contract.

         On July 9, 2003, a wholly owned subsidiary of Computer Equity Corporation, Government Telecommunications, Inc. ("GTI"), announced that it had been awarded a contract from the United States Postal Service valued at approximately $15.0 million to upgrade telecommunications networks at up to 62 postal service facilities. The project is scheduled to be completed by May 2004. In addition, on September 4, 2003, we announced that GTI had received an order valued at more than $6.0 million from the United States Department of Agriculture to deploy leading edge telecommunications technology at the National Finance Center in New Orleans, Louisiana. This project is expected to be completed in early 2004.

         Competitors
         -----------

         Our Advanced Technology segment's competitors include General Dynamics, Inc., Engineering and Professional Services, Inc., CC-ops of California, American Systems Corporation, Nortel, Genesys, Avaya, Aestea, Metrix, People Soft, Cap Gemini, Datalan Corp. and Plural, Inc. We have less than one percent of the federal telecommunications market share. We believe our business to be highly competitive, and we expect that the competitive pressures we face will not diminish. Many of our competitors have greater financial, technological, marketing and other resources than we do.

         Digital Angel Corporation

         Our Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, our approximately 72.9% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical systems represents the business activity of MAS.

         Revenues from this segment amount to 43.0% of our total revenues for the six-months ended June 30, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 33.7%, 22.9% and 16.5%, respectively, of our total revenues.

         Customers
         ---------

         During 2002, the top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County accounted for 31.8% of Digital Angel Corporation's revenues; however, no single customer accounted for more than 10% of revenues. During 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenues, one of which accounted for 10.4% of the segment's revenues.

         Competitors
         -----------

         The animal identification market is highly competitive. The principal competitors in the visual identification market are AllFlex USA, Inc. and Y-Tex Corporation and the principal competitors in the electronic identification market are AllFlex, USA, Inc., Datamars SA and Avid Plc.

         The principal competitor for the Digital Angel product is Whereify Wireless, Inc. We are not aware of any other competitors currently marketing products that compete with the Digital Angel product. However, we are aware of several potential competitors that have expressed an interest in developing and marketing similar technologies. There is no substantial revenue from product sales of any participant in this market.

         The principal competitors for the GPS and Radio Communications division are Tadiran Spectralink Ltd., Smith Group of Companies, Becker Avionic Systems, A.C.R. Electronics Inc. and Securicor Information Systems Ltd.

         Medical Systems competes in the maritime medical advice market with a few foreign government-operated entities. Further, there are several U.S. companies, as well as hospitals, that provide radio medical advice to ships at sea. While we believe that we have a competitive advantage, the barriers to entry into this market are relatively low, and there can be no assurance that other companies will not commence operations similar to those provided by Medical Systems and generate competition that does not now exist.


         InfoTech USA, Inc. (formerly the segment known as SysComm
International)

         Our InfoTech USA, Inc. segment consists of the business operations of our 52.5% majority-owned subsidiary, InfoTech USA, Inc. This segment is a full service provider of Information Technology, or IT, solutions and products. Doing business as "InfoTech," this segment provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and networking maintenance services. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products.

         Revenues from this segment amount to 14.1% of our total revenues for the six-months ended June 30, 2003. As of December 31, 2002, 2001 and 2000, revenues from this segment accounted for 22.8%, 21.9% and 20.2%, respectively, of our total revenues.

         Customers
         ---------

         A significant percentage of InfoTech USA, Inc.'s revenue is derived from sales to customers in educational institutions, the legal and financial community, medical facilities, museums and New York City agencies. Its customer base also includes retailers, manufacturers and distributors. During 2002, five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University accounted for 23%, 22%, 11%, 11% and 11% of InfoTech USA, Inc.'s revenues, respectively. During 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of InfoTech USA, Inc.'s revenues, respectively.

         Competitors
         -----------

         InfoTech USA, Inc. competes in a highly competitive market with IT products and solutions providers that vary greatly in their size and technical expertise. Its primary competitors are Manchester Technologies, Inc., AlphaNet Solution, Inc., En Pointe Technologies, Inc. Micros-to-Mainframes, Inc. and Pomeroy Computer Resources. Additionally, we expect InfoTech USA, Inc. to face further competition from new market entrants and possible alliances between competitors in the future.

         On June 27, 2003, we borrowed $1.0 million from InfoTech USA under the terms of a commercial loan agreement and term note. The loan accrues interest at an annual rate of 16% and interest is payable monthly beginning on July 31, 2003, with principal and accrued interest due June 30, 2004. Under the terms of a Stock Pledge Agreement, we have pledged 750,000 shares of Digital Angel Corporation common stock that we own as collateral for the loan. The proceeds of the loan were used to fund operations.

         All Other

         Business units that were part of our continuing operations and that were closed or sold during the 2001 and 2002 are reported as "All Other."

         "Corporate/Eliminations"

         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation our subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the six-months ended June 30, 2003, is gain on the forgiveness of the IBM debt of $70.4 million and is a severance charge of $22.0 million associated with the termination of certain former officers. Included in "Corporate/Eliminations" for the six-months ended June 30, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

         Prior Segments

         Prior to January 1, 2002, our business was organized into three industry groups or business segments: Applications, Services, and Advanced Wireless. Prior period information has been restated to present our reportable segments on a comparative basis.

         DISCONTINUED OPERATIONS

         On March 1, 2001, our Board of Directors approved a plan to sell Intellesale, Inc. and all of our other non-core businesses. The results of operations, financial condition and cash flows of Intellesale and all of our other non-core businesses have been reported as Discontinued Operations in our financial statements.

         RAW MATERIALS AND SUPPLIES

         To date, we have not been materially adversely affected by the inability to obtain raw material or products. Our Digital Angel Corporation segment relies solely on a production arrangement with Raytheon Corporation for the assembly of its patented syringe-injectable microchips, which are used in all of our implantable electronic identification products. The loss of, or any significant reduction in, the production could have an adverse effect on our and Digital Angel Corporation's businesses.

         SEASONALITY

         No material portion of our business is considered to be seasonal.

         BACKLOG

         At August 15, 2003, we, and our subsidiaries had a backlog of orders of approximately $36.5 million. We expect the majority of this backlog to be filled in 2003 and 2004.

         COMPLIANCE WITH ENVIRONMENTAL REGULATIONS

         Federal, state, and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions we do not foresee that they will have, a material adverse effect on our capital expenditures, earnings, cash flows or our competitive position. We will continue to monitor our operations with respect to potential environmental issues, including changes in legally mandated standards.

         EMPLOYEES

         At August 15, 2003, we employed approximately 399 employees.

         GEOGRAPHIC AREAS

         Currently, we operate in two geographic areas: the United States, which comprises the majority of our operations and the United Kingdom. Our United Kingdom operations consist of a company in our Digital Angel Corporation segment. The majority of our revenues and expenses in each geographic area, both from Continuing and Discontinued Operations, were generated in the same currencies, except as noted below.

         Previously, we operated in Canada. Our Canadian operation was comprised of an automotive manufacturing and engineering company, which was part of our Discontinued Operations, and which we disposed of in January 2002. Approximately 41% and 40% of the manufacturing and engineering company's revenues were generated in U.S. dollars for the years ended December 31, 2001 and 2000, respectively, while 94% and 100% of its expenses were incurred in Canadian dollars during the same respective periods.

         From mid-December 2000 to April 2002, we operated a United Kingdom company in our Advanced Technology segment. Approximately 89% of this company's revenues were generated in foreign currencies during 2002 and 2001, while 45% of its expenses were generated in foreign currencies.

         We did not incur any significant foreign currency gains or losses during the six-months ended June 30, 2003 and the three years ended December 31, 2002.

         PROPERTIES

         At August 15, 2003, we were obligated under leases for approximately 163,183 square feet of facilities, of which 105,456 square feet was for office facilities and 57,727 square feet was for factory and warehouse space. These leases expire at various dates through 2042. In addition, we owned 111,977 square feet of office and manufacturing facilities, of which 78,800 square feet was for manufacturing, factory and warehouse use and 33,177 square feet was for office space.

         The following table sets forth our owned and leased properties by business divisions:

                                                          FACTORY /
                                               OFFICE     WAREHOUSE      TOTAL
                                               ------     ---------      -----
                                                   (AMOUNTS IN SQUARE FEET)
Advanced Technology                             59,331      10,727       70,058
Digital Angel Corporation                       49,458     124,800      174,258
InfoTech USA, Inc.                               9,262       1,000       10,262
All Other                                            -           -            -
Corporate (1)                                   20,582           -       20,582
                                               -------     -------      -------
Continuing Operations                          138,633     136,527      275,160
Discontinued Operations                              -           -            -
                                               -------     -------      -------
         Total                                 138,633     136,527      275,160
                                               =======     =======      =======

(1) Includes office space leased to others.

         The following table sets forth the principal locations of our properties:

                                                          FACTORY /
                                               OFFICE     WAREHOUSE      TOTAL
                                               ------     ---------      -----
                                                   (AMOUNTS IN SQUARE FEET)
California                                     30,957        6,000       36,957
Florida                                         3,894            -        3,894
Louisiana                                           -            -            -
Maryland                                       15,000        4,800       19,800
Minnesota                                       6,000       74,000       80,000
New Hampshire                                  15,856        5,464       21,320
New Jersey (1)                                 20,838        1,000       21,838
New York                                        2,765            -        2,765
Ohio                                                -            -            -
Virginia                                       21,173        5,263       26,436
United Kingdom                                 22,150       40,000       62,150
                                              -------      -------      -------
         Total                                138,633      136,527      275,160
                                              =======      =======      =======

(1) Includes office space leased to others.

         LEGAL PROCEEDINGS

         We, and certain of our subsidiaries, are parties to various legal actions as either plaintiff or defendant and accordingly, have recorded certain reserves of $1.2 million in our financial statements as of June 30, 2003. In our opinion, these proceedings are not likely to have a material adverse affect on our financial position, our cash flows or our overall trends in results. The estimate of the potential impact on our financial position, our overall results of operations or our cash flows for these proceedings could change in the future.

         On January 31, 2002, Treeline, Inc. filed a complaint in the Common Pleas Court of Cuyahoga County, Ohio against us, and one of our subsidiaries, STR, Inc., now known as ARJANG, Inc. ("STR") and another defendant who was formerly an executive of STR, alleging that STR breached its lease agreement with Treeline, Inc. in connection with a facility no longer being used by us. On May 15, 2003, we settled the dispute with Treeline, Inc., subject to certain conditions subsequent. The settlement provides for the issuance of 1.1 million shares of our common stock.

         During the quarter ended March 31, 2002, 510 Ryerson Road Inc. filed a lawsuit against us and one of our subsidiaries in connection with a lease for a facility that we vacated prior to the expiration of the lease and which is no longer in use. The trial date, which was reset for July 2003, has been postponed and has not yet been rescheduled.

         In May 2002, a purported securities fraud class action was filed against us and one of our directors. In the following weeks, fourteen virtually identical complaints were consolidated into a single action, In re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, we entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million will be entirely covered by proceeds from insurance, and is subject to approval by the District Court and review by an independent special litigation committee.

         In July 2002, SRZ Trading LLC filed a derivative complaint in the Circuit Court of Cole County, Missouri against us, and several of our officers and directors. The Missouri action was voluntarily dismissed and re-filed in federal court in the Southern District of Florida. The Florida action was voluntarily dismissed with prejudice in February 2003.

         On May 29, 2001, Janet Silva, individually and as Guardian ad Litem for Jonathan Silva, a minor, and the Estate of Clarence William Silva, Jr. (collectively, "Plaintiffs") filed suit against Customized Services Administrators, Incorporated ("CSA"), Pricesmart, Inc. ("Pricesmart"), Commercial Union Insurance Company ("Commercial Union"), CGU Insurance Group, and Digital Angel Corporation (collectively the "Defendants") in the Superior Court of the State of California in and for the County of Santa Clara. The allegations of the complaint arose from a vacation guarantee insurance policy (the "Insurance Contract") allegedly purchased by Plaintiffs from Defendants on March 6, 2000. The complaint alleges, among other things, that the Defendants breached the terms of the insurance policy, defrauded Plaintiffs, acted in bad faith, and engaged in deceptive and unlawful business practices, resulting in the wrongful death of Clarence William Silva, Jr. (the "Deceased") and the intentional infliction of emotional distress on Plaintiffs. The complaint seeks the cost of funeral and burial expenses of the Deceased and amounts constituting the loss of financial support of the Deceased, general damages, attorney's fees and costs, and exemplary damages. CSA outsourced its travel assistance services to Medical Advisory Systems. CSA filed a cross-claim against Digital Angel Corporation alleging that Digital Angel Corporation should be held liable for any liability that CSA may have to Plaintiffs. Digital Angel Corporation has denied the allegations of the complaint and the CSA cross-claim and is vigorously contesting all aspects of the action. Digital Angel Corporation filed motions for summary judgment/adjudication, which were heard by the Court on June 10, 2003. The motions for summary adjudication or Plaintiffs' causes of action for fraud, insurance, bad faith and unlawful business practices were granted. Digital Angel Corporation's motion for summary adjudication of Plaintiffs' cause of action for breach of insurance contract also was granted. However, the Court gave the Plaintiffs permission to amend their complaint on or before June 13, 2003 with respect to this cause of action. Digital Angel Corporation's motion for summary adjudication of plaintiffs' cause of action for intentional infliction of emotional distress was taken under submission. Its motions for summary adjudication of plaintiffs' cause of action for wrongful death and prayer for punitive damages were denied, but the Plaintiffs agreed that the punitive damages claim applied only to their cause of action for intentional infliction of emotional distress. Therefore, if the Court grants Digital Angel Corporation's motion for summary adjudication of this cause of action, the punitive damage claim should be stricken in its entirety. The trial, which was originally set for August 25, 2003, in the Santa Clara County Superior Court, has been postponed and not yet rescheduled. Digital Angel Corporation believes this lawsuit is defensible, and it intends to defend this matter vigorously. However, if there is an unfavorable outcome of this matter, Digital Angel Corporation believes that its exposure could be in excess of what it has been advised to be the applicable limits of insurance.

                           SELECTED FINANCIAL DATA
         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the six-months ended June 30, 2003 and 2002 and the balance sheet data as of June 30, 2003, are derived from our interim condensed consolidated financial statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2002, 2001, 2000, 1999 and 1998 are derived from our consolidated financial statements. In accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary. In the opinion of management, our unaudited interim consolidated financial statements include all adjustments, which are only normally recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods and results for the six-month period ended June 30, 2003, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2003.

                                      SIX-MONTHS ENDED JUNE 30,               FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                      -------------------------    ------------------------------------------------------------
                                         2003           2002           2002        2001         2000         1999        1998
                                         ----           ----           ----        ----         ----         ----        ----
                                      (UNAUDITED)    (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue                            $ 45,995       $ 54,055      $  99,600    $ 156,314   $ 134,766     $129,064     $74,343
  Cost of goods and services sold        30,814         35,949         67,718      109,839      82,475       74,299      39,856
                                       --------       --------      ---------    ---------   ---------     --------     -------
  Gross profit                           15,181         18,106         31,882       46,475      52,291       54,765      34,487
  Selling, general and
   administrative expense                41,929         47,753         66,450      102,316      61,996       58,960      32,120
  Research and development                2,625          1,761          3,518        8,610       2,504           --          --
  Depreciation and amortization           1,237          2,388          4,773       28,899      11,073        6,560       2,913
  Asset impairment restructuring and
   unusual costs                             --             --         69,382       71,719       6,383        2,550          --
(Gain) loss on extinguishment of debt   (70,392)            --             --       (9,465)         --          249          --
(Gain) loss on sale of subsidiary
 and assets                                  --             --           (132)       6,058        (486)     (20,075)       (733)
  Interest and other income                (438)          (653)        (2,356)      (2,076)     (1,095)        (422)       (291)
  Interest expense                        9,202          6,792         17,524        8,555       5,901        3,478       1,070
                                       --------       --------      ---------    ---------   ---------     --------     -------
  Income (loss) from continuing
   operations before provision
   (benefit) for taxes, minority
   interest, net loss on subsidiary
   stock issuances and merger
   transaction and equity in
   net loss of affiliate                 31,018        (39,935)      (127,277)    (168,141)    (33,985)       3,465        (592)
  Provision (benefit) for income taxes      775             95            326       20,870      (5,040)       1,091         670
                                       --------       --------      ---------    ---------   ----------    --------     -------

  Income (loss) from continuing
   operations before minority
   interest, net loss on
   subsidiary stock
   issuances and merger
   transaction and equity in
   net loss of affiliate                 30,243        (40,030)      (127,603)    (189,011)    (28,945)       2,374      (1,262)
  Minority interest                        (944)          (438)       (18,474)        (718)        229          (46)        120
  Net loss on subsidiary stock
   issuances and merger transaction       1,169          4,282          4,485           --          --           --          --
  Equity in net loss of affiliate            --            291            291          328          --           --          --
                                       --------       --------      ---------    ---------   ---------     --------     -------
  Income (loss) from continuing
   operations                            30,018        (44,165)      (113,905)    (188,621)    (29,174)       2,420      (1,382)
  Income (loss) from discontinued
   operations, net of income taxes           --             --             --          213     (75,702)       3,012       6,072
   (Loss) income on disposal of
   discontinued operations,
   including provision for operating
   losses during phase-out period,
   net of tax benefit                      (592)           224          1,420      (16,695)     (7,266)          --          --
                                       --------       --------      ---------    ---------   ----------    --------     -------
  Net income (loss)                      29,426        (43,941)      (112,485)    (205,103)   (112,142)       5,432       4,690
  Preferred stock dividends and other        --             --             --       (1,147)       (191)          --         (44)
   accretion of beneficial
   conversion feature of preferred
   stock                                     --             --             --       (9,392)     (3,857)          --          --
                                       --------       --------      ---------    ---------   ---------     --------     -------
  Net income (loss) available to
   common Shareholders                 $ 29,426       $(43,941)     $(112,485)   $(215,642)  $(116,190)    $  5,432     $ 4,646
                                       ========       ========      =========    =========   =========     ========     =======

                                     28


                                       SIX-MONTHS ENDED JUNE 30,              FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                       -------------------------    -----------------------------------------------------------
                                         2003           2002           2002        2001        2000          1999         1998
                                         ----           ----           ----        ----        ----          ----         ----
                                      (UNAUDITED)    (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) per common
 share - basic:
  Continuing operations                $   0.10       $  (0.17)     $   (0.42)   $   (1.17)  $   (0.52)    $   0.06     $ (0.05)
  Discontinued operations                    --             --             --        (0.10)      (1.30)        0.06        0.19
                                       --------       --------      ---------    ---------   ---------     --------     -------

    Net income (loss) per common
     share-basic                       $   0.10       $  (0.17)     $   (0.42)   $   (1.27)  $   (1.82)    $   0.12     $  0.14
                                       ========       ========      =========    =========   =========     ========     =======

Net income per (loss) common
 share - diluted:
  Continuing operations                $   0.10       $  (0.17)     $   (0.42)   $   (1.17)  $   (0.52)    $   0.05     $ (0.05)
  Discontinued operations                 (0.01)            --             --        (0.10)      (1.30)        0.06        0.17
                                       --------       --------      ---------    ---------   ---------     --------     -------

    Net income (loss) per common
     share-diluted                     $   0.09       $  (0.17)     $   (0.42)   $   (1.27)  $   (1.82)    $   0.11     $  0.12
                                       ========       ========      =========    =========   =========     ========     =======

Average common shares outstanding:
  Basic                                 296,052        260,869        269,232      170,009      63,825       46,814      32,318
  Diluted                               310,394        260,869        269,232      170,009      63,825       50,086      34,800


                                                       AS OF JUNE 30,                   AS OF DECEMBER 31,
                                                       -------------- ----------------------------------------------------
                                                           2003          2002       2001       2000      1999       1998
                                                           ----          ----       ----       ----      ----       ----
                                                       (UNAUDITED)                   (AMOUNTS IN THOUSANDS)
        BALANCE SHEET DATA:
        Cash and cash equivalents                       $  6,546      $  5,818    $  3,696  $  8,039   $  2,181    $ 1,936
        Due from buyers of divested subsidiary                --            --       2,625        --     31,302         --
        Property and equipment                             9,479         9,822      20,185    21,368      6,649      8,933
        Goodwill                                          68,266        67,818      90,831   166,024     24,285     23,786
        Net (liabilities) assets of discontinued
         operations                                       (9,769)       (9,368)     (9,460)    8,076     75,284     37,320

        Total assets                                     115,459       117,233     167,489   319,451    186,605     71,613
        Long-term debt                                     6,189         3,346       2,586    69,146     33,260      1,864
        Total debt                                        12,682        85,225      86,422    74,374     62,915     26,055
        Minority interest                                 18,880        18,422       4,460     4,879      1,292      1,300
        Redeemable preferred stock and option                 --            --       5,180    18,620         --         --
        Stockholders' equity (deficit)                    14,314       (36,092)     28,119   160,562     92,936     67,560

        Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS
   142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually.

       The following table presents the impact of FAS 142 on our selected financial data as indicated:

                                                                 YEAR ENDED     YEAR ENDED    YEAR ENDED
                                                                DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                                    2001           2000          1999
                                                                    ----           ----          ----
          Net (loss) income available to common stockholders:
          Net (loss) income available to common stockholders
            As reported                                           $(215,642)     $(116,190)     $ 5,432
          Add back: Goodwill amortization                            21,312          9,415        2,602
          Add back: Equity method investment amortization             1,161             --           --
                                                                  ---------      ---------      -------
          Adjusted net (loss) income                              $(193,169)     $(106,775)     $ 8,034
                                                                  =========      =========      =======

          Earnings (loss) per common share - basic
          Net (loss) income per share - basic, as reported        $   (1.27)     $   (1.82)     $  0.12
          Goodwill amortization                                        0.12           0.15         0.05
          Equity method investment amortization                        0.01             --           --
                                                                  ---------      ---------      -------
          Adjusted net (loss) income - basic                      $   (1.14)     $   (1.67)     $  0.17
                                                                  =========      =========      =======

          Earnings (loss) per share - diluted
          Net (loss) income per share - diluted, as reported      $   (1.27)     $   (1.82)     $  0.11
          Goodwill amortization                                        0.12           0.15         0.05
          Equity method investment amortization                        0.01             --           --
                                                                  ---------      ---------      -------
          Adjusted net (loss) income per share - diluted          $   (1.14)     $   (1.67)     $  0.16
                                                                  =========      =========      =======


        We have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

                  SELECTED QUARTERLY RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, our consolidated financial information for the last twelve quarters. We prepared this information using our unaudited interim consolidated financial statements that, in our opinion have been prepared on a basis consistent with our annual consolidated financial statements. We believe that these interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our financial statements and notes to financial statements. The operating results for any quarter do not necessarily indicate the results expected for any future period.

         Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. In accordance with the requirements of FAS 145, we have reclassified the $9.5 million gain on extinguishment of debt recorded in 2001 as a component of continuing operations. This amount was previously recorded as extraordinary.

         The following tables presents the impact of FAS 142 on net loss and net loss per share for each of the 2001 quarters presented as if the standard been in effect beginning January 1, 2000:


                                                                  FIRST      SECOND     THIRD      FOURTH      FULL
                                                                 QUARTER    QUARTER    QUARTER     QUARTER     YEAR
                                                                 -------    -------    -------     -------     ----
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

       2003
       Total revenue                                            $ 25,106   $ 20,889         N/A        N/A   $  45,995
       Gross profit                                                8,969      6,212         N/A        N/A      15,181
       Net income (loss) from continuing operations              (26,783)    56,801         N/A        N/A      30,018
       Loss from discontinued operations                            (157)      (435)        N/A        N/A        (592)
       Basic net income (loss) per share from continuing
        operations                                                 (0.10)      0.18         N/A        N/A        0.10
       Basic net income (loss) per share from discontinued
        operations                                                    --         --         N/A        N/A          --
       Diluted net income (loss) per share from continuing
        operations                                                 (0.10)      0.18         N/A        N/A        0.10
       Diluted net income (loss) per share from discontinued          --      (0.01)        N/A        N/A       (0.01)
        operations

       2002
       Total revenue                                            $ 28,219   $ 25,836   $  23,903   $ 21,642   $  99,600
       Gross profit                                                9,378      8,728       8,735      5,041      31,882
       Net income (loss) from continuing operations              (24,692)   (19,473)     (5,751)   (63,989)   (113,905)
       Net income (loss) from discontinued operations                687       (463)       (119)     1,315       1,420
       Basic and diluted net income (loss) per share from
        continuing operations                                      (0.10)     (0.07)      (0.02)     (0.23)      (0.42)
       Basic and diluted net income (loss) per share from
        discontinued operations                                     0.01      (0.01)         --         --          --

       2001 - AS REPORTED
       Net operating revenue                                    $ 47,409   $ 39,871   $  41,366   $ 27,668   $ 156,314
       Gross profit                                               17,348     14,311       6,522      8,294      46,475
       Loss from continuing operations                           (11,393)   (19,881)   (109,349)   (47,998)   (188,621)
       (Loss) income from discontinued operations                    213    (21,789)       (748)     5,842     (16,482)
       Net loss                                                  (11,180)   (41,670)   (110,097)   (42,156)   (205,103)
       Basic loss per share from continuing operations             (0.13)     (0.15)      (0.56)     (0.18)      (1.17)
       Diluted loss per share from continuing operations           (0.13)     (0.15)      (0.56)     (0.18)      (1.17)
       Basic loss per share from discontinued operations              --      (0.16)         --       0.02       (0.10)
       Diluted loss per share from discontinued operations            --      (0.16)         --       0.02       (0.10)

       2001 - ADJUSTED FOR CHANGE IN METHOD OF ACCOUNTING FOR
        GOODWILL
       Net operating revenue                                    $ 47,409   $ 39,871   $  41,366   $ 27,668   $ 156,314
       Gross profit                                               17,348     14,311       6,522      8,294      46,475
       Loss from continuing operations                            (5,865)   (13,756)   (103,036)   (43,491)   (166,148)
       (Loss) income from discontinued operations                    213    (21,789)       (748)     5,842     (16,482)
       Net loss                                                   (5,652)   (35,545)   (103,784)   (37,649)   (182,630)
       Basic loss per share from continuing operations             (0.06)     (0.10)      (0.52)     (0.18)      (0.97)
       Diluted loss per share from continuing operations           (0.06)     (0.10)      (0.52)     (0.18)      (0.97)
       Basic loss per share from discontinued operations              --      (0.16)         --       0.02       (0.10)
       Diluted loss per share from discontinued operations            --      (0.16)         --       0.02       (0.10)

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

         Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, some accounting policies have a significant impact on the amount reported in these financial statements. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. We believe our most critical accounting policies include revenue recognition, software revenue recognition, VeriChip revenue recognition, stock-based compensation, proprietary software in development, goodwill and other intangible assets and legal contingencies as explained below.

REVENUE RECOGNITION

         For programming, consulting and software licensing services and construction contracts, we recognize revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary.

         For product sales, we recognize revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exists, revenue is recognized when such uncertainties are resolved.

         Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. We do not experience significant product returns, and therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales, because the manufacturer provides the warranty. We do not offer a warranty policy for services to our customers. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

SOFTWARE REVENUE RECOGNITION

         For those arrangements where our contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract that specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. Our contracts do not include unspecified upgrades and enhancements. For those arrangements where our contracts to deliver software require significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts is essential to the functionality of other elements in the contract and is not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

VERICHIP REVENUE RECOGNITION

         Distributor Rights Fees

         As of June 30, 2003, we have recognized $0.1 million in revenue associated with our VeriChip product. All remaining distributor and contract fees are recorded as deferred revenue on our balance sheet at June 30, 2003, and included in accrued expenses. We recognize revenue associated with the distributor rights, product sales and monitoring services based upon the following policy:

         The nonrefundable portion of the upfront fee paid for exclusive distributor rights is recognized over the initial term of the distributor agreement. The initial term starts with the first product sale under the agreement, not the contract period itself. The formula used to calculate this amount is an amount equal to the percentage that each product order represents in relation to the minimum product order quantities required by the agreement. Until the amount of product returns can be reasonably estimated, no revenues will be recognized until the expiration of the period of time the distributor has to accept or reject the products as provided in their agreements.

         If the distributor materially breaches their agreement and this breach results in the loss of their exclusive distributor rights but not their non-exclusive distributor rights, the balance of the non-amortized upfront fees will continue to be recognized ratably over the remaining life of their agreement. The formula previously described will be used to recognize these remaining fees unless no orders are placed. If this is the case, then the recognition of revenue from the remaining portion of non-amortized fees will be delayed until the expiration of the contract term.

         If a contract breach results in the loss of all distributor rights and the only way to remain a distributor is to pay an additional substantial monetary penalty, then the remaining portion of the initial distributor fee will be recognized as revenues in the month in which the contract requirement is breached.

         Product Sales

         Revenue from the sale of products such as microchips and scanners is recorded at gross with a separate display of cost of sales. Until the amount of returns can be reasonably estimated, revenues will not be recognized until the expiration of the period of time the distributor has to accept or reject the products as provided in their distributor agreement. Once the amount of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title.

         Since the final use of the product is unknown at the time it is shipped to the distributor, and end users may choose from a number of non-proprietary monitoring services or choose none at all, and the monitoring services are not essential to the functionality of all chips, we will not attempt to bundle the revenue from the sale of chips with potential future revenues from a monitoring service.

         Monitoring Services

         Monitoring services are treated as a separate earnings process from product sales. Revenues from this service will be recognized on a straight-line basis over the term of the service agreement.

STOCK-BASED COMPENSATION

         We account for our employee stock-based compensation plans in accordance with APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, and the disclosure provisions of SFAS No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation. Accordingly, no compensation cost is recognized for any of our fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs are recognized immediately. We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123. Under variable accounting, changes in the underlying price of our stock may have a significant impact to earnings. A rise in the stock price would be treated as additional compensation expense and a decrease in the stock price would result in a reduction of reported compensation expense. During 2001, we re-priced 19.3 million stock options. As a result, we have recorded non-cash compensation expense of $0.7 million and $5.3 million in 2002 and 2001, respectively.

PROPRIETARY SOFTWARE IN DEVELOPMENT

         In accordance with Statement of Financial Accounting Standards
(FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, we have capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years. Future events such as market conditions, customer demand, or technological obsolescence could cause us to conclude that the software is impaired. The determination of the possible impairment expense requires management to make estimates that effect our consolidated financial statements.

GOODWILL AND OTHER INTANGIBLE ASSETS

         Up through 2001, we reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. We annually performed undiscounted cash flows analyses by business unit to determine if impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. We recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively.

         On January 1, 2002 we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142). SFAS 142 eliminates the amortization of goodwill and instead requires that goodwill be tested for impairment at least annually. Intangible assets deemed to have indefinite life under SFAS 142, such as goodwill, are no longer amortized, but instead reviewed at least annually for impairment. Goodwill amortization amounted to $21.3 million during 2001. Intangible assets with finite lives are amortized over the useful life. As part of the implementation of SFAS 142, we were required to complete a transitional impairment test of goodwill and other intangible assets. There was no impairment of goodwill upon the adoption of FAS 142. Annually, we will test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year. Based upon this annual test, we recorded a goodwill impairment of approximately $62.2 million at December 31, 2002, for goodwill associated with our Digital Angel Corporation segment. In addition, future events such as market conditions or operational performance of our acquired businesses could cause us to conclude that additional impairment exists. Any resulting impairment loss could also have a material adverse impact on our financial condition and results of operations.

LEGAL CONTINGENCIES

         We are currently involved in certain legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS No. 145). FAS No. 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item. Also, the exception to applying Opinion 30 is eliminated. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS No. 145 had the effect of reducing our loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001, and of reducing our income from continuing operations and eliminating an extraordinary loss as previously reported for the year ended December 31, 1999.

         In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities (FAS No. 146). This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. We adopted this statement on January 1, 2003. The adoption of FAS No. 146 did not have a material impact on our operations or financial position.

         In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123 (FAS No. 148). This Statement amends SFAS 123, Accounting for Stock-Based Compensation (FAS No. 123), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. We intend to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. FAS No. 148's amendment of the transition and annual disclosure provisions of FAS No. 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. We have adopted the disclosure provisions of FAS No. 148 effective December 31, 2002.

         In November 2002, the FASB issued FIN 45, Disclosure in Management's Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations (FIN 45). FIN 45 requires a registrant to provide an explanation of its off-balance sheet arrangements in a separately captioned subsection of the "Management's Discussion and Analysis" section of a registrant's disclosure documents. It also requires registrants to provide an overview of certain known contractual obligations in a tabular format. We must adopt the disclosure provisions of FIN 45 in our registration statements, annual reports, proxy statements or information statements that are required to include our financial statements for the year ended December 31, 2003.

         On January 17, 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities (FIN 46). The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary:"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective immediately for VIEs created after January 31, 2003. A company with a variable interest in a VIE created before February 1, 2003, must apply the provisions of FIN 46 no later than the beginning of the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN 46 did not have an impact on our financial position or results of operations.

         In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS No. 150). FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. FAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We will adopt the provisions of FAS No. 150 effective July 1, 2003. We have not yet determined the impact, if any, of the adoption of FAS No. 150 on our financial position.

                      RESULTS OF CONTINUING OPERATIONS


         The following table summarizes our results of operations as a percentage of net operating revenue for the three and six-month periods ended June 30, 2003 and 2002, and is derived from the unaudited consolidated statements of operations included in this prospectus.

                                                                      ----------------------    ---------------------
                                                                          RELATIONSHIP TO          RELATIONSHIP TO
                                                                             REVENUE                  REVENUE
                                                                        THREE-MONTHS ENDED        SIX-MONTHS ENDED
                                                                             JUNE 30,                 JUNE 30,
                                                                      ----------------------    ---------------------
                                                                         2003        2002        2003         2002
                                                                         ----        ----        ----         ----
                                                                           %           %          %            %
                                                                           -           -          -            -
Product revenue                                                           83.3        82.2        83.5         82.0
Service revenue                                                           16.7        17.8        16.5         18.0
                                                                      ----------------------    ---------------------
Total revenue                                                            100.0       100.0       100.0        100.0
Cost of products sold                                                     62.6        57.7        59.2         58.1
Cost of services sold                                                      7.7         8.5         7.8          8.4
                                                                      ----------------------    ---------------------
Total cost of products and services sold                                  70.3        66.2        67.0         66.5
                                                                      ----------------------    ---------------------
Gross profit                                                              29.7        33.8        33.0         33.5
Selling, general and administrative expenses                             (59.7)      (71.2)      (91.2)       (88.3)
Research and development                                                  (6.8)       (3.0)       (5.7)        (3.3)
Depreciation and amortization                                             (2.9)       (5.4)       (2.7)        (4.4)
Gain on forgiveness of debt                                              337.0          --       153.0           --
Interest and other income                                                  1.0         2.1         1.0          1.2
Interest expense                                                         (21.9)      (18.3)      (20.0)       (12.6)
                                                                      ----------------------    ---------------------
Income (loss) from continuing operations before taxes,
  minority interest, net loss on subsidiary stock
  issuances and merger transaction and equity in net loss
  of affiliate                                                           276.4       (62.0)       67.4        (73.9)
Provision (benefit) for income taxes                                       4.6          --         1.7          0.2
                                                                      ----------------------    ---------------------
Income (loss) from continuing operations before minority
  interest, net loss on subsidiary stock issuances and
  merger transaction and equity in net loss of affiliate                 271.8       (62.0)       65.7        (74.1)
Minority interest                                                         (3.9)       (1.6)       (2.1)        (0.8)
Net loss on subsidiary stock issuances and merger
  transaction                                                              3.8        15.0         2.5          7.9
Equity in net loss of affiliate                                             --          --          --          0.5
                                                                      ----------------------    ---------------------
Income (loss) from continuing operations                                 271.9       (75.4)       65.3        (81.7)
(Loss) income from discontinued operations, net of income taxes           (2.1)       (1.8)       (1.3)         0.4
                                                                      ----------------------    ---------------------
Net income (loss)                                                        269.8       (77.2)       64.0        (81.3)
                                                                      ======================    =====================

         REVENUE

         Revenue from continuing operations for the three-months ended June 30, 2003, decreased $4.9 million, or 19.1%, to $20.9 from $25.8 million in the three-months ended June 30, 2002. Revenue from continuing operations for the six-months ended June 30, 2003, decreased $8.1 million, or 14.9%, to $46.0 from $54.1 million in the six-months ended June 30, 2002.

         Revenue from continuing operations during the three and six-months ended June 30, 2003, and 2002 by segment was as follows:

                                                             THREE-MONTHS ENDED JUNE 30,
                                                                   (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                        2003                                     2002
                                                        ----                                     ----
                                 ------------------------------------------------------------------------------------
                                       Product       Service       Total        Product       Service         Total
                                       -------       -------       -----        -------       -------         -----

Advanced Technology                    $ 5,924        $2,615       $8,539       $ 8,528        $3,368        $11,896
Digital Angel Corporation                8,138           242        8,380         8,584           577          9,161
InfoTech USA, Inc.                       3,333           637        3,970         4,127           668          4,795
All Other                                   --            --           --            --            --             --
Corporate / Eliminations                    --            --           --            (2)          (14)           (16)
                                 ------------------------------------------------------------------------------------
Total                                  $17,395        $3,494      $20,889       $21,237        $4,599        $25,836
                                 ====================================================================================


                                                             SIX-MONTHS ENDED JUNE 30,
                                                                  (IN THOUSANDS)
                                 ------------------------------------------------------------------------------------
                                                        2003                                     2002
                                                        ----                                     ----
                                 ------------------------------------------------------------------------------------
                                       Product       Service       Total        Product       Service         Total
                                       -------       -------       -----        -------       -------         -----

Advanced Technology                    $14,255        $5,565      $19,820       $13,431        $6,984        $20,415
Digital Angel Corporation               18,896           775       19,671        16,035           880         16,915
InfoTech USA, Inc.                       5,267         1,237        6,504        13,820         1,480         15,300
All Other                                   --            --           --         1,014           375          1,389
Corporate / Eliminations                    --            --           --            --            36             36
                                 ------------------------------------------------------------------------------------
Total                                  $38,418        $7,577      $45,995       $44,300        $9,755        $54,055
                                 ====================================================================================

         Advanced Technology segment's revenue decreased $3.4 million and $0.6 million in the three and six-month periods ended June 30, 2003, respectively, when compared to the three and six-month period ended June 30, 2002. When compared to the amounts for the three-months ended June 30, 2003, product revenue decreased by $2.6 million, or 30.5%, and service revenue decreased by $0.8 million, or 22.4%. When compared to the amounts for the six-months ended June 30, 2003, product revenue increased by $0.8 million, or 6.1%, and service revenue decreased by $1.4 million, or 20.3%. We attribute the decrease in product revenue during the three-months ended June 30, 2003, primarily to a delay in government contract projects. We attribute the increase in product revenue during the six-months ended June 30, 2003 to an increase in government contract sales during the first three months of 2003. We attribute the decreases in service revenues to reduced sales of software and other technology services and to the sale of one of the businesses in this group during the fourth quarter of 2002.

         Digital Angel Corporation segment's revenue decreased $0.8 million and increased $2.8 million in the three and six-month periods ended June 30, 2003, respectively, when compared to the three and six-month periods ended June 30, 2002. When compared to the amounts for the three-months ended June 30, 2002, product revenue decreased by $0.4 million, or 5.2%, and service revenue decreased by $0.3 million, or 58.1%. When compared to the amounts for the six-months ended June 30, 2002, product revenue increased by $2.9 million, or 17.8%, and service revenue decreased by $0.1 million, or 11.9%. We attribute the decrease in product revenue for the three months ended June 30, 2003, primarily to higher sales in the three-months ended June 30, 2002, as sales were delayed in the first quarter of 2002. We attribute the increase in product sales for the six-months ended June 30, 2003, primarily to an increase in sales to fish and wildlife industry customers and companion animal microchip sales in North America and Europe. We attribute the decreases in service revenue to the cancellation of a significant software contract in February 2003.

         InfoTech USA, Inc. segment's's revenue decreased $0.8 million and $8.8 million in the three and six-months ended June 30, 2003, respectively, when compared the three and six-month periods ended June 30, 2002. When compared to the amounts for the three-months ended June 30, 2002, product revenue decreased by $0.8 million, or 19.2%, and service revenue remained relatively constant When decreased by $0.0 million, or 4.6%. When compared to the amounts for the six-months ended June 30, 2002, product revenue decreased by $8.6 million, or 61.9%, and service revenue decreased by $0.2 million, or 16.4%. The decreases in both periods were due to a continued soft market in both product sales and service sales combined with our decision in April 2002 to cease selling some of our lower margin computer hardware and focus on the higher margin products and related technical services.

         All Other had no revenue for the three-months ended June 30, 2003 and 2002, and the six-months ended June 30, 2003, compared to revenue of $1.4 million during the six-months ended June 30, 2002, due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         GROSS PROFIT AND GROSS PROFIT MARGIN

         Gross profit from continuing operations for the three-months ended June 30, 2003, decreased $2.5 million, or 28.8%, to $6.2 million from $8.7 million for the three-months ended June 30, 2002. Gross profit from continuing operations for the six-months ended June 30, 2003, decreased $2.9 million, or 16.1%, to $15.2 million from $18.1 million in six-months ended June 30, 2002. Our gross profit margin was 29.7% and 33.0% of revenue, respectively, for the three and six-months ended June 30, 2003, and 33.8% and 33.5% of revenue, respectively, for the three and six-months ended June 30, 2002.

         Gross profit from continuing operations during the three and six-months ended June 30, 2003, and 2002 by segment was as follows:

                                                                      THREE-MONTHS ENDED JUNE 30,
                                                                             (IN THOUSANDS)
                                        ---------------------------------------------------------------------------------
                                                               2003                                  2002
                                                               ----                                  ----
                                        ---------------------------------------------------------------------------------
                                              Product       Service       Total        Product      Service       Total
                                              -------       -------       -----        -------      -------       -----

Advanced Technology                            $  779        $1,621       $2,400        $1,817       $1,805       $3,622
Digital Angel Corporation                       3,231            26        3,257         3,827          330        4,157
InfoTech USA, Inc.                                313           242          555           691          273          964
All Other                                          --            --           --            --           --           --
Corporate / Eliminations                           --            --           --            --          (15)         (15)
                                        ---------------------------------------------------------------------------------
Total                                          $4,323        $1,889       $6,212        $6,335       $2,393        8,728
                                        =================================================================================

                                                                        SIX-MONTHS ENDED JUNE 30,
                                                                             (IN THOUSANDS)
                                        ---------------------------------------------------------------------------------
                                                               2003                                  2002
                                                               ----                                  ----
                                        ---------------------------------------------------------------------------------
                                              Product       Service       Total        Product      Service       Total
                                              -------       -------       -----        -------      -------       -----

Advanced Technology                           $ 2,078        $3,390      $ 5,468       $ 3,428       $3,787      $ 7,215
Digital Angel Corporation                       8,506           164        8,670         6,978          382        7,360
InfoTech USA, Inc.                                590           453        1,043         1,651          679        2,330
All Other                                          --            --           --           826          339        1,165
Corporate / Eliminations                           --            --           --            --           36           36
                                        ---------------------------------------------------------------------------------
Total                                         $11,174        $4,007      $15,181       $12,883       $5,223      $18,106
                                        =================================================================================

        Gross profit margin from continuing operations during the three and six-months ended June 30, 2003 and 2002, by segment was as follows:

                                                                   THREE-MONTHS ENDED JUNE 30,
                                        ---------------------------------------------------------------------------------
                                                               2003                                  2002
                                                               ----                                  ----
                                        ---------------------------------------------------------------------------------
                                              Product       Service         Total      Product      Service        Total
                                              -------       -------         -----      -------      -------        -----
                                                    %             %             %            %            %            %
                                                    -             -             -            -            -            -
Advanced Technology                              13.1          62.0          28.1         21.3         53.6         30.4
Digital Angel Corporation                        39.7          10.7          38.9         44.6         57.2         45.4
InfoTech USA, Inc.                                9.4          38.1          14.0         16.7         40.9         20.1
All Other                                          --            --            --           --           --           --
Corporate / Eliminations                           --            --            --           --          N/A          N/A
                                        ---------------------------------------------------------------------------------
Total                                            24.9          54.1          29.7         29.8         52.0         33.8
                                                 ----          ----          ----         ----         ----         ----
                                        =================================================================================

                                                                   SIX-MONTHS ENDED JUNE 30,
                                        ---------------------------------------------------------------------------------
                                                               2003                                  2002
                                                               ----                                  ----
                                        ---------------------------------------------------------------------------------
                                              Product       Service         Total      Product      Service        Total
                                              -------       -------         -----      -------      -------        -----
                                                    %             %             %            %            %            %
                                                    -             -             -            -            -            -
Advanced Technology                              14.6          60.9          27.6         25.5         54.2         35.3
Digital Angel Corporation                        45.0          21.2          44.1         43.5         43.4         43.5
InfoTech USA, Inc.                               11.2          36.7          16.1         11.9         45.9         15.2
All Other                                          --            --            --         81.5         90.4         83.9
Corporate / Eliminations                           --            --            --           --          N/A          N/A
                                        ---------------------------------------------------------------------------------
Total                                            29.1          52.9          33.0         29.1         53.5         33.5
                                        =================================================================================


Advanced Technology segment's gross profit decreased $1.2 million in the three-months ended June 30, 2003, and margin decreased to 28.1% from 30.4% when compared to the three-months ended June 30 2002. Gross profit decreased $1.7 million in the six-months ended June 30, 2003, and margin decreased to 27.6% from 35.3% when compared to the six-months ended June 30, 2002. We attribute the overall decrease in gross profit primarily to the reduction in sales during the first three and six- months of 2003, and the decrease in margin primarily to the reduction in sales of software and other higher-margin products.

         Digital Angel Corporation segment's gross profit decreased $0.9 million in the three-months ended June 30, 2003, and margins decreased to 38.9% in the three-months ended June 30, 2003 from 45.4% in the three-months ended June 30, 2002. Gross profit increased $1.3 million in the six- months ended June 30, 2003, while margins increased to 44.1% in the six- months ended June 30, 2003 from 43.5% in the six-months ended June 30, 2002. We attribute the decrease in gross profit for the three months ended June 30, 2003, primarily to the reduced sales during the three months ended June 30, 2003. We attribute the increase in gross profit for the six months ended June 30, 2002, primarily to the previously mentioned sales increase. We attribute the decreases in gross profit margins primarily to lower margins on service revenue.

         InfoTech USA, Inc. segment's gross profit decreased $0.4 million in the three-months ended June 30, 2003, and margin decreased to 14.0% in the three-months ended June 30, 2003, from 20.1% in the three-months ended June 30, 2002. Gross profit decreased $1.3 million in the six-months ended June 30, 2003, and margin increased to 16.1% in the six-months ended June 30, 2003, from 15.2% in the six-months ended June 30, 2002. The decrease in gross profit was primarily due to the overall decrease in revenue. The decrease in gross margin to 14.0% in the three-months ended June 30, 2003, from 20.1% in the three-months ended June 30, 2002, was primarily a result of a large volume low margin sale during the current quarter.

         All Other had no gross margin for the three-months ended June 30, 2003 and 2002, and the six-months ended June 30, 2003, compared to gross margin of $1.2 million during the six-months ended June 30, 2002, due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expenses from continuing operations was $12.5 million in the three-months ended June 30, 2003, a decrease of $5.9 million, or 32.2%, from $18.4 million in the three- months ended June 30, 2002. Selling, general and administrative expenses from continuing operations was $41.9 million in the six-months ended June 30, 2003, a decrease of $5.8 million, or 12.2%, from $47.8 million in the six-months ended June 30, 2002. As a percentage of total revenue, selling, general and administrative expenses from continuing operations decreased to 59.7% in the three-months ended June 30, 2003, from 71.2% in the three-months ended June 30, 2002 and increased to 91.2% in the six-months ended June 30, 2003, from 88.3% in the six- months ended June 30, 2002.

         Selling, general and administrative expense from continuing operations during the three and six-months ended June 30, 2003 and 2002, by segments was as follows:

                                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  JUNE 30,                     JUNE 30,
                                                               (IN THOUSANDS)               (IN THOUSANDS)
                                                          -------------------------     -----------------------
                                                                2003          2002           2003         2002
                                                                ----          ----           ----         ----
Advanced Technology                                          $ 2,405       $ 4,366        $ 4,681      $ 6,718
Digital Angel Corporation                                      3,897         3,713          7,899        6,841
InfoTech USA, Inc.                                               667           917          1,562        2,100
All Other                                                       (325)          (33)          (328)         880
Corporate / Eliminations                                       5,817         9,421         28,115       31,214
                                                          -------------------------     -----------------------
Total                                                        $12,461       $18,384        $41,929      $47,753
                                                          =========================     =======================

       Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  JUNE 30,                     JUNE 30,
                                                           -----------------------     -----------------------
                                                              2003          2002           2003         2002
                                                              ----          ----           ----         ----
                                                               %             %              %            %
                                                               -             -              -            -
Advanced Technology                                           28.2          36.7           23.6         32.9
Digital Angel Corporation                                     46.5          40.5           40.2         40.4
InfoTech USA, Inc.                                            16.8          19.1           24.0         13.7
All Other                                                       --           N/A             --         63.4
Corporate / Eliminations(1)                                   27.9          36.5           61.1         57.7
                                                           -----------------------     -----------------------
Total                                                         59.7          71.2           91.2         88.3
                                                           =======================     =======================

(1) Corporate's percentage has been calculated as a percentage of total revenue.

         Advanced Technology segment's selling general and administrative expense decreased $2.0 million, or 44.9%, to $2.4 million in the three-months ended June 30, 2003 from $4.4 million in the three-months ended June 30, 2002. Selling general and administrative expense decreased $2.0 million, or 30.3%, to $4.7 million in the six-months ended June 30, 2003 from $6.7 million in the six-months ended June 30, 2002. As a percentage of revenue, selling, general and administrative expense decreased in the three and six-month periods ended June 30, 2003. We attribute the decreases primarily to decreased legal and other costs associated with a lawsuit that was settled on July 15, 2002, and to the sale of one of the businesses in this group during the fourth quarter of 2002.

         Digital Angel Corporation segment's selling general and administrative expense increased $0.2 million, or 5.0%, to $3.9 million in the three- months ended June 30, 2003, from $3.7 million in the three-months ended June 30, 2002. Selling general and administrative expense increased $1.1 million, or 15.5%, to $7.9 million in the six-months ended June 30, 2003, from $6.8 million in the six-months ended June 30, 2002. We attribute the increases primarily to additional consulting expenses associated with the VeriChip product distribution and licensing agreement and additional board of director related expenses. As a percentage of revenue, selling, general and administrative expense increased during the three-month period ended June 30, 2003, due primarily to the reduction in sales during the period. As a percentage of revenue, selling, general and administrative expense remained relatively constant during the six-months ended June 30, 2003, as compared to the six-months ended June 30, 2002.

         InfoTech USA, Inc. segment's selling general and administrative expense decreased $0.3 million, or 27.3%, to $0.7 million in the three-months ended June 30, 2003, from $0.9 million in the three-months ended June 30, 2002. Selling general and administrative expense decreased
$0.5 million, or 25.6%, to $1.6 million in the six-months ended June 30, 2003, from $2.1 million in the six-months ended June 30, 2002. We attribute the decreases primarily to layoffs, the elimination of expenses related to the Shirley, New York facility, which was sold in January 2002, and other cost control programs. As a percentage of revenue, selling general and administrative expense decreased in the three-months period ended June 30, 2003, and increased in the six-months ended June 30, 2003.

         All Other's selling, general and administrative expenses decreased $0.3 million, or 884.8%, in the three-months ended June 30, 2003, from $0.0 million in the three-months ended June 30, 2002. Selling general and administrative expense decreased $1.2 million, or 137.3%, to $0.3) million in the six-months ended June 30, 2003, from $0.9 million in the six-months ended June 30, 2002. The decreases resulted primarily from the settlement of certain litigation for less than anticipated during the three-months ended June 30, 2003, and the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         "Corporate / Eliminations" selling, general and administrative expenses decreased $3.6 million, or 38.1%, to $5.8 million in the three-months ended June 30, 2003, from $9.4 million in the three-months ended June 30, 2002. We attribute the decrease primarily to the following factors: 1). We incurred a charge of approximately $3.4 million during the three- months ended June 30, 2002, for valuation reserves associated with notes receivable for stock issuances; 2). We reduced approximately $0.1 million and incurred approximately $3.1 million in non-cash compensation expense during the three-months ended June 30, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in our common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired; and 3). We eliminated approximately $1.0 million in expenses primarily from the cost reduction programs initiated during 2002. Partially offsetting the decrease was bonus expense of approximately $4.3 million during the three-months ended June 30, 2003. The bonuses, which may be paid in cash (subject to availability) or in shares of our common stock based upon mutual agreement of the recipient and us, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit. The amount and timing of the payment of these bonuses will depend on various factors, including (among others) the rate of our business growth, our research and development efforts and pipeline, the effort and timing involved in obtaining FDA and other necessary approval for our VeriChip product's medical applications, capital equipment needs, the requirements of our customers, and opportunities discovered or presented to us.

         Selling, general and administrative expenses decreased $3.1 million, or 9.9%, to $28.1 million in the six-months ended June 30, 2003, from $31.2 million in the six-months ended June 30, 2002. We attribute the decrease to the following factors: 1). We incurred a charge of approximately $4.3 million during the six-months ended June 30, 2002, for valuation reserves associated with notes receivable for stock issuances and other bad debts; 2). We reduced approximately $1.0 million and incurred approximately $3.3 million in non-cash compensation expense during the six-months ended June 30, 2003 and 2002, respectively, due primarily to re-pricing 19.3 million stock options during 2001; 3). We recorded non-cash compensation expense associated with pre-merger Digital Angel options of approximately $18.7 million during the six- months ended June 30, 2002. Under the terms of the merger, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted; and 4). We eliminated approximately $1.7 million in expenses primarily from the cost reduction programs initiated during 2002. Partially offsetting these decreases were the following: 1). We incurred $4.3 million in bonus expense during the six-months ended June 30, 2003, as discussed above; and 2). We incurred approximately $21.8 million in severance expenses during the six-months ended June 30, 2003, which resulted from the termination of executive officers and director during the six-months ended June 30, 2003, including $2.5 million resulting from re-pricing stock options. (An additional $0.2 million of severance expense associated with these terminations is included in the Advance Technology segment's selling, general and administrative expense for the six-months ended June 30, 2003).

         RESEARCH AND DEVELOPMENT

         Research and development expense from continuing operations was $1.4 million and $0.8 million for the three months ended June 30, 2003, and 2002, respectively. Research and development expense from continuing operations was $2.6 million and $1.8 million for the six months ended June 30, 2003 and 2002, respectively. Research and development expense increased to 6.8% of revenue in the three-months ended June 30, 2003, from 3.0% of revenue in the three-months ended June 30, 2002 and increased to 5.7% of revenue in the six-months ended June 30, 2003, from 3.3% of revenue in the six months ended June 30, 2002. Research and development expense relates primarily to the development of our products, Digital Angel and VeriChip, Thermo Life and PLD.

         Research and development expense from continuing operations during the three and six-months ended June 30, 2003 and 2002, by segments was as follows:

                                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  JUNE 30,                     JUNE 30,
                                                               (IN THOUSANDS)               (IN THOUSANDS)
                                                          -------------------------     ----------------------
                                                               2003          2002           2003         2002
                                                               ----          ----           ----         ----
Advanced Technology                                          $   46          $ --         $  101       $  116
Digital Angel Corporation                                     1,172           782          2,083        1,645
InfoTech USA, Inc.                                               --            --             --           --
All Other                                                        --            --             --           --
Corporate / Eliminations                                        206            --            441           --
                                                          -------------------------     ----------------------
Total                                                        $1,424          $782         $2,625       $1,761
                                                          =========================     ======================

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense from continuing operations was $0.6 million and $1.4 million for the three months ended June 30, 2003, and 2002, respectively. Depreciation and amortization expense from continuing operations was $1.2 million and $2.4 million for the six months ended June 30, 2003, and 2002, respectively. Depreciation and amortization expense decreased to 2.9% of revenue in the three-months ended June 30, 2003, from 5.4% of revenue in the three-months ended June 30, 2002, and decreased to 2.7% of revenue in the six-months ended June 30, 2003, from 4.4% of revenue in the six months ended June 30, 2002.

         Depreciation and amortization expense from continuing operations during the three and six-months ended June 30, 2003, and 2002 by segments was as follows:

                                                              THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                   JUNE 30,                    JUNE 30,
                                                               (IN THOUSANDS)              (IN THOUSANDS)
                                                            -----------------------     ---------------------
                                                               2003          2002          2003         2002
                                                               ----          ----          ----         ----
Advanced Technology                                            $ 64        $  144        $  133       $  250
Digital Angel Corporation                                       435         1,095           869        1,830
InfoTech USA, Inc.                                               55            69           111          143
All Other                                                        --            --            --            9
Corporate / Eliminations                                         57            76           124          156
                                                            -----------------------     ---------------------
Total                                                          $611        $1,384        $1,237       $2,388
                                                            =======================     =====================

         Advanced Technology segment's depreciation and amortization expense decreased by $0.1 million, or 55.6%, to $0.1 million in the three-months ended June 30, 2003 from $0.1 million in the three-months ended June 30, 2002. Depreciation and amortization expense decreased by $0.1 million, or 46.8%, to $0.1 million in the six-months ended June 30, 2003 from $0.3 million in the six-months ended June 30, 2002. We attribute the decrease to fully depreciating certain assets during 2002 and our decision to limit our expenditures for property and equipment.

         Digital Angel Corporation segment's depreciation and amortization expense depreciation and amortization expense decreased by $0.7 million, or 60.3%, to $0.4 million in the three-months ended June 30, 2003 from $1.1 million in the three-months ended June 30, 2002. Depreciation and amortization expense decreased by $1.0 million, or 52.5%, to $0.9 million in the six-months ended June 30, 2003 from $1.8 million in the six-months ended June 30, 2002. We attribute the decrease primarily to the exclusion of depreciation expense for a license to a digital encryption and distribution software system that Digital Angel Corporation impaired during the fourth quarter of 2002.

         InfoTech USA, Inc. segment's depreciation and amortization expense depreciation and amortization expense decrease slightly in the three and six-months ended June 30, 2003, as compared to the three and six-months ended June 30, 2002. We attribute the decreases primarily to the sale of the Shirley, New York facility during the three-months ended March 31, 2002.

         All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         Corporate/Elimination's depreciation and amortization expense decrease slightly in the three and six-months ended June 30, 2003, as compared to the three and six-months ended June 30, 2002. We attribute the decreases primarily to our decision to limit our expenditures for property and equipment.

         INTEREST INCOME AND EXPENSE

         Interest income was $0.2 million and $0.6 million, for the three-months ended June 30, 2003 and 2002, respectively, and $0.4 million and $0.7 million for the six-months ended June 30, 2003 and 2002, respectively. Interest income is earned primarily from short-term investments and notes receivable.

         Interest expense was $4.6 million and $4.7 million, for the three-months ended June 30, 2003 and 2002, respectively, and $9.2 million and $6.8 million for the six-months ended June 30, 2003 and 2002, respectively. Interest expense is primarily a function of the level of outstanding debt and the associated interest rate, and is principally associated with the IBM Credit Agreement. Our obligations under the IBM Credit Agreement were repaid as of June 30, 2003.

         INCOME TAXES

         Our effective income tax rates were 1.7% and (0.1)% in the three-months ended June 30, 2003 and 2002, respectively, and 2.5% and 0.2% in the six-months ended June 30, 2003 and 2002, respectively. Differences in the effective income tax rate from the statutory federal income tax rate arise primarily from the recognition of net operating loss carryforwards and state taxes net of federal benefits. In addition, during the three and six-months ended June 30, 2003, we recorded approximately $1.0 million in alternative minimum tax.

         RESULTS OF DISCONTINUED OPERATIONS

         On March 1, 2001, our Board of Directors approved a plan to offer for sale its Intellesale business segment and all of its other "non-core businesses." Accordingly, the operating results of these entities have been reclassified and reported as discontinued operations for all periods presented. As of March 1, 2002, we had sold or closed substantially all of the businesses comprising Discontinued Operations and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 2002, and the other was sold in July 2003. Proceeds from the sales of Discontinued Operations companies were primarily used to repay amounts outstanding under the IBM Credit Agreement.

         During the three-months ended June 30, 2003 and 2002 and during the six-months ended June 30, 2003, Discontinued Operations incurred a change in estimated operating loss on disposal and operating losses during the phase out period of $0.4 million, $0.5 million and $0.6 million, respectively. The primary reasons for the increases in the estimated losses during these periods were an increase in estimated facility lease cancellation costs and the operations of the two remaining businesses within this group. One of these businesses was sold in May of 2002, and the other was sold in July 2003.

         During the six-months ended June 30, 2002, we recorded a reduction of its estimated operating loss on disposal and operating losses during the phase out period of $0.2 million. This reduction was comprised primarily of an increase in the estimated loss on the sale of our 85% ownership in our Canadian subsidiary, Ground Effects Ltd., which was sold in January 2002, of $0.2 million, offset by a decrease in carrying costs as certain of these obligations were settled during the six-months ended June 30, 2002, for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves.

        The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002 through June 30, 2003.

                                                                 Balance                                    Balance
Type of Cost                                           December 31, 2002      Additions   Deductions  June 30, 2003
--------------------------------------------------------------------------------------------------------------------

Estimated loss on sale, net of change in
  estimated operating losses                                      $   --           $126        $126          $   --
Carrying costs                                                     4,908            309          --           5,217
                                                      --------------------------------------------------------------
Total                                                             $4,908           $435        $126          $5,217
                                                      ==============================================================


                      RESULTS OF CONTINUING OPERATIONS

         The following table sets forth data expressed as a percentage of total revenue for the years indicated.

                                                                           PERCENTAGE OF TOTAL REVENUE
                                                                -----------------------------------------------
                                                                       2002             2001             2000
                                                                         %               %                %
                                                                -----------------------------------------------
         Product revenue                                               81.3             72.4             77.7
         Service revenue                                               18.7             27.6             22.3
                                                                -----------------------------------------------
           Total revenue                                              100.0            100.0            100.0
                                                                -----------------------------------------------
         Cost of products sold                                         58.6             55.4             51.1
         Cost of services sold                                          9.4             14.8             10.1
                                                                -----------------------------------------------
           Total cost of products and services sold                    68.0             70.3             61.2
           Gross margin                                                32.0             29.7             38.8
         Selling, general and administrative expense                   66.7             65.5             46.0
         Research and development expense                               3.5              5.5              1.9
         Interest and non-cash charges:                                  --                                --
         Gain on extinguishment of debt                                                 (6.0)
         Asset impairment                                              69.7             45.9              4.7
         Depreciation and amortization                                  4.8             18.5              8.2
         Loss (gain) on sales of subsidiaries and
          business assets                                              (0.1)             3.9              0.4
         Interest and other income                                     (2.4)            (1.3)            (0.8)
         Interest expense                                              17.6              5.5              4.4
                                                                -----------------------------------------------
         Loss before provision (benefit) for income
         taxes, minority interest and equity in net loss
          of affiliate                                               (127.8)          (107.6)           (25.2)
         Provision (benefit) for income taxes                           0.3             13.4             (3.7)
                                                                -----------------------------------------------
         Loss from continuing operations before minority
          interest and equity in net loss of affiliate               (128.1)          (121.0)           (21.5)
         Minority interest                                            (18.5)            (0.5)             0.2
         Net loss from subsidiary merger transaction,
          stock issuances and loss on sale of subsidiary
          stock                                                         4.5
         Equity in net loss of affiliate                                0.3              0.2                --
                                                                -----------------------------------------------
         Loss from continuing operations                             (114.4)          (120.7)           (21.6)
         Income (loss) from discontinued operations, net
          of income taxes                                                --              0.1            (56.2)
                                                                -----------------------------------------------
         Loss on disposal and operating income (losses)
          during the phase out period                                   1.4            (10.7)            (5.4)
                                                                -----------------------------------------------
         Net loss                                                    (113.0)          (131.2)           (83.2)
         Preferred stock dividends and other                             --             (0.7)            (0.1)
                                                                -----------------------------------------------
         Accretion of beneficial conversion feature of
          preferred stock                                                --             (6.0)            (2.9)
                                                                -----------------------------------------------
         Net loss available to common stockholders                   (113.0)          (138.0)           (86.2)
                                                                ===============================================

         REVENUE

         Revenue from continuing operations for 2002 was $99.6 million, a decrease of $56.7 million, or 36.3%, from $156.3 million in 2001. Revenue for 2001 represents an increase of $21.5 million, or 16.0% from $134.8 million in 2000. The decrease in 2002 was primarily attributable to the sale or closure of all businesses that were not cash positive or that did not fit into our strategy of becoming an advanced technology development company. The increase in 2001 was primarily attributable to the growth through acquisitions.

         Revenue for each of the continuing operating segments was:

                                             2002                             2001                               2000
                               ------------------------------   -------------------------------    -------------------------------
                                 PRODUCT   SERVICE     TOTAL     PRODUCT    SERVICE      TOTAL       PRODUCT    SERVICE     TOTAL
                                 -------   -------     -----     -------    -------      -----       -------    -------     -----
                                                                      (AMOUNTS IN THOUSANDS)
     Advanced Technology         $28,991   $12,939    $41,930   $ 28,123    $16,447    $ 44,570      $24,384    $ 7,970   $ 32,354
     Digital Angel Corporation    30,876     2,685     33,561     33,220      2,518      35,738       19,605      2,647     22,252
     InfoTech USA, Inc.           20,056     2,665     22,721     30,075      4,100      34,175       24,774      2,514     27,288
     All Other                     1,013       375      1,388     21,318     19,974      41,292       35,805     16,876     52,681
     Corporate                         0         0          0        411        128         539          191          0        191
                               ----------------------------------------------------------------------------------------------------
     Total                       $80,936   $18,664    $99,600   $113,147    $43,167    $156,314     $104,759    $30,007   $134,766
                               ====================================================================================================

         Changes during the years were:

         Our Advanced Technology segment's revenue decreased $2.6 million from 2001 to 2002. Product revenue increased by $0.9 million, or 3.1%, while service revenue decreased by $3.5 million, or 21.3%. We attribute the decreases in 2002 to reduced sales of hardware and software products and reduced technology services. The decrease in product revenue was partially offset by an increase in product revenue for Computer Equity Corporation. During 2001, this segment experienced an increase in sales due primarily to the inclusion of twelve months of operating results for two significant acquisitions acquired in 2000. These two significant acquisitions include Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000.

         Our Digital Angel Corporation segment's revenue decreased $2.2 million, or 6.1%, from 2001 to 2002. Product revenue decreased by $2.3 million, or 7.1%, while service revenue increased by $0.2 million, or 6.6%. We attribute the decrease in product sales for 2002 primarily to a decrease in shipments of visual identification tags for Canadian customers, customer inventory adjustments and continued softness in the livestock market during 2002. We attribute the increase in service revenue to the MAS merger in March 2002. Revenue increased $13.5 million, or 60.8%, from 2000 to 2001. The increase in revenue in 2001 was primarily the result of the acquisitions of Timely Technology Corp. in April 2000 and Destron Fearing Corporation in September 2000.

         Our InfoTech USA, Inc. segment's revenue decreased $11.5 million, or 33.5%, from 2001 to 2002. Product revenue decreased by $10.0 million, or 33.3%, while service revenue decreased by $1.4 million, or 35.0%. The decrease in product and service sales was a result of an industry wide softening in demand that existed throughout 2002. Additionally, product sales declined as a result of a decision in April 2002, to cease selling certain lower-margin computer hardware products and to focus on sales of higher margin products and related technical services. Revenue increased $6.9 million, or 25.2%, from 2000 to 2001. Both product and service revenue increased as a result of internal growth and the acquisition of InfoTech USA, Inc.

         All Other's revenue decreased $39.9 million, or 96.6%, from 2001 to 2002. Product revenue decreased by $20.3 million, or 95.2%, while service revenue decreased by $19.6 million, or 98.1%. Revenue decreased $11.4 million, or 21.6%, from 2000 to 2001. The decreases in revenue in 2002 as compared to 2001, and in 2001 as compared to 2000, were due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002.

         GROSS PROFIT AND GROSS PROFIT MARGIN

         Gross profit from continuing operations for 2002 was $31.9 million, a decrease of $14.6 million, or 31.4%, from $46.5 million in 2001. Gross profit for 2001 represents a decrease of $5.8 million, or 11.1% from $52.3 million in 2000. As a percentage of revenue, the gross profit margin was 32.0%, 29.7% and 38.8% for the years ended December 31, 2002, 2001 and 2000, respectively.

         Gross profit from continuing operations for each operating segment is set forth below:

                                             2002                             2001                             2000
                               ------------------------------   -------------------------------  -------------------------------
                                 PRODUCT   SERVICE     TOTAL     PRODUCT    SERVICE      TOTAL     PRODUCT    SERVICE     TOTAL
                                 -------   -------     -----     -------    -------      -----     -------    -------     -----
                                                                      (AMOUNTS IN THOUSANDS)
Advanced Technology             $ 5,639     $7,288    $12,927   $ 6,867     $ 8,593    $15,460     $ 8,485    $ 5,115   $13,600
Digital Angel Corporation        13,171        469     13,640    12,968         471     13,439       8,086      1,213     9,299
InfoTech USA, Inc.                2,905      1,245      4,150     3,013       2,341      5,354       4,762      1,041     5,803
All Other                           826        339      1,165     3,218       8,465     11,683      14,336      9,062    23,398
Corporate                             0          0          0       411         128        539         191          0       191
                               -------------------------------------------------------------------------------------------------
                                $22,541     $9,341    $31,882   $26,477     $19,998    $46,475     $35,860    $16,431   $52,291
                               =================================================================================================

Gross profit margin from continuing operations for each operating segment was:

                                             2002                             2001                             2000
                               ------------------------------   -------------------------------  -------------------------------
                                 PRODUCT   SERVICE     TOTAL     PRODUCT    SERVICE      TOTAL     PRODUCT    SERVICE     TOTAL
                                 -------   -------     -----     -------    -------      -----     -------    -------     -----
                                    %         %          %          %          %           %          %          %          %
                                 -------   -------     -----     -------    -------      -----     -------    -------     -----
Advanced Technology                19.5     56.3       30.8        24.4       52.2       34.7        34.8      64.2       42.0
Digital Angel Corporation          42.7     17.5       40.6        39.0       18.7       37.6        41.2      45.8       41.8
InfoTech USA, Inc.                 14.5     46.7       18.3        10.0       57.1       15.7        19.2      41.4       21.3
All Other                          81.5     90.4       83.9        15.1       42.4       28.3        40.0      53.7       44.4
Corporate                           0.0      0.0        0.0       100.0      100.0      100.0       100.0       0.0      100.0
                                   27.9     50.0       32.0        23.4       46.3       29.7        34.2      54.8       38.8


         Changes during the years were:

         Our Advanced Technology segment's gross profit decreased $2.5 million from 2001 to 2002, and margins decreased to 30.8% in 2002 compared to 34.7% in 2001. We attribute the decrease in gross profit and margin primarily to the reduction in sales of higher-margin services during 2002. Gross profit increased $1.9 million from 2000 to 2001 and margins decreased to 34.7% in 2001 compared to 42.0% in 2000. During 2001, this segment experienced an increase in gross margin due primarily to the inclusion of twelve months of operating results for two significant businesses acquired in 2000. These two significant acquisitions were Computer Equity Corporation, acquired on June 1, 2000, and Pacific Decision Sciences Corporation, acquired on October 1, 2000. Companies acquired in 2000 contributed $9.4 million in gross profit in 2000. Gross profit and margin percentage from existing businesses decreased in 2000 as the poor performance of the technology sector during the fourth quarter of 2000 resulted in lower capital spending and increased incentives, which contributed to the decline in gross margin percentage.

         Our Digital Angel Corporation segment's gross profit increased $0.2 million, or 1.5%, from 2001 to 2002, and margins increased to 40.6% from 37.6%. We attribute the increase in gross profit for 2002, to the Medical Systems segment and we attribute the increase in gross margin to a favorable shift in the product mix. Gross profit increased by $4.1 million, or 44.5%, from 2000 to 2001, and margins decreased to 37.6% from 41.8%. Gross profit increased in 2001 primarily the result of the acquisitions of Timely Technology Corp. in April 2000, and Destron Fearing Corporation in September 2000. Gross profit margins decreased in 2001, primarily because the businesses acquired in 2000 earn lower margin percentages than our existing business.

         Our InfoTech USA, Inc. segment's gross profit decreased $1.2 million, or 22.5%, from 2001 to 2002. Gross margin percentage increased to 18.3% from 15.7% in 2001. The decrease in gross profit was primarily due to the overall decrease in revenue resulting from the soft market in the IT industry, while the increase in gross margin is primarily attributable to the focus on sales of higher margin products and related technical services during 2002. Gross profit decreased $0.4 million, or 7.7%, from 2000 to 2001. Gross margin percentage decreased to 15.7% in 2001 compared to 21.3% in 2000. The poor performance of the economy, and the technology sector in particular, resulted in lower capital spending and increased incentives during 2001 as compared to 2000.

         All Other's gross profit decreased by $10.5 million, or 90.0%, from 2001 to 2002. Gross margin percentage increased to 83.9% in 2002 compared to 28.3% in 2001. Gross profit decreased $11.7 million, or 50.1%, from 2000 to 2001. Gross margin percentage decreased to 28.3% in 2001 compared to 44.4% in 2000. The decrease in gross profit in 2002 and 2001 is primarily due to the sale or closure of the business units comprising this segment during the last half of 2001 and the first half of 2002. We attribute the increase in gross margin in 2002 to inventory reserves of $4.3 million, which were recorded during 2001, and to the sale and closure of business units within this group. The majority of the business units that were sold or closed earned lower gross margins on average than the remaining business unit comprising the group during the first half of 2002.

         SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

         Selling, general and administrative expenses from continuing operations were $66.5 million in 2002, a decrease of $35.9 million, or 35.1%, over the $102.3 million reported in 2001. Selling, general and administrative expenses from continuing operations increased $40.3 million in 2001, or 65.0%, over the $62.0 million reported in 2000. As a percentage of revenue, selling, general and administrative expenses from continuing operations have increased to 66.5% in 2002, from 65.5% in 2001 and 46.0% in 2000.

         Selling, general and administrative expense for each of the operating segments was:

                                                                         2002          2001          2000
                                                                         ----          ----          ----
                                                                             (AMOUNTS IN THOUSANDS)
Advanced Technology                                                    $12,100       $12,273       $10,570
Digital Angel Corporation                                               15,615         9,595         7,810
InfoTech USA, Inc.                                                       4,171         5,451         4,075
All Other                                                                1,504        28,876        23,041
Corporate(1)                                                            33,060        46,121        16,500
                                                                    ---------------------------------------
                                                                       $66,450      $102,316       $61,996
                                                                    =======================================

         Selling, general and administrative expense as a percentage of revenue for each of the operating segments was:

                                                                            2002          2001          2000
                                                                            ----          ----          ----
                                                                             %             %             %
                                                                             -             -             -
      Advanced Technology                                                   28.9          27.5          32.7
      Digital Angel Corporation                                             46.4          26.8          35.1
      InfoTech USA, Inc.                                                    18.4          16.0          14.9
      All Other                                                            108.4          69.9          43.7
      Corporate(1)                                                          33.1          29.5          12.2
                                                                            66.5          65.5          46.0

(1) Corporate's percentage has been calculated as a percentage of total revenue.

         Changes during the years were:

         Our Advanced Technology segment's selling, general and administrative expenses decreased $0.2 million, or 1.4%, to $12.1 million in 2002 from $12.3 million in 2001. We attribute the decrease primarily to the reduction in revenues and the corresponding overhead for several of the businesses within this segment. Partially offsetting the decrease were increases in legal and other costs associated with a lawsuit that was settled on July 15, 2002 and marketing and administrative expenses associated with our VeriChip product launch. As a percentage of revenue, selling, general and administrative expense decreased in 2002 as compared to 2001. Selling, general and administrative expenses increased $1.7 million, or 16.1%, to $12.3 million in 2001 from $10.6 million in 2000. The acquisition of Computer Equity in June 2000 contributed $2.6 million of the increase and $1.2 million resulted from bad debt reserves. These increases were partially offset by staff reductions and other cost saving measures. Selling expense decreased as a percentage of revenue in 2001 as compared to 2000, as companies acquired in 2000 incurred less selling, general and administrative expenses as a percentage of revenue than the existing businesses.

         Our Digital Angel Corporation segment's selling, general and administrative expenses increased by $6.0 million, or 62.7%, to $15.6 million in 2002 from $9.6 million in 2001. As a percentage of revenue, selling, general and administrative expenses increased to 46.4% as compared to 26.8% in 2001. We attribute the increase in 2002, primarily to expenses associated with the merger of pre-merger Digital Angel and MAS during the first quarter of 2002 as well as the costs associated with the introduction of the Digital Angel products. Selling, general and administrative expenses increased by $1.8 million, or 23.1% to $9.6 million in 2001 from $7.8 million in 2000. The increase in 2001 was the result of the acquisitions of Destron Fearing Corporation and Timely Technology Corp. during 2000.

         Our InfoTech USA, Inc. segment's selling, general and administrative expenses decreased $1.3 million, or 23.5%, to $4.2 million in 2002 from $5.5 million in 2001. The decrease in expenses was due to several cost savings measures taken in 2002 including the centralization of the service and administrative operations and the closure of two other small offices. Also, we reduced our work force and payments of sales commissions, both of which were related to the decline in revenue. Selling, general and administrative expense increased to $5.5 million in 2001 from $4.1 million in 2000. The increase in 2001 was due to the acquisition of InfoTech USA, Inc in the fourth quarter of 2000.

         All Other's selling, general and administrative expenses decreased $27.4 million, or 94.8%, to $1.5 million in 2002 from $28.9 million in 2001. The decrease resulted from the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. Selling, general and administrative expenses increased $5.8 million, or 25.3%, to $28.9 million in 2001 from $23.0 million in 2000. We attribute the increase to the acquisition of a software provider in December 2000.

         Corporate/Eliminations selling, general and administrative expenses decreased $13.1 million, or 28.3%, to $33.1 million in 2002 from $46.1 million in 2001. We attribute the decrease in 2002 primarily to the one-time costs incurred during 2001, as more fully discussed below. Partially offsetting the decrease were increases as discussed below:

    o Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, which became effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, we recorded non-cash compensation expense of approximately $18.7 million during 2002. As all of the option holders were our employees or directors, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted;

    o    We incurred an increase in professional fees during 2002; and

    o During 2002, we incurred non-cash compensation expense of approximately $0.5 million associated with interest payments that were due on September 27, 2001 and September 27, 2002. We have chosen not to pay the interest and related tax gross-up. We, therefore, consider such notes to be in default and have begun steps to foreclose on the underlying collateral (all of the stock) in satisfaction of the notes. Our decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

         Corporate/Eliminations selling, general and administrative expenses increased $29.6 million, or 179.5% to $46.1 million in 2001 from $16.5 million in 2000. The significant increase was primarily as a result of an increase in bad debt reserves on notes and other receivables of $21.9 million. The reserves were considered necessary based upon several factors that occurred during the third and fourth quarters of 2001. These included:

    o A debtor declared bankruptcy, which resulted in a reserve of $2.5 million;

    o A $6.2 million note receivable, plus accrued interest, associated with a business sold in December 2000 was deemed uncollectible as the debtor has experienced significant business interruptions to a business located in New York directly related to September 11, 2001;

    o Three debtors are delinquent under required payment obligations resulting in a reserve of $3.4 million; and

    o A $9.0 million note received for issuance of shares of the Company's common stock was deemed uncollectible based upon the financial condition of the debtor.

         Also contributing to the increase in 2001 were:

    o $5.3 million of non-cash compensation expense due primarily to re-pricing 19.3 million stock options in September 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in our common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired; and

    o    $3.6 million in litigation reserves.

        Partially offsetting the increase was a reduction in personnel related expenses of approximately $2.0 million.

         RESEARCH AND DEVELOPMENT EXPENSE

         Research and development expense from continuing operations for 2002 was $3.5 million, a decrease of $5.1 million, or 59.1%, over the $8.6 million reported in 2001. As a percentage of revenue, research and development expense decreased to 3.5% in 2002 from 5.6% in 2001.

Research and development expense for each of the operating segments was:

                                                     2002           2001          2000
                                                     ----           ----          ----
                                                          (AMOUNTS IN THOUSANDS)
Advanced Technology                                   $  861       $ 3,321     $  269
Digital Angel Corporation                              2,422         5,071      2,235
All Other                                                 --           218         --
Corporate                                                235            --         --
                                                  -------------------------------------
                                                      $3,518        $8,610     $2,504
                                                  =====================================

         Research and development expense relates primarily to the development of our products, Digital Angel, Thermo Life, VeriChip and Bio-Thermo and to software development costs.

         GAIN ON EXTINGUISHMENT OF DEBT AND IMPACT OF FAS 145

         During the year ended December 31, 2001, we recorded an extraordinary gain as a result of settling certain disputes between us and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001, registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF FAS 145

     As required, we have adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

     ASSET IMPAIRMENT

     Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                                     2002          2001       2000
                                                     ----          ----       ----
                                                         (AMOUNTS IN THOUSANDS)
Goodwill:
Advanced Technology                                $    --       $30,453     $   --
  Digital Angel Corporation                         62,185           726         --
  All Other                                             --        32,427        818
                                                 -------------------------------------
       Total goodwill                               62,185        63,606        818
Property and equipment                               6,860         2,372         --
Investment in ATEC and Burling stock                    --            --      5,565
Software and other                                     337         5,741         --
                                                 -------------------------------------
                                                   $69,382       $71,719     $6,383
                                                 =====================================

         As of December 31, 2002, the net book value of our goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon our annual review for impairment during the fourth quarter of 2002, we recorded an impairment charge of $62.2 million associated with our Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenues from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

         As a result of the economic slowdown during 2001, we experienced deteriorating sales for certain of our businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into our new business model or were not cash-flow positive. This resulted in the shutdown of several of our businesses during the third and fourth quarters of 2001 and the first quarter of 2002. Also, letters of intent that we had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of our businesses indicated a decline in their fair values. The sales of these businesses did not comprise the sale of an entire business segment. Based upon these developments, we reassessed our future expected operating cash flows and business valuations and at December 31, 2001, we performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by us was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

         As a result of the restructuring and revision to our business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued, and accordingly, the cost of the software was expensed in 2002 and 2001.

         During the fourth quarter of 2000, we reviewed our goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, we recorded a charge of $6.4 million for permanent asset impairment as more fully described in our financial statements.

         In addition to the impairments above, during 2002 and 2001, we recorded inventory reserves of $1.4 million and $4.0 million, respectively, and bad debt reserves of $1.3 million and $26.0 million, respectively. The inventory reserves are included in our financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

         DEPRECIATION AND AMORTIZATION

         Depreciation and amortization expense from continuing operations for 2002 was $4.8 million, a decrease of $24.1 million, or 83.5%, over the $28.9 million reported in 2001. The 2001 expense represents an increase of $17.8 million, or 161.0% over the $11.1 million reported in 2000. As a percentage of revenue, depreciation and amortization expense was 4.8%, 18.5% and 8.2% in 2002, 2001 and 2000, respectively.

         Under FAS 142, which we adopted on January 1, 2002, goodwill and certain other intangible assets are no longer amortized. We incurred $22.5 million and $9.4 million in goodwill and equity method investment amortization during 2001 and 2000, respectively.

         In conjunction with our review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, we reviewed the useful lives assigned to acquisitions and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years to reflect current economic trends associated with the nature of recent acquisitions made. This change in the fourth quarter of 2000 increased amortization expense by $7.2 million and $3.5 million in 2001 and 2000, respectively.

         Depreciation and amortization expense from continuing operations by segments was as follows:

                                            2002            2001            2000
                                            ----            ----            ----
                                                   (AMOUNTS IN THOUSANDS)
Advanced Technology                         $  569        $ 9,088          $ 2,990
Digital Angel Corporation                    3,638         12,298            2,962
InfoTech USA, Inc.                             261            503              176
All Other                                        9          4,768            3,366
Corporate                                      296          2,242            1,579
                                        -------------------------------------------
Total                                       $4,773        $28,899          $11,073
                                        ===========================================

         We attribute the decreases in 2002 primarily to a reduction in goodwill amortization as a result of the adoption of FAS 142. In addition, All Other's depreciation and amortization expense decreased due to the sale or closure of all of the business units comprising this group during the last half of 2001 and the first half of 2002. "Corporate / Eliminations" depreciation and amortization expense decreased primarily as a result of the impairment and sale of software and other corporate assets during the last half of 2001.

         The increases in 2001 as compared to 2000 reflect the increased goodwill amortization associated with the business acquisitions during 2000, and the change in goodwill lives noted above.

         LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

         The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sales of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, we sold our 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

         INTEREST AND OTHER INCOME AND INTEREST EXPENSE

         Interest and other income was $2.4 million, $2.1 million and $1.1 million for 2002, 2001 and 2000, respectively. Interest income is earned primarily from short-term investments and notes receivable.

         Interest expense was $17.5 million, $8.6 million and $5.9 million for 2002, 2001 and 2000, respectively. Interest expense is a function of the level of outstanding debt and is principally associated with notes payable and term loans.

         INCOME TAXES

         We had effective income tax (benefit) rates of 0.3%, 12.4%, and (14.8)% in 2002, 2001 and 2000, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from goodwill amortization associated with acquisitions, state taxes net of federal benefits and the increase or reduction of valuation allowances related to net operating loss carryforwards and other deferred tax assets. As of December 31, 2002, we have provided a valuation allowance to fully reserve our net operating loss carryforwards and our other existing net deferred tax assets. Our tax provision for 2001 was primarily the result of an increase in the valuation allowance due to the losses incurred during the year ended December 31, 2001, as well as our projections of future taxable income.

         RESULTS OF DISCONTINUED OPERATIONS

         The following discloses the results of Intellesale and all other non-core businesses comprising discontinued operations for the period January 1 through March 1, 2001 and the year ended December 31, 2000:

Discontinued Intellesale business:

                                                                       January 1,
                                                                        through
                                                                        March 1,          Year Ended
                                                                          2001               2000
                                                                          ----               ----
                                                                           (amounts in thousands)
Product revenue                                                          $7,965            $ 95,666
Service revenue                                                             370               6,826
                                                                  ----------------------------------
Total revenue                                                             8,335             102,492
Cost of products sold                                                     6,974             104,396
Cost of services sold                                                        --               5,315
                                                                  ----------------------------------
Total cost of products and services sold                                  6,974             109,711
                                                                  ----------------------------------
Gross profit                                                              1,361              (7,219)
Selling, general and administrative expenses                              1,602              32,772
Gain on sale of subsidiary                                                   --              (5,145)
Depreciation and amortization                                               121               2,949
Interest, net                                                                --                  --
Impairment of investments                                                    --              46,600
Benefit for income taxes                                                   (151)            (13,357)
Minority interest                                                           (11)                140
                                                                  ----------------------------------
Loss from discontinued Intellesale businesses                            $ (200)           $(71,178)
                                                                  ==================================

Discontinued non-core businesses:

                                                                           January 1,
                                                                            through
                                                                            March 1,      Year Ended
                                                                              2001           2000
                                                                              ----           ----
                                                                            (amounts in thousands)
Product revenue                                                             $5,074          $42,235
Service revenue                                                                476               --
                                                                        ----------------------------
Total revenue                                                                5,550           42,235
Cost of products sold                                                        3,525           33,428
Cost of services sold                                                          259               --
                                                                        ----------------------------
Total cost of products and services sold                                     3,784           33,428
                                                                        ----------------------------
Gross profit                                                                 1,766            8,807
Selling, general and administrative expenses                                   932            7,926
Loss on sale of subsidiary                                                      --              528
Depreciation and amortization                                                  143            1,268
Interest, net                                                                   29              187
Impairment of investments                                                       --            3,619
Provision (benefit) for income taxes                                           185             (257)
Minority interest                                                               64               61
                                                                        ----------------------------
Income (loss) from discontinued non-core businesses                         $  413          $(4,525)
                                                                        ============================



Total Discontinued Operations:

                                                                         January 1,
                                                                          through
                                                                          March 1,        Year Ended
                                                                            2001             2000
                                                                            ----             ----
                                                                            (amounts in thousands)
Product revenue                                                            $13,039          $137,901
Service revenue                                                                846             6,826
                                                                        -----------------------------
Total revenue                                                               13,885           144,727
Cost of products sold                                                       10,499           137,824
Cost of services sold                                                          259             5,315
                                                                        -----------------------------
Total cost of products and services sold                                    10,758           143,139
                                                                        -----------------------------
Gross profit                                                                 3,127
                                                                                               1,588
Selling, general and administrative expenses                                 2,534            40,697
Gain on sale of subsidiary                                                      --            (4,617)
Depreciation and amortization                                                  264             4,217
Interest, net                                                                   29               187
Impairment of investments                                                       --            50,219
Provision (benefit) for income taxes                                            34           (13,614)
Minority interest                                                               53               201
                                                                        -----------------------------
Income (loss) from discontinued operations                                 $   213          $(75,702)
                                                                        =============================

         The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses that was repaid when the business was sold in January 2002.

         As of March 31, 2003, we have sold or closed substantially all of the businesses comprising Discontinued Operations. There is one insignificant company remaining, which had revenue and net loss for the year ended

December 31, 2002 of $0.7 million and $0.2 million, respectively. We anticipate selling this remaining company in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under our credit agreement with IBM Credit. Any additional proceeds on the sale of the remaining business will also be used to repay debt.

         Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses.
Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.

         During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses accrued on the measurement date of $1.4 million and $(16.7) million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs of $4.5 million during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase in legal expenses related to ongoing litigation, additional sales tax liabilities and additional facility lease costs.

         The business closures in 2001 were the result of a combination of the deteriorating market conditions for the technology sector as well as our strategic decision to reallocate funding to our core businesses. We also increased our estimated loss on the sale of Innovative Vacuum Solutions, Inc., which was sold during the second quarter of 2001, by $0.2 million and on Ground Effects Ltd., which was sold in the first quarter of 2002, by $1.2 million.

         We do not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in our future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

-----------------------------------------------------------------------------------------------------------
                                                                              YEAR ENDED DECEMBER 31,
                                                                           2002         2001         2000
                                                                           ----         ----         ----
                                                                              (amounts in thousands)
Operating losses and estimated loss on the sale of business units        $   684       $13,010    $ 1,619
Carrying Costs                                                            (2,104)        3,685      6,954

Less: Benefit for income taxes                                                --            --     (1,307)
                                                                   ----------------------------------------
                                                                         $(1,420)      $16,695    $ 7,266
===========================================================================================================

         The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000, through December 31, 2002.

                                        BALANCE                                             BALANCE
                                      DECEMBER 31,                                        DECEMBER 31,
          TYPE OF COST                   2000            ADDITIONS      DEDUCTIONS            2001
          ------------                   ----            ---------      ----------            ----
Operating losses and
  estimated loss on sale             $     1,619        $    13,010     $    13,456       $     1,173
Carrying costs                             6,954              3,685           3,421             7,218
                                     -----------        -----------     -----------       -----------
Total                                $     8,573        $    16,695     $    16,877       $     8,391
                                     ===========        ===========     ===========       ===========

                                       BALANCE                                              BALANCE
                                     DECEMBER 31,                                          DECEMBER 31,
          TYPE OF COST                   2001            ADDITIONS      DEDUCTIONS            2002
          ------------                   ----            ---------      ----------            ----
Operating losses and
  estimated loss on sale             $     1,173        $       684     $     1,857       $        --
Carrying costs(1)                          7,218             (2,104)            206             4,908
                                     -----------        ------------    -----------       -----------
Total                                $     8,391        $    (1,420)    $     2,063       $     4,908
                                     ===========        ============    ===========       ===========

     (1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.

         During 2000, Intellesale refocused its business model away from the Internet segment and began concentrating on its traditional business of asset management and brokerage services and the sale of refurbished and new desktop and notebook computers, monitors and related components as a wholesale, business to business supplier. The transition resulted in significantly reduced revenues from its Bostek business unit in the first half of 2000 compared to substantial sales from this unit in the second half of 2000, contributing to the decline in revenue from 1999 to 2000. Gross profit was significantly impacted by lower margin business in the first half of 2000 coupled with an inventory charge of $8.5 million, as discussed below.

         In the second quarter of 2000, Intellesale recorded a pre-tax charge of $17.0 million. Included in this charge was an inventory reserve of $8.5 million for products Intellesale expected to sell below cost (included in cost of goods sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with Intellesale's cancelled public offering and certain other intangible assets. This charge reflects the segment's decreasing revenue trend, lower quarterly gross profits and the expansion of Intellesale's infrastructure into a major warehouse facility. In addition, a more competitive business environment resulting from an overall slowdown in Intellesale's business segment, and management's attention to the Bostek operational and legal issues, discussed above under "Legal Proceedings", contributed to the negative results. The impact of the loss resulted in Intellesale restructuring its overhead and refocusing its business model away from the Internet segment and back to its traditional business lines. This restructuring was completed in the fourth quarter of 2000 and during that quarter an additional $5.5 million of inventory acquired for retail distribution was written down to realizable value.

         LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS


         As of June 30, 2003, cash and cash equivalents totaled $6.5 million, an increase of $0.7 million, or 12.1%, from $5.8 million at December 31, 2002.

         Cash of $0.7 million was used by operations and cash of $1.7 million was provided by operations during the first six-months of 2003, and 2002, respectively. In the six-months ended June 30, 2003, cash was used to purchase inventory. In the six months ended June 30, 2002, cash was provided primarily by collections on accounts receivable and a decrease in current and other assets, and cash was used primarily to purchase inventory.

         Accounts and unbilled receivables, net of allowance for doubtful accounts, decreased by $3.9 million, or 23.6%, to $12.6 million at June 30, 2003, from $16.5 million at December 31, 2002. We attribute the decrease primarily to a reduction in sales during the current period.

         Inventory levels increased by $2.0 million, or 31.2%, to $8.4 million at June 30, 2003, from $6.4 million at December 31, 2002. We attribute the increase primarily to the accumulation of inventory by Digital Angel Corporation in anticipation of current year sales.

         Accounts payable increased by $3.6 million, or 36.7%, to $13.4 million at June 30, 2003, from $9.8 million at December 31, 2002, due primarily to the increase in inventory.

         Accrued interest decreased by $10.1 million, or 100.0%, from $10.1 million at December 31, 2002, due to the payment in full of all obligations to IBM Credit as of June 30, 2003.

         Investing activities provided cash of $0.4 million and $4.4 million in the first six-months of 2003 and 2002, respectively. In the first six months of 2003, cash was provided primarily by collections on notes receivable of $1.0 million and used primarily to purchase property and equipment of $0.6 million. In the first six months of 2002, cash was provided primarily by collections of amounts due from buyers of divested subsidiaries of $2.6 million, proceeds from the sale of property and equipment of $2.5 million and proceeds from the sale of subsidiaries and business assets of $1.1 million. Partially offsetting the amounts provided were cash used by discontinued operations of $0.5 million and cash used to purchase property and equipment of $1.0 million.

         Financing activities provided cash of $1.0 million in the first six-months of 2003, and used cash of $1.8 million in the first six-months of 2002. In the first six-months of 2003, cash of $18.9 million was provided primarily from the issuances of our and Digital Angel Corporation's common stock, $10.0 million was provided by from the issuance of the Debentures and cash of $27.4 million was used primarily to repay notes payable. In the first six-months of 2002, cash was used primarily to repay $4.8 million against long-term debt and notes payable. Partially offsetting the use of cash during the first six-months of 2002 was cash of $1.6 million provided from the issuance of common shares and $1.2 million from collection of notes receivable for stock issued.

         Debt Covenant Compliance and Liquidity

         On March 1, 2002, we and the Digital Angel Trust, entered into the IBM Credit Agreement with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. The principal amount outstanding had an annual rate of 17% and matured on February 28, 2003. If certain amounts were not repaid on or before February 28, 2003, the interest rate increased to an annual rate of 25%. On September 30, 2002, we entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to our financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, we entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. At September 30, 2002, we and Digital Angel Corporation were in compliance with the revised covenants under IBM Credit Agreement At December 31, 2002, we and Digital Angel Corporation were not in compliance with the financial covenants. In addition, as of June 30, 2003, March 31, 2003 and December 31, 2002, Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo. Wells Fargo provided Digital Angel Corporation with waivers of such non-compliance. On August 28, 2003, Digital Angel Corporation used proceeds from a loan from Laurus to repay all amounts they owned to Wells Fargo, and accordingly, the Credit and Security Agreement with Wells Fargo and all covenant requirements were terminated as of August 28, 2003.

         Under the terms of the IBM Credit Agreement we were required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance owed to them plus $16.4 million of accrued interest and expenses

(totaling approximately $46.2 million), on or before February 28, 2003.
We did not make such payment by February 28, 2003 and on March 3, 2003, IBM Credit notified us that we had until March 6, 2003, to make the payment. We did not make the payment on March 6, 2003, as required. Our failure to comply with the payment terms imposed by the IBM Credit Agreement and our failure to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, we received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

         Effective April 1, 2003, we entered into a Forbearance Agreement with IBM Credit. Under the terms of the Forbearance Agreement, we had the right to purchase all of our outstanding debt obligations to IBM Credit, totaling approximately $100.4 million (including accrued interest), if we paid IBM Credit $30 million in cash by June 30, 2003. As of June 30, 2003, we have made cash payments to IBM Credit totaling $30.0 million and, thus, we have satisfied in full our debt obligations to IBM Credit. As a result, we recorded a gain on the forgiveness of debt of approximately $70.4 million in the quarter ended June 30, 2003.

         Funding for the $30.0 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of our common stock, $10.0 million in net proceeds from the issuance of the Debentures, and $2.2 million from cash on hand.

         The 50.0 million shares of our common stock were purchased under the Securities Purchase Agreements. The purchases resulted in net proceeds to us of $17.8 million, after deduction of the 3% fee to our placement agent, J.P. Carey Securities, Inc.

         On June 30, 2003, we entered into the Agreement with certain Purchasers. In connection with the Agreement, we issued to the Purchasers Debentures due November 1, 2005. Subject to the terms under the various agreements, the Debentures are convertible into shares of our common stock (subject in part to shareholder approval) or exchangeable for shares of Digital Angel Corporation common stock owned by us, or a combination thereof, at the Purchasers' option. We currently own 19.6 million shares of Digital Angel Corporation's common stock, or approximately 72.9% of the shares outstanding of Digital Angel Corporation's common stock as of June 30, 2003. The Debentures are convertible or exchangeable at any time at the option of the Purchasers. The conversion price for our common stock is $0.515 per share also referred to as the Set Price, subject to anti-dilution provisions. The exchange price for the Digital Angel Corporation common stock owned by us is $2.20 per share as to the first fifty percent (50%) of the original principal amount of the Debentures and $4.25 per share as to the remaining fifty percent (50%) of the original principal amount, subject to anti-dilution provisions.

         Among other provisions under the Agreement and the Debenture, we are required to pay interest at the rate of 8.5% per annum on a quarterly basis beginning September 1, 2003, and, beginning on November 1, 2003, on a monthly basis as to the principal amount required to be redeemed each month. A final interest payment is due on the maturity date. Interest payments may be made in either cash or in shares of the Digital Angel Corporation common stock owned by us, or a combination thereof at our option, subject to certain restrictions. The interest conversion rate for the Digital Angel Corporation common stock is calculated based upon 90% of the average of the lowest 10 of the 20 volume-weighted average stock prices immediately prior to the applicable interest payment date, subject to a late payment adjustment. Principal redemption payments of $0.4 million are due monthly beginning November 1, 2003. The principal redemption payments may be made in cash, our common stock or the Digital Angel Corporation common stock owned by us at our option, subject to certain limitations regarding the average market value and trading volume of the Digital Angel Corporation common stock. The conversion prices are based upon the lesser of ninety percent (90%) of the lowest 10 of the 20 volume-weighted average stock prices prior to the redemption date, and the set prices as defined in the Agreement. If we elect to make interest and or principal redemption payments in shares of the Digital Angel Corporation common stock that we own, such payments may result in additional interest expense and or a gain or loss on the deemed sale of the Digital Angel Corporation common shares. If we elect to make principal redemption payments in shares of our common stock, such payments may result in additional interest expense.

         The repayment of all of our debt obligations to IBM Credit resolved one of the major factors impacting our ability to continue as a going concern. Our ability to continue as a going concern is also predicated upon numerous issues including our ability to:

     o Successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations;

     o Realize positive cash flow with respect to our investment in Digital Angel Corporation;

     o   Develop an effective marketing and sales strategy;

     o Obtain the necessary approvals to expand the market for the VeriChip product;

     o Complete the development of the second generation Digital Angel product; and

     o   Attract, motivate and/or retain key executives and employees.

         Sources of Liquidity

         Our operating activities did not provide positive cash flow during the six-months ending June 30, 2003, or during 2002 and 2001. In addition, during the six-months ended June 30, 2003, we used $2.2 million of our cash on hand to fund a portion of the $30 million debt payment to IBM Credit under the terms of the Forbearance Agreement. Accordingly, there can be no assurance that we will have access to funds necessary to provide for our ongoing operations or to make the required interest and redemption payments associated with the Debentures.

         As collateral for the Debentures and under the terms of a Security Agreement, we and our wholly-owned subsidiary Computer Equity Corporation have granted to the Purchasers a security interest in all of our accounts receivable. If we are not successful in satisfying the payment obligations under the Debentures or we do not comply with the terms of the Debentures and the Purchasers were to enforce their rights against our accounts receivable and the accounts receivable of Computer Equity Corporation, there could be no assurance that we would have liquidity and access to funds necessary to provide for our ongoing operations.

         Our sources of liquidity may include proceeds from the sale of common stock and preferred shares, proceeds for the sale of businesses, proceeds from the sale of the unrestricted Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, and the raising of other forms of debt or equity through private placement or public offerings. There can be no assurance however, that these options will be available, or if available, on favorable terms. Our capital requirements depend on a variety of factors, including but not limited to, repayment obligations under the Debentures, the rate of increase or decrease in our existing business base; the success, timing, and amount of investment required to bring new products on-line; revenue growth or decline; and potential acquisitions.

         Failure to obtain additional funding, to generate positive cash flow from operations and to comply with the payment and other provisions of the Debentures will have a materially adverse effect on our business, financial condition and results of operations.

         Contractual Obligations

         The following table shows the aggregate of our contractual cash obligations at June 30, 2003:

                                                                       Less Than 1                            After 5
Contractual Cash Obligations                             Total            Year       1-3 Years  4-5 Years      Years
---------------------------------------------------------------------------------------------------------------------
                                                                           (amounts in thousands)
---------------------------------------------------------------------------------------------------------------------
Notes payable, long-term debt and other
   long-term liabilities                                 $13,973          $3,388       $ 8,331    $  117      $ 2,137
Operating leases                                          15,002           1,271         1,402       637       11,692
Employment contracts                                       3,719           1,723         1,621       375           --
                                                    ------------------------------------------------------------------
  Total contractual cash obligations                     $32,694          $6,382       $11,354    $1,129      $13,829
                                                    ==================================================================

         Outlook

         We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segment as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders' investments. There can be no assurance, however, that any initiatives will be found, or if found, that they will be on terms favorable to us.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


         Digital Angel Corporation has a foreign subsidiary operating in the United Kingdom. Our United States companies may export and import to and from other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.

         We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Our borrowings under the Debentures bear interest at a fixed rate. Digital Angel Corporation's borrowings under its loan agreements with Laurus bear interest at prime plus 1.75% to prime plus 2.75%. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term investments.

         Due to the nature of our borrowings and our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required.

                                 MANAGEMENT

         Our directors are:

         Scott R. Silverman: Mr. Silverman, age 39, had served since August 2001 as a special advisor to the Board of Directors. In March 2002, he was appointed to the Board of Directors and named President. In March 2003, he was appointed Chairman of the Board and Chief Executive Officer. From September 1999 to March 2002, Mr. Silverman operated his own private investment-banking firm and prior to that time, from October 1996 to September 1999, he served in various capacities for us including positions related to business development, corporate development and legal affairs. From July 1995 to September 1996, he served as President of ATI Communications, Inc., one of our subsidiaries. He began his career as an attorney specializing in commercial litigation and communications law at the law firm of Cooper Perskie in Atlantic City, New Jersey, and Philadelphia, Pennsylvania. Mr. Silverman is a graduate of the University of Pennsylvania and Villanova University School of Law.

         Daniel E. Penni: Mr. Penni, age 55, has served as a director since March 1995, and is Chairman of the Compensation Committee and serves on the Audit Committee of the Board of Directors. Since March 1998, he has been an Area Executive Vice President for Arthur J. Gallagher & Co. (NYSE:AJG). He has worked in many sales and administrative roles in the insurance business since 1969. He is the managing member of the Norsman Group Northeast, LLC, a private sales and marketing company focused on Internet-based education and marketing and serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences. Mr. Penni graduated with a bachelor of science degree in 1969 from the School of Management at Boston College.

         Dennis G. Rawan: Mr. Rawan, age 60, was appointed a director effective December 10, 2002, and serves as Chairman of the Audit Committee of the Board of Directors. Mr. Rawan was Chief Financial Officer of Expo International, Inc. (Expo) from 1996 until his retirement in 2000. Expo provides information technology products and services to the event industry. For over 20 years prior to joining Expo, Mr. Rawan was a certified public accountant (CPA) providing audit, review, tax and financial statement preparation services for a variety of clients. From 1970 to 1988, while working as a CPA, Mr. Rawan taught graduate level accounting courses at Babson College. Mr. Rawan earned a Bachelor of Arts degree and a Master of Business Administration degree from Northeastern University.

         Constance K. Weaver: Ms. Weaver, age 50, was elected to the Board of Directors in July 1998, and serves on the Compensation Committee of the Board of Directors. Ms. Weaver is Executive Vice President, Public Relations, Marketing Communications and Brand Management for AT&T Corporation (AT&T) (NYSE:T). From 1996 to October 2002, Ms. Weaver was Vice President, Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and, from 1991 to 1993, she was director of Investor Relations for MCI Communications, Inc. She earned a Bachelor of Science degree from the University of Maryland in 1975 and has completed post-graduate financial management, marketing and strategic planning courses at The Wharton School of the University of Pennsylvania, Stanford University, Columbia University and Imede (Switzerland).

         Michael S. Zarriello: Mr. Zarriello, age 53, was appointed a director effective May 9, 2003, and serves on the Audit Committee of the Board of Directors. Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation and President of Jesup & Lamont Merchant Partners LLC from 1998 to 2003. From 1989 to 1997, Mr. Zarriello was a Managing Director- Principal of Bear Stearns & Co., Inc. and from 1989 to 1991 he served as Chief Financial Officer of the Principal Activities Group that invested the Bear Stearns' capital in middle market companies. Prior to that time, he has held positions as Chief Financial Officer of United States Leather Holdings, Inc., Chief Financial Officer of Avon Products, Inc. Healthcare Division and Assistant Corporate Controller for Avon. He graduated with a Bachelors of Science degree from the State University of New York at Albany; he holds a Masters in Business Administration from Fairleigh Dickinson University and an Advanced Professional Certificate from New York University. Mr. Zarriello holds several licenses from the National Association of Securities Dealers.

         Our executive officers are:

      NAME                     AGE                       POSITION                           POSITION HELD SINCE
      ----                     ---                       --------                           -------------------

Scott R. Silverman             39      Chairman of the Board and Chief Executive Officer    (March 2003 - Chairman and CEO)

Kevin H. McLaughlin            61      President and Chief Operating Officer                (March 2003 - Chief Operating Officer)
                                                                                            (May 2003 - President)

Michael E. Krawitz             34      Executive Vice President, General Counsel and        (April 1999 - General Counsel) (March
                                       Secretary                                            2003 - Secretary) (April 2003 -
                                                                                            Executive Vice President)

Evan C. McKeown                45      Senior Vice President and Chief Financial Officer    (March 2002 - Chief Financial Officer)
                                                                                            (March 2003 - Senior Vice President)

Peter Y. Zhou                  63      Vice President and Chief Scientist                   (January 2000 - Vice President and
                                                                                            Chief Scientist)

         Following is a summary of the background and business experience of the Company's executive officers other than Scott R. Silverman (whose background and business experience is described above in connection with his status as a director of the Company):

         Kevin H. McLaughlin: Mr. McLaughlin, age 61, was appointed the Company's President in May 2003 and its Chief Operating Officer in March 2003. From April 12, 2002, Mr. McLaughlin served as a director and Chief Executive Officer of InfoTech USA, Inc., formerly SysComm International Corporation, the Company's 52.5% owned subsidiary. Prior to that time, he served as Chief Executive Officer of Computer Equity Corporation, the Company's wholly-owned subsidiary. Mr. McLaughlin joined the Company as Vice President of Sales and Marketing in June 2000. From June 1995 to May 2000, he served as Senior Vice President of Sales for SCB Computer Technology, Inc.

         Michael E. Krawitz: Mr. Krawitz, age 34, joined the Company as Assistant Vice President and General Counsel in April 1999, and was appointed Vice President and Assistant Secretary in December 1999, Senior Vice President in December 2000, Secretary in March 2003 and Executive Vice President in April 2003. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz earned a Bachelor of Arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.

         Evan C. McKeown: Mr. McKeown, age 45, joined the Company as Vice President, Chief Accounting Officer and Corporate Controller in March 2001. He was appointed Vice President, Chief Financial Officer in March 2002 and Senior Vice President in March 2003. Prior to joining the Company, Mr. McKeown served as Corporate Controller at Orius Corporation in West Palm Beach, Florida. From 1992 to 1999, he served as Controller and then Chief Financial Officer of Zajac, Inc., in Portland, Maine. Mr. McKeown has more that 20 years experience in accounting and financial reporting, including serving as a Tax Manager for Ernst & Young and public accountant with Coopers & Lybrand. He is a graduate of the University of Maine and is a certified public accountant.

         Peter Zhou: Dr. Zhou, age 63, joined the Company as Vice President and Chief Scientist in January 2000. From 1988 to 1999, Dr. Zhou served as Vice President, Technology for Sentry Technology Corp., and from 1985 to 1988, he served as Research Investigator for the University of Pennsylvania's Department of Science & Engineering. Prior to that, he was a research scientist for Max-Planck Institute, Metallforschung in Stuttgart, Germany and a post-doctoral research fellow at the University of Pennsylvania. Dr. Zhou has a PhD in materials science/solid state physics from the University of Pennsylvania and a Master of Sciences degree in physics from the Beijing University of Sciences and Technology.

         DIRECTORSHIPS

         Mr. McLaughlin serves on the Board of Directors of InfoTech USA, Inc. Corporation (formerly SysComm International Corporation) and Mr. Silverman serves on the Board of Directors of Digital Angel Corporation. No other directors or executive officers hold directorships in any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of
Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

         BOARD COMMITTEES AND MEETINGS

         We have standing Audit and Compensation Committees of the Board of Directors.

         The Audit Committee consists of Dennis G. Rawan, Daniel E. Penni and Michael S. Zarriello. Mr. Rawan is the Chairman of the Audit Committee. The Audit Committee recommends for approval by the Board of Directors a firm of certified public accountants whose duty it is to audit our consolidated financial statements for the fiscal year in which they are appointed, and monitors the effectiveness of the audit effort, the internal and financial accounting organization and controls and financial reporting. The Audit Committee held five meetings during 2002. The duties of the Audit Committee are also to oversee and evaluate our independent certified public accountants, to meet with our independent certified public accountants to review the scope and results of the audit, to approve non-audit services provided to us by its independent certified public accountants, and to consider various accounting and auditing matters related to our system of internal controls, financial management practices and other matters. The Audit Committee complies with the provisions of the Sarbanes-Oxley Act of 2002. The Audit Committee members are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards, as applicable and as may be modified or supplemented and as defined by the Sarbanes-Oxley Act of 2002.

         The Compensation Committee consists of Daniel E. Penni and Constance K. Weaver. Mr. Penni is Chairman of the Compensation Committee. The Compensation Committee administers our 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan, the 2003 Flexible Stock Plan and the 1999 Employees Stock Purchase Plan, including the review and grant of stock options to officers and other employees under such plans, and recommends the adoption of new plans. The Compensation Committee also reviews and approves various other compensation policies and matters and reviews and approves salaries and other matters relating to our executive officers. The Compensation Committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee's contributions to our current and future success along with their salary level as compared to the market value of personnel with similar skills and responsibilities. The Compensation Committee also looks at accomplishments, which are above and beyond management's normal expectations for their positions. The Compensation Committee met two times and acted by written consent eight times during 2002.

         The Board of Directors held eight meetings during 2002 and acted by written consent 32 times. During the year, all Directors attended 75% or more of the meetings of the Board of Directors and Committees to which they were assigned.

                           EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning the total remuneration paid in 2002 and the two prior fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                     SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                              -------------------------------------
                                               ANNUAL COMPENSATION                     AWARDS               PAYOUTS
                                   -----------------------------------------  ------------------------      -------
                                                                              RESTRICTED
                                                                OTHER ANNUAL    STOCK       OPTIONS /        LTIP       ALL OTHER
    NAME AND PRINCIPAL                SALARY          BONUS     COMPENSATION    AWARDS        SARS          PAYOUTS    COMPENSATION
       POSITION (1)          YEAR       ($)           ($)(2)       ($)(3)        ($)         (#)(4)           (#)           ($)
       ------------          ----       ---           ------       ------        ---         ------           ---           ---
Richard J. Sullivan (5)      2002    $450,000        $140,000     $326,841     $    --      3,200,000           --        $    --
  Former Chairman, CEO       2001     450,000         448,801       57,424          --     10,675,000(9)        --             --
   and Secretary             2000     450,000         180,000      936,672          --      4,000,000           --             --

Scott R. Silverman (6)       2002     165,577          22,030        2,563          --      1,600,000           --             --
  Chairman, CEO, and         2001         N/A             N/A          N/A         N/A            N/A          N/A            N/A
   President                 2000         N/A             N/A          N/A         N/A            N/A          N/A            N/A

Jerome C. Artigliere (7)     2002     178,365          22,030       31,588          --      1,300,000           --             --
  Former Senior Vice,        2001     175,000          14,174       87,688          --      1,129,000(9)        --             --
   President, COO and        2000     134,616          35,000           --          --        100,000           --             --
   Assistant Treasurer


Michael E. Krawitz (8)       2002     170,769          22,030           --          --      1,000,000           --             --
  Senior Vice President,     2001     160,000          14,174           --          --        504,000(9)        --             --
   General Counsel and       2000     151,853          35,000           --          --        100,000           --             --
   Secretary

Peter Zhou                   2002     216,058           7,500           --          --        200,000           --             --
  Vice President, Chief      2001     212,839              --           --          --        229,000(9)        --             --
   Scientist                 2000     151,456          25,000           --          --        150,000           --             --

----------------
(1)  See "Related Party Transactions."
(2) The amounts in the Bonus column were discretionary awards granted by the Compensation Committee in consideration of the contributions of the respective named executive officers.
(3)  Other annual compensation includes: (a) in 2002, for Richard J.
     Sullivan $296,190 related to the difference between the price used to determine the number of shares of common stock issued to Mr. Sullivan in lieu of cash compensation and the market price of stock at the time of issuance, an auto allowance and other discretionary payments, and for Mr. Silverman, an auto allowance; (b) in 2001, for Richard J. Sullivan, an auto allowance and other discretionary payments, and for Jerome C. Artigliere, $50,000 in moving expenses, an auto allowance and other discretionary payments; and (c) in 2000, for Richard J. Sullivan, $936,672 of other compensation representing the fair value of property distributed to Richard J. Sullivan, including the associated payment of taxes on his behalf, pursuant to his employment agreement.
(4)  Indicates number of securities underlying options.
(5)  Mr. Sullivan retired in March 2003.
(6) Mr. Silverman joined us as a Director and President in March 2002. He assumed the positions of Chairman of the Board of Directors and Chief Executive Officer in March 2003.
(7)  Mr. Artigliere resigned in March 2003.
(8)  Mr. Krawitz assumed the position of Secretary in March 2003.
(9) Includes options granted in prior years that were re-priced during 2001 as follows: (a) for Richard J. Sullivan, 7,675,000; (b) for Jerome C. Artigliere, 254,000; (c) for Michael E. Krawitz, 154,000; and (d) for Peter Zhou, 129,000.

         The following table contains information concerning the grant of stock options under our 1999 Flexible Stock Plan to the Named Executive Officers during 2002:

                                                    OPTION GRANTS IN 2002
                                                      INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------   -------------------------------
                                                                                                  Potential Realizable Value
                                                                                                  At Assumed Rates of Stock
                                                                                                  Appreciation for Option
                                                                                                  Term
--------------------------------------------------------------------------------------------   -------------------------------
                                            % of Total
                                            Options
                     Number of Securities   Granted to
                     Underlying Options     Employees in   Exercise
       Name          Granted (#) (1) (2)    2002           Price ($/Sh)   Expiration Date          5% ($)             10% ($)
-------------------- --------------------   ------------   ------------   ---------------         --------           --------
Richard J. Sullivan       1,200,000          11.9%           $0.32          February-08           $130,666           $296,457
                          2,000,000          19.8             0.28              July-08            190,654            432,592

Scott R. Silverman        1,000,000           9.9             0.32          February-08            108,888            247,048
                            600,000           5.9             0.28              July-08             57,196            129,778

Jerome C. Artigliere        850,000           8.4             0.32          February-08             92,555            209,990
                            450,000           4.4             0.28              July-08             42,897             97,333

Michael E. Krawitz          600,000           5.9             0.32          February-08             65,333            148,229
                            400,000           4.0             0.28              July-08             38,131             86,518

Peter Zhou                  150,000           1.5             0.32          February-08             16,333             37,057
                             50,000           0.5             0.28              July-08              4,766             10,815


-------------------
(1) These options were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

(2) Table excludes options granted to the named executives by our subsidiaries. The table also excludes 23,669 options that were granted to Mr. Artigliere and 12,657 options that were granted to Mr. Krawitz. These options were granted under the 1999 Employees Stock Purchase Plan at a price per share equal to 85% of the fair market value of our common stock on (i) the date on which the option was granted (i.e., the first business day of the offering) and (ii) the date on which the option was exercised (i.e., the last business day of the offering), whichever is less.

         The terms of the 1996 Non-Qualified Stock Option Plan and the 1999 Flexible Stock Plan include change of control provisions. Upon a change of control, as defined in the plans, all stock options become fully vested, exercisable or payable.

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2002 and unexercised options held on December 31, 2002:

 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                             Number of Securities
                                                             Underlying Unexercised          Value of Unexercised In-The-Money
                       Exercised in 2002                     Options at Year End 2002(#)     Options at Year End 2002 ($)(2)
                       ---------------------------------     ---------------------------     ---------------------------------
                       Shares Acquired   Value
Name                   Upon Exercise(#)  Realized ($)(1)     Exercisable   Unexercisable     Exercisable      Unexercisable
---------------------  ----------------  ---------------     -----------   -------------     -----------      -------------
Richard J. Sullivan        646,297        $171,837           8,285,000 (3)  3,300,000 (3)    $2,154,100          $377,000
Scott R. Silverman              --              --             325,000      1,600,000            84,500           168,000
Jerome C. Artigliere       104,577           4.049           1,029,000      1,300,000           267,540           135,000
Michael E. Krawitz          13,178             828             504,000      1,000,000           131,040           106,000
Peter Zhou                 100,000          58,000             112,333        216,667            26,787            24,333

-----------------------
(1) The values realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. Amounts do not include value realized upon the exercise of stock options issued by our subsidiaries.

(2) The value of the unexercised in-the-money options at December 31, 2002 assumes a fair market value of $0.41, the closing price of our common stock as reported on The Nasdaq SmallCap Market on December 31, 2002. The values shown are net of the option exercise price, but do not include deduction for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares.

(3) Includes 600,000 exercisable and 100,000 unexercisable options, which are owned by Mr. Sullivan's wife.

         INCENTIVE PLANS

         Cash and Stock Incentive Compensation Programs. To reward performance, we provide our executive officers and its divisional executive officers with additional compensation in the form of a cash bonus and/or stock awards. No fixed formula or weighting is applied by the Compensation Committee to corporate performance versus individual performance in determining these awards. The amounts of such awards are determined by the Compensation Committee acting in its discretion. Such determination, except in the case of the award for the Chairman, is made after considering the recommendations of the Chairman and President and such other matters as the Compensation Committee deems relevant. The Compensation Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. The amount of the total incentive is divided between cash and stock at the discretion of the Compensation Committee.

         Stock Options and Other Awards Granted under the 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan. The 1996 Non-Qualified Stock Option Plan, the 1999 Flexible Stock Plan and the 2003 Flexible Stock Plan are long-term plans designed to link rewards with shareholder value over time. Stock options are granted to aid in the retention of employees and to align the interests of employees with shareholders. The value of the stock options to an employee increases as the price of the Company's stock increases above the fair market value on the grant date, and the employee must remain in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ.

         These Plans allow grants of stock options to all of our employees, including executive officers. Grants to our executive officers and to officers of our subsidiaries are made at the discretion of the Compensation Committee. The Compensation Committee may also make available a pool of options to each subsidiary to be granted at the discretion of such subsidiary's president.

         The 2003 Flexible Stock Plan is also designed to encourage ownership of our common Stock by employees, directors and other individuals, and to promote and further the best interests of the Company by granting cash and other stock awards. We also intend to grant awards of its common stock in lieu of payments of cash compensation pursuant to the mutual agreement of the participant and the Company.

         Stock Options Granted under the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, which is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, provides eligible employees with an opportunity to accumulate, through payroll deductions, funds to be used toward the purchase of the Company's stock pursuant to options granted under the Plan. Options granted in connection with an offering under the plan, permit the option holder to purchase our stock at a price per share equal to 85% of the fair market value of the stock on (i) the date on which the option is granted (i.e., the first business day of the offering) and (ii) the date on which the option is exercised (i.e., the last business day of the offering), whichever is less.
Section 423 of the Internal Revenue Code also provides certain favorable tax consequences to the option holder, provided that the stock acquired under the plan is held for a specified minimum period of time.

         Other than as otherwise disclosed herein, we have no plans pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals described above.

         COMPENSATION OF DIRECTORS

         Our non-employee directors receive a fixed quarterly fee in the amount of $5,000. In addition, non-employee directors receive a quarterly fee in the amount of $1,000 for each committee of which they are a member. Reasonable travel expenses are reimbursed when incurred. During 2002, Mr. Penni and Ms. Weaver each received $28,000 in additional non-cash compensation in the form of the Company's common stock. Individuals who become directors are automatically granted an initial option to purchase 25,000 shares of common stock on the date they become directors. Each of such options is granted pursuant to our 1996 Non-Qualified Stock Option Plan or the 1999 Flexible Stock Plan on terms and conditions determined by the Board of Directors. During 2002, Messrs. Penni and Rawan and Ms. Weaver were granted 200,000, 25,000 and 200,000 options to purchase shares of common stock, respectively. Directors who are not also executive officers are not eligible to participate in any of our other benefit plans.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None.

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         We have entered into an employment agreement with the following Named Executive Officer:

-------------------------------------     --------------      -------------------------    ---------------------
     Name                                    Length              Commencing                   Base Salary
     Michael E. Krawitz                      5 Years             April 12, 1999                  185,000     (1)
-------------------------------------

(1) Effective April 2003.

         The Company has not entered into an employment contract with any of its other executive officers.

         In March 1999, we entered into an employment agreement with Michael Krawitz, Executive Vice President, General Counsel, and Secretary. The agreement was amended in June 1999 and in April 2000. The agreement provides that in the event Mr. Krawitz's employment is terminated either by the Company other than for "cause" or by Mr. Krawitz for "good reason," Mr. Krawitz will continue to receive his base compensation for the remainder of the employment term under the agreement as if such termination had not occurred. Upon any such termination, the payment of any other benefits will be determined by the Board of Directors in accordance with our plans, policies and practices.

         On March 21, 2003, Richard J. Sullivan, our then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. Our Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of 56.0 million shares of our common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of our common stock were re-priced and exercised. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required us to make payments of approximately $17.0 million to him, a portion of such payments of which could be made in either cash or stock, at our option.

         On March 21, 2003, Jerome C. Artigliere, our then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of our common stock were re-priced and exercised. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. His employment agreement required us to make payments of approximately $1.5 million to Mr. Artigliere.

         As a result of the termination of Richard Sullivan's employment with us, a "triggering event" provision in the severance agreement we entered into with Garrett Sullivan, our former Vice Chairman of the Board (who is not related to Richard Sullivan), at the time of his ceasing to serve in such capacity in December 2001, has been triggered. We recently negotiated a settlement of its obligations under Garrett Sullivan's severance agreement that required us to issue to him 7.5 million shares of our common stock. We issued the shares to Garrett Sullivan on August 19, 2003. In September 2003, Garrett Sullivan surrendered the shares to us. We will reissue the shares to him upon the effectiveness of a registration statement.

 PRINCIPAL SHAREHOLDERS

         The following table shows information regarding beneficial ownership of our common stock as of August 22, 2003, and as adjusted to reflect the sale of the common stock in this offering for:

         o        each of our directors and named executive officers;

         o        all directors and executive officers as a group; and


                                                                               BEFORE OFFERING               AFTER OFFERING
                                                                      ------------------------------  ----------------------------
                                                                         NUMBER OF
                                                                         SHARES OF      PERCENT OF      NUMBER OF      PERCENT OF
                                                                          COMMON          COMMON        SHARES OF        COMMON
                                                                           STOCK          STOCK       COMMON STOCK       STOCK
                                                                        BENEFICIALLY    BENEFICIALLY   BENEFICIALLY    BENEFICIALLY
                     NAME OF BENEFICIAL OWNER                             OWNED (1)        OWNED         OWNED (1)        OWNED
                     ------------------------                             ---------        -----         ---------        -----
        Scott R. Silverman                                                1,945,000          *%          1,945,000          *%
        400 Royal Palm Way, Palm Beach, FL 33480

        Daniel E. Penni                                                   1,949,065          *           1,949,065          *
        260 Eliot Street, Ashland, MA 01721

        Dennis G. Rawan                                                       5,000          *               5,000          *
        400 Royal Palm Way, Palm Beach, FL 33480

        Constance K. Weaver                                               1,223,000          *           1,223,000          *
        295 North Maple Ave, Basking Ridge, NJ 07920

        Michael S. Zarriello                                                     --          *                  --          *
        400 Royal Palm Way, Palm Beach, FL 33480

        Kevin H. McLaughlin                                                 402,333          *             402,333          *
        400 Royal Palm Way, Palm Beach, FL 33480

        Michael E. Krawitz                                                1,560,462          *           1,560,462          *
        400 Royal Palm Way, Palm Beach, FL 33480

        Evan C. McKeown                                                     234,506          *             234,506          *
        400 Royal Palm Way, Palm Beach, FL 33480

        Peter Zhou                                                          352,526          *             352,526          *
        5750 Division Street, Riverside, CA 92506

        All directors and executive officers as a group (10 persons)      8,074,030        1.9%          8,074,030        1.9%


---------
* Represents less than 1% of the issued and outstanding shares of our common stock.
(1)      This table includes presently exercisable stock options. The following directors and executive officers hold the number of exercisable options set forth following their respective names:
         Scott R. Silverman - 1,925,000; Daniel E. Penni - 1,164,000;
         Constance K. Weaver - 989,000; Kevin H. McLaughlin -391,333;
         Michael E. Krawitz - 1,504,000; Evan C. McKeown - 233,334; Peter
         Zhou - 329,000; and all directors and officers as a group -
         6,909,667.

                         RELATED PARTY TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

         Daniel E. Penni, a member of our Board of Directors, has executed a revolving line of credit promissory note in favor of Applied Digital Solutions Financial Corp., the Company's subsidiary, in the amount of $450,000. The promissory note is payable on demand, with interest payable monthly on the unpaid principal balance at the rate equal to one percentage point above the base rate announced by State Street Bank and Trust Company (which interest rate shall fluctuate contemporaneously with changes in such base rate). The largest principal amount outstanding under the promissory note during 2002 was $420,000, and as of May 12, 2003, $420,000 had been advanced under this note. On August 11, 2003, Mr. Penni, and his broker, Robert W. Baird & Co. entered into a Stock Sale Plan, whereunder Mr. Penni's broker will effect a sale commencing on September 1, 2003, of 50,000 shares of our common stock owned by Mr. Penni, at a price of $0.50 per share or better, on the first trading day of each month. The plan shall terminate upon the sale of an aggregate of 600,000 shares of our common stock. Mr. Penni has agreed to remit the net proceeds (net of broker commissions, fees, applicable income taxes and other charges, if any) realized from the sales to us until such time as his obligations under the promissory note are repaid in full.

         Mr. Richard Sullivan, our former Chairman of the Board, Chief Executive Officer and Secretary, executed a promissory note in our favor in the amount of $59,711. The promissory note was payable on demand and interest accrued at a rate of 7.0% per annum. The largest amount outstanding under the promissory note during 2002 was $59,711, plus accrued interest, and on March 21, 2003, this note was paid in full.

         On September 27, 2000, the following named executive officers and directors exercised options granted to them under the Company's 1999 Flexible Stock Plan to purchase shares of our common stock. Under the terms of the grant, the named executive officers each executed and delivered a non-recourse, interest bearing promissory note and stock pledge agreement to us in consideration for the purchase of the shares (the officers and directors received no cash proceeds from these loans) as follows:

Named Executive Officer                                     Amount         Interest Rate   Due Date
-----------------------                                     ------         -------------   --------
Kevin H. McLaughlin                                         $30,250             6.0%       September 27, 2003
Michael E. Krawitz                                           57,750             6.0        September 27, 2003
Peter Zhou                                                   57,750             6.0        September 27, 2003

Directors                                                   Amount         Interest Rate   Due Date
---------                                                   ------         -------------   --------
Daniel E. Penni                                            $236,500             6.0%       September 27, 2003
Constance K. Weaver                                         236,500             6.0        September 27, 2003

         In September 2000, when the loans were originated, the Company notified these officers and directors that we intended to pay their annual interest as part of their compensation expense/directors remuneration and to provide a gross-up for the associated income taxes. Annual interest payments were due on September 27, 2001 and September 27, 2002. The Company has chosen not to pay the interest and related tax gross-up. The Company, therefore, considers such notes to be in default and is in the process of foreclosing on the underlying collateral (all of the stock) in satisfaction of the notes. The Company's decision to take this action relates in part to the passage of the recent corporate reform legislation under the Sarbanes-Oxley Act of 2002, which, among other things, prohibits further extension of credit to officers and directors.

         Marc Sherman, the former Chief Executive Officer of Intellesale, Inc. and brother-in-law of Constance Weaver, a member of the Company's Board of Directors, has executed six promissory notes in the aggregate amount of $595,000. The promissory notes are due on demand and bear interest at the rate of 6% per annum. Mr. Sherman was also indebted to the Company under a mortgage note with a principal balance of $825,000. During 2001, the highest balance outstanding on the note was $345,119. The note, which had an interest rate equal to the prime rate published by the Wall Street Journal plus 1%, was paid in full in May 2001. In addition, Mr. Sherman is indebted to the Company under a non-interest bearing promissory note in the amount of $200,000, the proceeds of which were used by Mr. Sherman to acquire 100,000 shares of the Company's common stock. This note is due upon the sale of the Company's common stock by Mr. Sherman.

CHANGE IN CONTROL

         There are no arrangements known to us, including any pledge by any person of securities of us, the operation of which may at a subsequent date result in a change in control of us.

SARBANES-OXLEY ACT OF 2002

         The Sarbanes-Oxley Act of 2002, referred to herein as the Act, makes it unlawful for a public company to make material modifications to any existing loans made to its executive officers and directors. The Act does not provide guidance as to whether a company's election not to make demand on a demand promissory note will be deemed a material modification.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         During 2002, the Company granted 10,126,000 options under its 1999 Flexible Stock Plan and 1996 Non-Qualified Stock Option Plan. As of December 31, 2002, the following shares of the Company's common stock were authorized for issuance under the Company's equity compensation plans:

                                       EQUITY COMPENSATION PLAN INFORMATION

                                (a)                       (b)                 (c)
Plan Category (1)               Number of securities to   Weighted-average    Number of securities
                                be issued upon exercise   exercise price      remaining available for
                                of outstanding options,   per share of        future issuance under
                                warrants and rights       outstanding         equity compensation
                                                          options, warrants   plans (excluding
                                                          and rights          securities reflected in
                                                                              column (a))
Equity compensation plans
approved by security holders                  34,039,000               $0.71                  7,183,000  (2) (3)
Equity compensation plans not
approved by security holders                          --                  --                         --
                                ----------------------------------------------------------------------------------
Total                                         34,039,000               $0.71                  7,183,000
--------------------------------==================================================================================

(1) A narrative description of the material terms of the Company's equity compensation plans is set forth in Note 13 to the Company's consolidated financial statements, which are set forth in the Company's Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 4, 2003.

(2) In addition to the shares available for future issuance reflected in the above table, the shares available for future issuance under the 2003 Flexible Stock Plan, if approved, would be 14,000,000.

(3) Includes 6,900,000 shares available for future issuance under the Company's 1999 Employees Stock Purchase Plan.

                          SELLING SECURITY HOLDERS

         The following table sets forth information regarding the ownership of our common stock by the selling security holders and the shares being offered under this prospectus.

         This prospectus relates to resales of up to 58,154,644 shares of our common stock, par value $.001 per share, which may be issued in connection with the Debentures and Warrants as more fully described in this prospectus on page 18 and in the section "Capital Stock - 8.5% Convertible Exchangeable Debentures" beginning on page 73, as follows:

         o up to 20,388,350 shares which may be issued upon the conversion of the Debentures based upon the Set Price, as defined in the Debenture agreement of $0.515;

         o up to 5,352,773 shares issuable upon the exercise of the Warrants; and

         o up to 32,413,521 shares, which may be issued in connection with:

                  o the payment of principal redemption payments and interest in connection with the Debentures (although the Debentures currently do not allow us to make interest payments in shares of our common stock and it is our present intention to make interest payments in cash, shares are being registered at this time to provide for any future amendment to the Debentures upon agreement between us and the Debenture holders which would allow for such payment);

                  o additional shares registrable under the terms of the Registration Rights Agreements; and

                  o anti-dilution and other provisions contained in the Debentures and Warrants.

         We are registering the shares in order to permit the selling security holders to offer the shares of common stock for resale from time to time. None of the selling security holders listed below have had any material relationship with us within the past three years except as follows:

         On October 26, 2000, we issued $26.0 million in stated value of our Series C preferred stock and related warrants to a select group of institutional investors including Elliott Associates L.P. and Elliott International L.P. in a private placement for an aggregate purchase price of $20.0 million. The Series C preferred stock was convertible into shares of our common stock at various conversion rates.

         As of December 31, 2001, all of the preferred shares had been converted into shares of our common stock.

         The holders of the Series C preferred stock also received warrants to purchase up to an additional 828,688 shares of our common stock as described in more detail below under "Description of Capital Stock-Options and Warrants" beginning on page 72. Elliott Associates, L.P. and Elliott International, L.P. received 138,155 and 276,229 of such warrants, respectively.

         The table below lists the selling security holders and other information regarding the beneficial ownership of the common stock by each of the selling security holders. The column titled "Number of Shares Offered Hereby" lists for each selling security holder, the number of shares of common stock, based on its ownership of the Debentures and Warrants that may be issuable to the selling security holder upon conversion of the Debentures, exercise of the Warrants and payment of principal redemption and interest payments in connection with the Debentures, without regard to any limitation on conversions, exercise or payments. Because payments of the principal redemption and interest payments (such interest payments being subject to approval by the Debenture holders) are based on formulas that depend on the market price of our common stock, the numbers listed in the table below may fluctuate from time to time. We determined the number of shares of common stock to be offered for resale under this prospectus by agreement with the selling security holders under the terms of the Registration Rights Agreement. The basis of our calculations were as follows: (1) We assumed conversion of all of the outstanding Debentures; (2) We assumed all interest payments thereon were made in shares of our common stock and all of the Debentures were held until the 36th month anniversary of their date of issuance (although the Debentures currently do not allow us to make interest payments in shares of our common stock and it is our present intention to make interest payments in cash, shares are being registered at this time to provide for any future amendment to the Debentures upon agreement between us and the Debenture holders which would allow for such payment); (3) We assumed a conversion rate for both the Debentures and the interest payments of $0.407 per share; (4) We included the shares issuable upon exercise of all Warrants in full, without regard to any limitations on conversions or exercise; and (5) We assumed the shares registrable were equal to 150% of the shares calculated in steps (1) through
(4).

         The percentage owned prior to the offering reflects the shares issuable under conversion of the Debentures and exercise of the Warrants, assuming the events in steps (1) through (5) above, and additional warrants held by the selling security holder at the time of the registration statement. The amount and percentage owned after the offering assumes the sale of all of the common stock being registered on behalf of the selling security holders under this prospectus.

         Under the terms of the Debentures and Warrants, no selling security holder may receive shares is connection with the Debentures or the exercise of the Warrants, to the extent such conversion, redemption, payments or exercise would cause such selling security holder, together with its affiliates, to beneficially own more than 4.99% of the outstanding shares of our then outstanding common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion/redemption/payment of the Debentures which have not been converted and upon exercise of the Warrants which have not been exercised. The number of shares in the table below does not reflect this limitation. The selling security holders may sell all, some or none of their shares in this offering. See "Plan of Distribution" beginning on page 76 below.


                                             DEEMED OWNERSHIP PRIOR TO      NUMBER OF SHARES             OWNERSHIP AFTER
      SELLING SECURITY HOLDER                     THE OFFERING**             OFFERED HEREBY                THE OFFERING
      -----------------------               ---------------------------     ----------------           --------------------
                                              SHARES               %                                   SHARES             %
                                              ------               -                                   ------             -
    Elliott Associates, L.P.                 7,892,108            2.16%        7,753,953(1)            138,155            *
    Elliott International, L.P.             11,907,158            3.26%       11,630,929(2)            276,229            *
    Midsummer Investment, Ltd.              11,077,075            3.03%       11,077,075(3)                --             *
    Omicron Master Trust                     8,307,806            2.27%        8,307,806(4)                --             *
    Islandia, L.P.                          11,077,075            3.03%       11,077,075(5)                --             *
    Portside Growth and Opportunity Fund     8,307,806            2.27%        8,307,806(6)                --             *
                                            ----------           ------       ----------               -------
             Total                          58,569,028           16.02%       58,154,644               414,384            *
                                            ==========           ------       ==========               =======

---------
*  Represents less than 1% of the shares outstanding
** The deemed ownership prior to the offering is based upon the formula as discussed above. The actual beneficial ownership is less.

(1) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the Debentures and Warrants were legended to indicate that they were restricted. Paul Singer, General Partner has sole voting and dispositive powers with respect to the shares.
(2) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered. In addition, the Debentures and Warrants were legended to indicate that they were restricted. Paul Singer, General Partner has sole voting and dispositive powers with respect to the shares.
(3) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered. In addition, the Debentures and Warrants were legended to indicate that they were restricted. Scott Kaufman, Managing Director of Midsummer Investment, advisor to Midsummer Investment, Ltd., has sole voting and dispositive powers with respect to the shares.
(4) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered. In addition, the Debentures and Warrants were legended to indicate that they were restricted. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one

                                     71


         another, as that term is used for purposes of the Securities
         Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls
         Omicron and Winchester.
(5) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered. In addition, the Debentures and Warrants were legended to indicate that they were restricted. Richard Berner, President of John Lang
         Inc, General Manager, has sole voting and dispositive powers with respect to the shares.
(6) Represents shares which may be issued to the selling security holder in connection with the registrant's $10,500,000 aggregate principal balance of 8.5% Debentures and associated warrants under the terms of a Stock Purchase Agreement, 8.5% Convertible Exchangeable
         Debenture, Stock Purchase Warrant, and Registration Rights
         Agreement, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered. In addition, the Debentures and Warrants were legended to indicate that they were restricted. The investment advisor to Portside
         Growth and Opportunity fund is Ramius Capital Group, LLC. The
         Managing Member of Ramius Capital Group, LLC is C4S&Co. The
         Managing Members of C4S&Co. are Peter Cohen, Morgan Stark and
         Thomas Strauss and therefore, Messrs. Cohen, Stark and Strauss could be deemed beneficial owners of the referenced shares. Messrs. Cohen, Stark and Strauss disclaim beneficial ownership of such shares.

                        DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock is subject to The General and Business Corporation Law of Missouri and to provisions contained in our Articles of Incorporation and Bylaws, copies of which are exhibits to our registration statement on Form S-1 of which this prospectus is a part and which are incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

AUTHORIZED CAPITAL

         Our authorized capital stock consists of 560,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $10.00 par value. Holders of our common stock have no preemptive or other subscription rights.

COMMON STOCK

         As of August 22, 2003, there were 359,762,414 shares of our common stock outstanding and approximately 2,530 holders of record of our common stock.

         The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Holders of our common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of our common stock are able to elect all directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by our board of directors. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock.

         The transfer agent and registrar for common stock is The Registrar and Transfer Co.

PREFERRED STOCK

         Preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as it may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.

OPTIONS AND WARRANTS

         As of August 22, 2003, there were options held by the Company's employees and others to purchase an aggregate of 18,483,400 shares of the Company's common stock at a weighted average exercise price of $1.21 per share.

         As of August 22, 2003, there was an aggregate of 11,970,889 issued an outstanding warrants to purchase an aggregate of 11,970,889 shares of our common stock at a weighted average exercise price of $0.64 per share as follows:

         o issued and outstanding warrants to purchase 5,789,428 shares of our common stock at a weighted average exercise price of $0.15 per share.

         o warrants issued in connection with the sale of Series C preferred stock to purchase up to 828,688 shares of our common stock at $4.57 per share, subject to adjustment; and

         o the Warrants to purchase up to 5,352,773 shares of our common stock at $0.564 per share, subject to adjustment. The Warrants are more fully described on page 18.

         All of the warrants are currently exercisable. Of the outstanding options, 18,049,441 options are now exercisable at a weighted average exercise price of $1.18 per share, and the rest become exercisable at various times over the next three years.

         The warrants issued in connection with the Series C preferred stock and the Warrants are subject to adjustment upon:

         o the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants;

         o the declaration or payment of a dividend or other distribution on our common stock;

         o issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.

         The exercise price of the warrants issued in connection with the Series C preferred stock may be paid in cash, in shares of common stock or by surrendering other warrants. The exercise price of the Warrants must be paid in cash, however, if at any time after one year from the date of issuance of the Warrants there is not an effective registration statement registering the underlying shares, the warrant exercise price may be made by means of a cashless exercise.

         8.5% CONVERTIBLE EXCHANGEABLE DEBENTURES

         On June 30, 2003, we sold our 8.5% Convertible Exchangeable Debentures in the aggregate principal amount of $10,500,000, which are convertible into shares of our common stock or exchangeable for shares of Digital Angel Corporation (AMEX:DOC) common stock owned by us, or a combination thereof, at any time at the Purchasers' option prior to the maturity date of November 1, 2005. We currently own 19.6 million shares of Digital Angel Corporation's common stock, or approximately 72.9% of the shares outstanding of Digital Angel Corporation's common stock as of June 30, 2003. We have entered into a Stock Purchase Agreement with Digital Angel Corporation dated August 14, 2003, whereby we have agreed to purchase an additional 3.0 million shares of their common stock as more fully discussed on page 16. Upon closing of the transaction, we will own approximately 75.6% of the outstanding shares of Digital Angel Corporation's common stock. The conversion price for our common stock is $0.515 per share also referred to as the Set Price, subject to anti-dilution provisions. The exchange price for the Digital Angel Corporation common stock owned by us, for each individual holder of the Debentures, subject to anti-dilution provisions, is $2.20 per share as to the first fifty percent (50%) of the original principal amount of the Debentures and $4.25 per share as to the remaining fifty percent (50%) of the original principal amount, such fifty percent calculation being made on the basis of each individual holder's principal amount of Debentures purchased.

         We are required to pay interest at the rate of 8.5% per annum on a quarterly basis beginning September 1, 2003, and, beginning on November 1, 2003, on a monthly basis as to the principal amount required to be redeemed

($0.4 million) each month. A final interest payment is due on the maturity date. Interest payments may be made in either cash or in shares of Digital Angel Corporation's common stock, or a combination thereof at our option, subject to certain restrictions. The interest conversion rate for the Digital Angel Corporation common stock is calculated based upon 90% of the average of the lowest 10 of the 20 volume-weighted average stock prices immediately prior to the applicable interest payment date, subject to a late payment adjustment. Principal redemption payments of $0.4 million are due monthly beginning November 1, 2003. The principal redemption payments may be made in cash, our common stock or the Digital Angel Corporation common stock owned by us at our option, subject to certain limitations regarding the average market value and trading volume of the Digital Angel Corporation common stock. The conversion/exchange redemption prices are based upon the lesser of ninety percent (90%) of the lowest 10 of the 20 volume-weighted average stock prices prior to the redemption date, and the Set Price/exchangeable prices, subject to anti-dilution provisions.

         As collateral for the Debentures and under the terms of a Security Agreement, we and our wholly-owned subsidiary Computer Equity Corporation have granted to the Purchasers a security interest in all of our accounts receivable, and under the terms of a Pledge Agreement, we have granted to the Purchasers a security interest in up to 15.0 million shares of the Digital Angel Corporation common stock we currently own.

         Subject to certain exempt transactions, including among others the issuances of shares in connection with stock options, share issuances under severance agreements with former executives, exercises of warrants currently outstanding including the Warrants, the conversion of the Debentures and issuances of shares for acquisitions or strategic investments, we are prohibited under the terms of the Agreement to incur, create, guarantee, assume or to otherwise become liable on account of an indebtedness other than with a federally regulated financial institution or to increase any amounts owing under any existing obligations or to issue or sell shares of our common stock or equivalents until ninety (90) days after the effective date of this registration statement registering our common shares underlying the Debentures and Warrants. In addition, each Purchaser has the right of first refusal to participate in any financings made by us in shares of our common stock or common stock equivalents until such time as the Purchaser no longer holds any Debentures. No other indebtedness of ours is senior to the Debentures in right of payment other than indebtedness secured by purchase money securities and in that case only as to the underlying assets covered thereby.

         Under the terms of the Debentures, our failure to make timely interest or principal redemption payments, commencement of bankruptcy against us, failure of our common stock to be eligible for quotation on or quoted for trading on a principal market as defined, and a change in control of us as defined, among others, constitute events of default.

         INDEMNIFICATION

         Our bylaws require us to indemnify each of our directors and officers to the fullest extent permitted by law. An amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

            PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

         Our common stock has traded on the SmallCap since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, our common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when our common stock traded on the Pink Sheets under the symbol "ADSX.PK."

         The following table shows, for the periods indicated, the high and low sale prices per share of the common stock based on published financial sources.


                                                                               HIGH             LOW
                                                                               ----             ---
         2001
         ----
         First Quarter                                                        $ 2.97           $0.75
         Second Quarter                                                         1.75            0.39
         Third Quarter                                                          0.48            0.11
         Fourth Quarter                                                         0.67            0.18

         2002
         ----
         First Quarter                                                        $ 0.55           $0.28
         Second Quarter                                                         2.40            0.29
         Third Quarter                                                          0.84            0.03
         Fourth Quarter                                                         0.70            0.36

         2003
         ----
         First Quarter                                                         $0.64            $.18
         Second Quarter                                                         0.61            0.35
         Third Quarter (through August 22, 2003)                                0.55            0.37

DIVIDENDS

         We have never paid cash dividends on our common stock. So long as any portion of the Debentures remains outstanding, we may not declare or pay any dividend on our common stock in the form of cash or in the form of shares of Digital Angel Corporation common stock owned by us.

                            PLAN OF DISTRIBUTION

         The selling security holders or any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales made after the date of this prospectus;

         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act, rather than under this prospectus. In effecting sales, broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

         The selling security holder may from time to time pledge or grant a security interest in some or all of the Shares or common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

         The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.


         The selling security holder Portside Growth and Opportunity Fund has an investment advisor, Ramius Capital Group, who has an affiliate, Ramius Securities, LLC, who is a registered broker-dealer. Portside Growth and Opportunity Fund has informed us that it will acquire the underlying shares of common stock for resale in the ordinary course of business and that it does not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the underlying shares of common stock for resale.


         We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling security holders.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                LEGAL MATTERS

         Holland & Knight LLP (a registered limited liability partnership), Miami, Florida, relying on the opinion of special Missouri counsel, has issued an opinion as to the legality of the common stock.

                                   EXPERTS

         The consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002 and for the year ended December 31, 2002, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of Eisner LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Notes 1 and 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the SEC's Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS OR WHICH ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

                                      APPLIED DIGITAL SOLUTIONS, INC.
                                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                      AND FINANCIAL STATEMENT SCHEDULE

CONTENTS
===========================================================================================================
                                                                                                      PAGE
Report of Management                                                                                  F-2

Reports of Independent Accountants                                                                    F-3

Consolidated Balance Sheets as of December 31, 2002 and 2001                                          F-5

Consolidated Statements of Operations for each of the years in the three year period ended
       December 31, 2002                                                                              F-6

Consolidated Statements of Preferred Stock, Common Stock and Other Stockholders' (Deficit)
      Equity for each of the years in the three year period ended December 31, 2002                   F-7

Consolidated Statements of Cash Flows for each of the years in the three year period ended
      December 31, 2002                                                                               F-10

Notes to Consolidated Financial Statements                                                            F-11

Schedule of Valuation and Qualifying Accounts                                                         F-57

Unaudited Interim Condensed Consolidated Financial Information:

Condensed Consolidated Balance Sheets as of June 30, 2003 (unaudited) and
      December 31, 2002                                                                               F-58

Condensed Consolidated Statements of Operations for the three and six-months ended
      June 30, 2003 and 2002 (unaudited)                                                              F-59

Condensed Consolidated Statements of Stockholders' Equity (Deficit)
      for the three and six-months ended June 30, 2003 (unaudited)                                    F-60

Condensed Consolidated Statements of Cash Flows for the three and six-months ended
      June 30, 2003 and 2002 (unaudited)                                                              F-61

Notes to Condensed Consolidated Financial Statements (unaudited)                                      F-62



                                                                    Page F-1

                            REPORT OF MANAGEMENT


Management is responsible for the preparation, integrity and objectivity of the accompanying financial statements and related information. These statements have been prepared in conformity with accounting principles generally accepted in the United States of America, and include amounts that are based on our best judgments with due consideration given to materiality.

Management maintains a system of internal accounting controls. The system is designed to provide reasonable assurance, at reasonable cost, that assets are safeguarded and that transactions and events are recorded properly. The internal accounting control system is augmented by appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Business Conduct adopted by the Company's Board of Directors, applicable to all employees of the Company and its subsidiaries. In our opinion, the Company's internal accounting controls provide reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability of assets.

Eisner LLP, the Company's independent accountants, were recommended by the Audit Committee of the Board of Directors and selected by the Board of Directors. Eisner LLP maintains an understanding of internal controls and conducts such tests and other auditing procedures considered necessary in the circumstances to express their opinion in the report that follows.

The Audit Committee of the Company's Board of Directors meets with the independent accountants, management and internal auditors periodically to discuss internal accounting controls and auditing and financial reporting matters. The Committee reviews with the independent accountants, the scope and results of the audit effort. The Committee also meets periodically with the independent accountants and the director of internal audit without management present to ensure that the independent accountants and the director of internal audit have free access to the Committee.



SCOTT R. SILVERMAN                           EVAN C. MCKEOWN
Chairman of the Board of Directors,          Vice President and
Chief Executive Officer and President        Chief Financial Officer

March 31, 2003


                                                      Page F-2

                      REPORT OF INDEPENDENT ACCOUNTANTS




Board of Directors and Stockholders
Applied Digital Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Applied Digital Solutions, Inc. and subsidiaries (the "Company") as of
December 31, 2002, and the related consolidated statements of operations, preferred stock, common stock and other stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Digital Solutions, Inc. and subsidiaries as of December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced a substantial net loss, has a working capital deficit, a net capital deficiency and was informed by a lender that the Company was in default on its loan agreement. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, in 2002, the Company adopted the new standard addressing financial accounting and reporting for goodwill subsequent to an acquisition.

In connection with our audit of the financial statements referred to above, we audited the financial schedule of Valuation and Qualifying Accounts for 2002. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.


Eisner LLP
New York, New York
March 27, 2003

                                                      Page F-3

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
    Shareholders of Applied Digital Solutions, Inc.

In our opinion, the consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000 listed in the index appearing on page F-1, present fairly, in all material respects, the financial position of Applied Digital Solutions, Inc. and its subsidiaries at December 31, 2001 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for the years ended December 31, 2001 and 2000 listed in the index on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1and 2 to the financial statements, the Company has suffered significant losses from continuing operations and discontinued operations and was in violation of certain covenants and payment obligations of its debt agreement at December 31, 2001. The Company amended its credit agreement on March 27, 2002. This debt agreement requires the Company to maintain compliance with certain covenants. In order to maintain compliance with these covenants, the Company will be required to substantially improve its operating results in 2002. If the Company violates these covenants in 2002, it could result in the lender's declaration that amounts are due and immediately payable. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


PricewaterhouseCoopers LLP
St. Louis, Missouri
March 27, 2002, except for the segment
information for 2001 and 2000 as included in Note 25, which is as of August 23, 2002, and Note 19, which is as of May 30, 2003.

                                                      Page F-4

                                     APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------
                                                CONSOLIDATED BALANCE SHEETS
                                             (IN THOUSANDS, EXCEPT PAR VALUE)


                                                 ASSETS                                                DECEMBER 31,
                                                                                                --------------------------
                                                                                                    2002         2001
                                                                                                --------------------------
          CURRENT ASSETS
              Cash and cash equivalents                                                           $   5,818     $   3,696
              Due from buyers of divested subsidiaries                                                   --         2,625
              Accounts receivable and unbilled receivables (net of allowance
                for doubtful accounts of $1,263 in 2002 and $2,581 in 2001)                          16,548        21,871
              Inventories                                                                             6,409         6,174
              Notes receivable                                                                        2,801         2,256
              Other current assets                                                                    2,920         4,786
          ----------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                                                       34,496        41,408

          PROPERTY AND EQUIPMENT, NET                                                                 9,822        20,185

          NOTES RECEIVABLE, NET                                                                         758         4,004

          GOODWILL, NET                                                                              67,818        90,831

          INVESTMENT IN AFFILIATE                                                                        --         6,779

          OTHER ASSETS, NET                                                                           4,339         4,282
          ----------------------------------------------------------------------------------------------------------------

                                                                                                  $ 117,233     $ 167,489
          ================================================================================================================

                             LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

          CURRENT LIABILITIES
              Notes payable and current maturities of long-term debt                              $  81,879     $  83,836
              Accounts payable                                                                        9,761        15,441
              Accrued interest                                                                       10,149         2,173
              Other accrued expenses                                                                 19,145        15,006
              Put accrual                                                                               200           200
              Net liabilities of Discontinued Operations                                              9,368         9,460
          ----------------------------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                                                 130,502       126,116

          LONG-TERM DEBT AND NOTES PAYABLE                                                            3,346         2,586
          OTHER LONG-TERM LIABILITIES                                                                 1,055         1,028
          ----------------------------------------------------------------------------------------------------------------

          TOTAL LIABILITIES                                                                         134,903       129,730
          ----------------------------------------------------------------------------------------------------------------
          COMMITMENTS AND CONTINGENCIES
          ----------------------------------------------------------------------------------------------------------------
          MINORITY INTEREST                                                                          18,422         4,460
          ----------------------------------------------------------------------------------------------------------------
          REDEEMABLE PREFERRED STOCK OPTIONS - SERIES C                                                  --         5,180
          ----------------------------------------------------------------------------------------------------------------
          PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
              Preferred shares: Authorized 5,000 shares in 2002 and 2001 of $10 par value;
                special voting, no shares issued or outstanding in 2002 and 2001, Class B voting,
                no shares issued or outstanding in 2002 and 2001                                         --            --
              Common shares: Authorized 435,000 shares in 2002 and 345,000 shares in 2001 of
                $.001 par value; 285,069 shares issued and 284,134 shares outstanding in 2002
                and 252,449 shares issued and 251,514 shares outstanding in 2001                        285           252
              Additional paid-in capital                                                            377,621       342,189
              Accumulated deficit                                                                  (417,066)     (304,581)
              Common stock warrants                                                                   5,650         3,293
              Treasury stock (carried at cost, 935 shares in 2002 and 2001)                          (1,777)       (1,777)
              Accumulated other comprehensive income (loss)                                              31          (747)
              Notes received for shares issued                                                         (836)      (10,510)
          ----------------------------------------------------------------------------------------------------------------
          TOTAL PREFERRED STOCK, COMMON STOCK, AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY             (36,092)       28,119
          ----------------------------------------------------------------------------------------------------------------

                                                                                                  $ 117,233     $ 167,489
          ================================================================================================================

                             See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                      Page F-5

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                                      -------------------------------------------
                                                                                           2002           2001          2000
                                                                                      -------------------------------------------
   PRODUCT REVENUE                                                                      $  80,936      $ 113,147     $ 104,759
   SERVICE REVENUE                                                                         18,664         43,167        30,007
   ------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUE                                                                           99,600        156,314       134,766
   COSTS OF PRODUCTS SOLD                                                                  58,395         86,670        68,899
   COST OF SERVICES SOLD                                                                    9,323         23,169        13,576
   ------------------------------------------------------------------------------------------------------------------------------
   GROSS PROFIT                                                                            31,882         46,475        52,291

   SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                             66,450        102,316        61,996
   RESEARCH AND DEVELOPMENT EXPENSE                                                         3,518          8,610         2,504

   INTEREST AND NON-CASH CHARGES:
   GAIN ON EXTINGUISHMENT OF DEBT                                                                          9,465
   ASSET IMPAIRMENT                                                                        69,382         71,719         6,383
   DEPRECIATION AND AMORTIZATION                                                            4,773         28,899        11,073
   (GAIN) LOSS ON SALE OF SUBSIDIARIES AND BUSINESS ASSETS                                   (132)         6,058          (486)
   INTEREST AND OTHER INCOME                                                               (2,356)        (2,076)       (1,095)
   INTEREST EXPENSE                                                                        17,524          8,555         5,901
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS BEFORE PROVISION (BENEFIT)
       FOR INCOME TAXES AND MINORITY INTEREST                                            (127,277)      (168,141)      (33,985)

   PROVISION (BENEFIT) FOR INCOME TAXES                                                       326         20,870        (5,040)
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST                              (127,603)      (189,011)      (28,945)
   MINORITY INTEREST                                                                      (18,474)          (718)          229
   NET LOSS ON SUBSIDIARY MERGER TRANSACTION, STOCK ISSUANCES AND LOSS ON SALE OF
       SUBSIDIARY STOCK                                                                     4,485             --            --
   EQUITY IN NET LOSS OF AFFILIATE                                                            291            328            --
   ------------------------------------------------------------------------------------------------------------------------------
   LOSS FROM CONTINUING OPERATIONS                                                       (113,905)      (188,621)      (29,174)
   INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES
       (BENEFIT) OF $0 IN 2002, $0 IN 2001 AND $(13,614) IN 2000                               --            213       (75,702)
   CHANGE IN ESTIMATE ON LOSS ON DISPOSAL AND OPERATING
       LOSSES DURING THE PHASE OUT PERIOD                                                   1,420        (16,695)       (7,266)
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS                                                                              (112,485)      (205,103)     (112,142)
   PREFERRED STOCK DIVIDENDS AND OTHER                                                         --          1,147           191
   ACCRETION OF BENEFICIAL CONVERSION FEATURE OF
       REDEEMABLE PREFERRED STOCK - SERIES C                                                   --          9,392         3,857
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS AVAILABLE TO COMMON SHAREHOLDERS                                            $(112,485)     $(215,642)    $(116,190)
   ==============================================================================================================================

   EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
       LOSS FROM CONTINUING OPERATIONS                                                  $   (0.42)     $   (1.17)    $    (.52)
       (LOSS) INCOME FROM DISCONTINUED OPERATIONS                                              --           (.10)        (1.30)
   ------------------------------------------------------------------------------------------------------------------------------
   NET LOSS PER COMMON SHARE - BASIC AND DILUTED                                        $   (0.42)     $   (1.27)    $   (1.82)
   ==============================================================================================================================
   WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING -
       BASIC AND DILUTED                                                                  269,232        170,009        63,825
   ==============================================================================================================================

   See the accompanying notes to consolidated financial statements.


------------------------------------------------------------------------------
                                                                      Page F-6

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 1 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)
                                                                                                      RETAINED
                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL   EARNINGS
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                   --        $--      51,116        $  51     $  87,470    $  12,664
  (BROUGHT FORWARD)
   Net loss                                   --         --          --           --            --     (112,142)
   Comprehensive loss -
     Foreign currency translation             --         --          --           --            --           --
                                                                                                      ------------
   Total comprehensive loss                   --         --          --           --            --     (112,142)
   Issuance of warrants attached to
     redeemable preferred shares              --         --          --           --            --           --
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                   --         --          --           --        (3,857)          --
   Dividends accrued on redeemable
     preferred stock                          --         --          --           --          (191)          --
   Beneficial conversion feature of
     redeemable preferred stock               --         --          --           --         3,857           --
   Issuance of common shares                  --         --       1,862(1)         2         4,838           --
   Issuance of common shares for
     investment in MAS                        --         --       3,123            3         7,997           --
   Issuance of common shares for
     acquisitions                             --         --      46,226           46       160,273           --
   Issuance of common stock warrants
     for acquisition                          --         --          --           --            --           --
   Warrants redeemed for common shares        --         --         736            1         2,118           --
   Notes receivable for shares issued         --         --          --           --            --           --
   Tax effect of exercise of
     nonqualified stock options               --         --          --           --         4,068           --
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (CARRIED FORWARD)                           --        $--     103,063        $ 103     $ 266,573    $ (99,478)

                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 1999                   $    --    $ (7,313)      $    64         $    --       $  92,936
  (BROUGHT FORWARD)
   Net loss                                        --          --            --              --        (112,142)
   Comprehensive loss -
     Foreign currency translation                  --          --          (793)             --            (793)
                                                                       ------------                  -------------
   Total comprehensive loss                        --          --          (793)             --        (112,935)
   Issuance of warrants attached to
     redeemable preferred shares                  627          --            --              --             627
   Accretion of beneficial conversion
     feature of redeemable preferred
     shares                                        --          --            --              --          (3,857)
   Dividends accrued on redeemable
     preferred stock                               --          --            --              --            (191)
   Beneficial conversion feature of
     redeemable preferred stock                    --          --            --              --           3,857
   Issuance of common shares                       --          --            --              --           4,840
   Issuance of common shares for
     investment in MAS                             --          --            --              --           8,000
   Issuance of common shares for
     acquisitions                                  --          --            --              --         160,319
   Issuance of common stock warrants
     for acquisition                            1,656          --            --              --           1,656
   Warrants redeemed for common shares           (877)         --            --              --           1,242
   Notes receivable for shares issued              --       4,510(2)         --          (4,510)             --
   Tax effect of exercise of
     nonqualified stock options                    --          --            --              --           4,068
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (CARRIED FORWARD)                           $ 1,406    $ (2,803)      $  (729)        $(4,510)      $ 160,562

----------------
(1)   Includes 208 shares exercised under the employee stock purchase plan and 37 shares issued for services.
(2)   Includes 1,640 shares for options exercised.

      See the accompanying notes to consolidated financial statements.

------------------------------------------------------------------------------
                                                                      Page F-7

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 2 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)

                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (BROUGHT FORWARD)                           --       $--       103,063       $ 103     $ 266,573   $ (99,478)
   Net loss                                   --        --            --          --            --    (205,103)
   Comprehensive loss -
     Foreign currency translation             --        --            --          --            --          --
                                                                                                   ---------------
   Total comprehensive loss                   --        --            --          --            --    (205,103)
   Conversion of redeemable
     preferred shares to common shares        --        --        64,811          65        14,485          --
   Accretion of beneficial
     conversion feature of redeemable
     preferred shares                         --        --            --          --        (9,392)         --
   Dividends accrued on redeemable
     preferred stock                          --        --            --          --          (535)         --
   Beneficial conversion feature of
     redeemable preferred stock               --        --            --          --         9,392          --
   Penalty paid by issuance of
     redeemable preferred stock               --        --            --          --          (612)         --
   Stock option repricing                     --        --            --          --         5,274          --
   Stock option discounts                     --        --            --          --           246          --
   Issuance of warrants                       --        --            --          --           115          --
   Issuance of common shares                  --        --         7,631           8         1,980          --
   Issuance of common shares for
     software license purchase                --        --         6,278           6        10,195          --
   Issuance of common shares for
     investment                               --        --         3,322           3         8,070          --
   Issuance of common shares under
     earnout, put and price
     protection provisions of
     acquisition agreements                   --        --        61,806          61        27,030          --
   Common shares repurchased                  --        --            --          --            --          --
   Note receivable for shares issued          --        --         5,538           6         9,368          --
   Note receivable charged to bad
     debt expense                             --        --            --          --            --          --
                                         -------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                   --       $--       252,449       $ 252     $ 342,189   $(304,581)



                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2000
  (BROUGHT FORWARD)                            $1,406    $(2,803)        $ (729)        $ (4,510)     $ 160,562
   Net loss                                        --         --             --               --       (205,103)
   Comprehensive loss -
     Foreign currency translation                  --         --            (18)              --            (18)
                                                                       -----------                  --------------
   Total comprehensive loss                        --         --            (18)              --       (205,121)
   Conversion of redeemable
     preferred shares to common shares             --         --             --               --         14,550
   Accretion of beneficial
     conversion feature of redeemable
     preferred shares                              --         --             --               --         (9,392)
   Dividends accrued on redeemable
     preferred stock                               --         --             --               --           (535)
   Beneficial conversion feature of
     redeemable preferred stock                    --         --             --               --          9,392
   Penalty paid by issuance of
     redeemable preferred stock                    --         --             --               --           (612)
   Stock option repricing                          --         --             --               --          5,274
   Stock option discounts                          --         --             --               --            246
   Issuance of warrants                         1,887         --             --               --          2,002
   Issuance of common shares                       --         --             --               --          1,988
   Issuance of common shares for
     software license purchase                     --         --             --               --         10,201
   Issuance of common shares for
     investment                                    --         --             --               --          8,073
   Issuance of common shares under
     earnout, put and price
     protection provisions of
     acquisition agreements                        --         --             --               --         27,091
   Common shares repurchased                       --     (4,600)            --               --         (4,600)
   Note receivable for shares issued               --      5,626             --          (15,000)            --
   Note receivable charged to bad
     debt expense                                  --         --             --            9,000          9,000
                                         -------------------------------------------------------------------------

BALANCE - DECEMBER 31, 2001                    $3,293    $(1,777)        $ (747)        $(10,510)     $  28,119

See the accompanying notes to consolidated financial statements.

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                                                                      Page F-8

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
                                             CONSOLIDATED STATEMENTS OF PREFERRED STOCK
                                       COMMON STOCK AND OTHER STOCKHOLDERS' (DEFICIT) EQUITY
                                                            PAGE 3 OF 3
                                        FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                                           (IN THOUSANDS)

                                            PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                         ----------------------------------------------   PAID-IN   (ACCUMULATED
                                            NUMBER    AMOUNT     NUMBER        AMOUNT     CAPITAL     DEFICIT)
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
  (BROUGHT FORWARD)                          --        $--       252,449        $ 252     $342,189    $(304,581)
   Net loss                                  --         --            --           --           --     (112,485)
   Comprehensive loss -
     Foreign currency translation            --         --            --           --           --           --
                                                                                                    --------------
   Total comprehensive loss                  --         --            --           --           --     (112,485)
   Expiration of redeemable preferred
     stock options - Series C                --         --            --           --        5,180           --
   Adjustment for notes received for
     shares issued                           --         --            --           --       (4,424)          --
   Allowance for uncollectible portion
     of note receivable                      --         --            --           --           --           --
   Collection of notes receivable
     received for shares issued              --         --            --           --           --           --
   Treasury stock transaction                --         --            --           --        1,878           --
   Retirement of treasury stock              --         --          (984)          (1)      (1,877)          --
   Shares issuable for settlement of
     liability                               --         --            --           --           63           --
   Obligation for shares issuable in
     settlement of liability                 --         --            --           --          (63)          --
   Stock option repricing                    --         --            --           --          254           --
   Stock options - Digital Angel
     Corporation                             --         --            --           --       18,800           --
   Stock options - VeriChip Corporation                                                        200           --
   Issuance of warrants                      --         --            --           --           --           --
   Issuance of warrants - Digital
     Angel Corporation                       --         --            --           --          163           --
   Issuance of warrants - VeriChip
     Corporation                             --         --            --           --           44           --
   Remeasurement of warrants -
     Digital Angel Corporation               --         --            --           --        1,066           --
   Issuance of common shares for exercise
     of stock options                        --         --         7,458            8        1,169           --
   Issuance of common shares and
     options for services, compensation
     and other                               --         --        26,146           26       12,979           --
                                         -------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                  --        $--       285,069        $ 285     $377,621    $(417,066)
                                         =========================================================================

                                                                       ACCUMULATED
                                               COMMON                     OTHER           NOTES          TOTAL
                                                STOCK    TREASURY     COMPREHENSIVE   RECEIVED FOR   STOCKHOLDERS'
                                              WARRANTS     STOCK      (LOSS) INCOME   SHARES ISSUED     EQUITY
                                           -----------------------------------------------------------------------
BALANCE - DECEMBER 31, 2001
  (BROUGHT FORWARD)                            $3,293    $(1,777)        $  (747)        $(10,510)     $  28,119
   Net loss                                        --         --              --               --       (112,485)
   Comprehensive loss -
     Foreign currency translation                  --         --             778               --            778
                                                                       ------------                   -------------
   Total comprehensive loss                        --         --             778               --       (111,707)
   Expiration of redeemable preferred
     stock options - Series C                      --         --              --               --          5,180
   Adjustment for notes received for
     shares issued                                 --         --              --            4,424             --
   Allowance for uncollectible portion
     of note receivable                            --         --              --            4,094          4,094
   Collection of notes receivable
     received for shares issued                    --         --              --            1,156          1,156
   Treasury stock transaction                      --     (1,878)             --               --             --
   Retirement of treasury stock                    --      1,878              --               --             --
   Shares issuable for settlement of
     liability                                     --         --              --               --             63
   Obligation for shares issuable in
     settlement of liability                       --         --              --               --            (63)
   Stock option repricing                          --         --              --               --            254
   Stock options - Digital Angel
     Corporation                                   --         --              --               --         18,800
   Stock options - VeriChip Corporation            --         --              --               --            200
   Issuance of warrants                         2,357         --              --               --          2,357
   Issuance of warrants - Digital
     Angel Corporation                             --         --              --               --            163
   Issuance of warrants - VeriChip
     Corporation                                   --         --              --               --             44
   Remeasurement of warrants -
     Digital Angel Corporation                     --         --              --               --          1,066
   Issuance of common shares for exercise
     of stock options                              --         --              --               --          1,177
   Issuance of common shares and
     options for services, compensation
     and other                                     --         --              --               --         13,005
                                             ---------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002                    $5,650    $(1,777)        $    31         $   (836)      $(36,092)
                                             =====================================================================

See the accompanying notes to consolidated financial statements.

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                                                                       Page F-9

                                  APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                    (IN THOUSANDS)

                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                              2002            2001           2000
                                                                         --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                      $(112,485)     $(205,103)       $(112,142)
    Adjustments to reconcile net loss to net
      cash used in operating activities:
         Asset impairment, restructuring and unusual charges                  69,382         71,719            6,383
         (Income) loss from discontinued operations                           (1,420)        16,482           82,968
         Depreciation and amortization                                         4,773         28,899           11,073
         Non-cash interest expense                                             5,770             --               --
         Deferred income taxes                                                   (69)        21,435           (3,365)
         Impairment of notes receivable                                        4,472         21,873               --
         Interest income on notes received for shares issued                    (475)            --               --
         Net loss on subsidiary merger transaction                             4,485             --               --
         Gain from extinguishment of debt                                         --         (9,465)              --
         Minority interest                                                   (18,474)          (718)             229
         (Gain) loss on sale of subsidiaries and business assets                (132)         6,058             (486)
         Gain on sale of equipment and assets                                   (406)            --             (466)
         Non-cash compensation and administrative expenses                    20,143          5,274               --
         Equity in net loss of affiliate                                         291            328               --
         Issuance of stock for services                                        2,958             --               --
         Net change in operating assets and liabilities                       17,166         28,365           (5,577)
         Net cash provided by (used in) discontinued operations                  116         (3,127)         (22,035)
----------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                         (3,905)       (17,980)         (43,418)
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in notes receivable                                               3,155          1,299           31,457
    Received from buyers of divested subsidiaries                              2,625             --               --
    Proceeds from sale of property and equipment                               3,535          1,347              939
    Proceeds from sale of subsidiaries and business assets                     1,382          1,673            2,821
    Payments for property and equipment                                       (1,858)        (2,757)          (8,391)
    Payment for asset and business acquisition (net of
      cash balances acquired)                                                   (261)            --           (9,141)
    Decrease (increase) in other assets                                            3            944             (963)
    Net cash (used in) provided by discontinued operations                      (507)           208            1,708
----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                      8,074          2,714           18,430
----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts (paid) borrowed on notes payable                              (4,778)        13,981            2,234
    Proceeds on long-term debt                                                 1,287            553           15,971
    Payments for long-term debt                                               (1,422)        (2,485)         (11,553)
    Other financing costs                                                       (875)          (375)            (835)
    Issuance of common shares                                                  1,695            678            6,137
    Collection of notes receivable for shares issued                           1,156             --               --
    Issuance of preferred shares, related options and warrants                    --             --           19,056
    Proceeds from subsidiary issuance of common stock                            630            126               --
    Stock issuance costs                                                        (518)          (798)            (180)
    Net cash (used in) provided by discontinued operations                        --           (757)              16
----------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                           (2,825)        10,923           30,846
----------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           1,344         (4,343)           5,858

EFFECT OF EXCHANGE RATES CHANGES ON CASH AND CASH EQUIVALENTS                    778             --               --

----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                  3,696          8,039            2,181
----------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF YEAR                                    $   5,818      $   3,696        $   8,039
======================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Income taxes (refunds received) paid                                   $    (971)     $  (2,227)       $     660
    Interest paid                                                              3,778          4,071            5,722
----------------------------------------------------------------------------------------------------------------------

See the accompanying notes to consolidated financial statements.

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                                                                     Page F-10

--------------------------------------------------------------------------
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of the uncertainties described in Note 2.

Certain items in the condensed consolidated financial statements for the 2001 and 2000 periods have been reclassified for comparative purposes.

ORGANIZATION

Applied Digital Solutions, Inc. and subsidiaries (the "Company"), a Missouri corporation, is an advanced technology development company. During the last half of 2001 and during 2002, the Company sold or closed many of the businesses the Company had acquired that it believed did not enhance its strategy of becoming an advanced digital technology development company. The Company has emerged from being a supplier of computer hardware, software and telecommunications products and services to becoming an advanced technology company that focuses on a range of life enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. The Company has four such products in various stages of development. They are:

  *  Digital Angel(TM), for monitoring and tracking people and objects;

  *  Thermo Life(TM), a thermoelectric generator;

  * VeriChip(TM), an implantable radio frequency verification device that can be used for security, financial, personal identification/safety and other applications; and

  * Bio-Thermo(TM), a temperature-sensing implantable microchip for use in pets, livestock and other animals.

BUSINESS SEGMENTS

As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of the Company's business during the past year and our emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. Effective January 1, 2002, the Company currently operates in three business segments: Advanced Technology, Digital Angel Corporation and SysComm International.

Prior to January 1, 2002, the Company was organized into three segments:
Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

---------------------------------------------------------------------
                                                            Page F-11

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Advanced Technology

This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. VeriChip and Thermo Life products are included in the Company's Advanced Technology segment.

Digital Angel Corporation

The Digital Angel Corporation segment consists of the business operations the Company's 73.91% owned subsidiary, Digital Angel Corporation (AMEX:DOC). This segment is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Before March 27, 2002, the business of Digital Angel Corporation was operated in four divisions: Animal Tracking, Digital Angel Technology, Digital Angel Delivery System, and Radio Communications and Other. With the acquisition of MAS on March 27, 2002, Digital Angel Corporation re-organized into four new divisions: Animal Applications (formerly Animal Tracking), Wireless and Monitoring (a combination of the former Digital Angel Technology and the Digital Angel Delivery System segments), GPS and Radio Communications (formerly Radio Communications and Other), and Medical Systems (formerly Physician Call Center and Other). Medical Systems represents the business activity of the newly acquired MAS.

SysComm International

The SysComm International segment consists of the business operations of the Company's 52.5% owned subsidiary, SysComm International Corporation (OTC:SYCM). This segment is a full service provider of Information Technology, or IT, solutions and products. It specializes in tailoring its approach to the individual customer's needs. Doing business as "InfoTech," this segment provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and network maintenance services. In 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical service firms and manufacturers of high-end IT products.

Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

On March 1, 2001, the Company's Board of Directors approved a plan to sell or close Intellesale, Inc. and all of the Company's other non-core businesses. The results of operations, financial condition and cash flows of now reflect these operations as "Discontinued Operations" and prior periods have been restated.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and SysComm International Corporation. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company or the Digital Angel Trust (as


---------------------------------------------------------------------
                                                            Page F-12

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

defined in Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our majority-owned subsidiary, SysComm International Corporation operates on a fiscal year ending September 30. Their results of operations have been reflected in the Company's consolidated financial statements on a calendar year basis.

USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results. The Company uses estimates, among others, to determine whether any impairment is to be recognized.

FOREIGN CURRENCIES

The Company's foreign subsidiaries use their local currency as their functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive (loss) income in the statement of preferred stock, common stock and other stockholders' (deficit) equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are not material to the financial statements.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

UNBILLED RECEIVABLES

Unbilled receivables consist of certain direct costs and profits recorded in excess of amounts currently billable pursuant to contract provisions in connection with system installation projects and software licensing. Unbilled receivables included in accounts receivable was $0.1 million in 2002 and $0.2 million in 2001.

INVENTORIES

Inventories consist of raw materials, work in process and finished goods The majority of the components are plastic ear tags, electronic microchips, electronic readers and components as well as products and components related to GPS search and rescue equipment. Inventory is valued at the lower of cost or market, determined by the first-in, first-out method. The Company closely monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as obsolete or slow moving are reduced to net realizable value.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. Building and leasehold improvements are depreciated and amortized over periods ranging from 10 to 40 years and equipment is depreciated over periods ranging from 3 to 10 years. Repairs

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                                                            Page F-13

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in income.

GOODWILL AND OTHER INTANGIBLE ASSETS

In conjunction with the Company's review for impairment of goodwill and other intangible assets in the fourth quarter of 2000, the Company reviewed the useful lives assigned to goodwill and, effective October 1, 2000, changed the lives to periods ranging from 5 to 10 years, down from periods ranging from 10 to 20 years. The impact in 2001 and 2000 of this change was an increase in amortization of $7.2 million and $3.5 million, respectively and a decrease in earnings per share of $0.04 and $0.05, respectively. Goodwill and other intangible assets are stated on the cost basis and have been amortized, principally on a straight-line basis, over the estimated future periods to be benefited (ranging from 5 to 10 years) through December 31, 2001. Prior to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Intangible Assets" (SFAS 142) on January 1, 2002, the Company reviewed goodwill and other intangible assets quarterly for impairment whenever events or changes in business circumstances indicated that the remaining useful life may have warranted revision or that the carrying amount of the long-lived asset may not have been fully recoverable. Included in factors considered were significant customer losses, changes in profitability due to sudden economic or competitive factors, change in managements' strategy for the business unit, letters of intent received for the sale of the business unit, or other factors arising in the quarterly period. The Company annually performed undiscounted cash flow analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. The Company recorded goodwill impairment charges of $63.6 million and $0.8 million during 2001 and 2000, respectively. See Note 15.

According to the provision of SFAS 142, in 2002, the Company ceased the amortization of goodwill and other intangible assets deemed to have indefinite lives. Instead, the Company is required to test these assets for impairment annually as part of its annual business planning cycle during the fourth quarter of each year. See Note 8. As part of the implementation of SFAS 142 on January 1, 2002, the Company was required to complete a transitional impairment test of goodwill and other intangible assets. The adoption of SFAS 142 did not result in an impairment charge. The annual test performed by the Company during the fourth quarter of 2002, resulted in an impairment charge of $62.2 million associated with the Company's Digital Angel Corporation segment.

PROPRIETARY SOFTWARE IN DEVELOPMENT

In accordance with Statement of Financial Accounting Standards (FAS) 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company has capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design which has been confirmed by documenting and tracing the detail program design to product specifications and has been reviewed for high-risk development issues, or to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 2 to 5 years.

ADVERTISING COSTS

The Company expenses production costs of print advertisements the first date the advertisements take place. Advertising expense, included in selling, general and administrative expenses, was $0.3 million in 2002, $0.3 million in 2001, $0.4 million in 2000.



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                                                            Page F-14

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

REVENUE RECOGNITION

For programming, consulting and software licensing services and construction contracts, the Company recognizes revenue based on the percent complete for fixed fee contracts, with the percent complete being calculated as either the number of direct labor hours in the project to date divided by the estimated total direct labor hours or based upon the completion of specific task orders. It is the Company's policy to record contract losses in their entirety in the period in which such losses are foreseeable. For nonfixed fee jobs, revenue is recognized based on the actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. For product sales, the Company recognizes revenue at the time products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenue from royalties is recognized when licensed products are shipped. There are no significant post-contract support obligations at the time of revenue recognition. The Company's accounting policy regarding vendor and post-contract support obligations is based on the terms of the customers' contract, billable upon the occurrence of the post-sale support. Costs of goods sold are recorded as the related revenue is recognized. The Company does not experience significant product returns, and therefore, management is of the opinion that based on the most recent information available, no allowance for sales returns is necessary. The Company has no obligation for warranties on new hardware sales, because the warranty is provided by the manufacturer. The Company does not offer a warranty policy for services to customers.

SOFTWARE REVENUE RECOGNITION

For those arrangements where the Company's contract calls only for the delivery of software with no additional obligations, revenue is recognized at the time of delivery, provided that there is a signed contract, delivery of the product has taken place, the fee is fixed by the contract and collectability is considered probable. For multiple element arrangements such as a contract that includes the delivery of software and a service arrangement, revenues allocated to the sale of the software are recognized when the software is delivered to the customer. Revenues related to the sale of the service agreement are recognized ratably over the term of the service agreement. A value is ascribed to each of the elements sold. This value is based on vendor specific objective evidence of fair value, regardless of any separate prices that may be stated in the contract. Vendor specific objective evidence of fair value is the price charged when the elements are sold separately. If an element is not yet being sold separately, the fair value is the price established by management having the relevant authority to do so. It is considered probable that the price established by management will not change before the separate introduction of the element. If the contract includes a discount, the discount is applied to the components of the contract, which specifically apply. For those contracts where the discount is a fixed amount for the entire contract (i.e. not specifically identifiable with any of the contract elements), a proportionate amount of the discount is allocated to each element of the contract based on that element's fair value without regard to the discount. The Company's contracts do not include unspecified upgrades and enhancements. For those arrangements where the Company's contract to deliver software requires significant production modification or customization of the software, revenues are recognized using percentage of completion accounting. The service element of these contracts are essential to the functionality of other elements in the contract and are not accounted for separately. The cost to complete and extent of progress towards completion of these contracts can be reasonably ascertained based on the detailed tracking and recording of labor hours expended. Progress payments on these contracts are required and progress is measured using the efforts expended input measure.

STOCK-BASED COMPENSATION

As permitted under SFAS No. 123, Accounting for Stock-based Compensation, the Company has elected to continue follow the guidance of APB Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25, in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the


---------------------------------------------------------------------
                                                            Page F-15

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123.

At December 31, 2002, the Company had four stock-based employee compensation plans, which are described more fully in Note 13 and the Company's subsidiaries had six stock-based employee compensation plans. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangement as defined by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations including Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB No.
25. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:

                                                                     YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------

                                                              2002             2001            2000
                                                           ---------        ---------        --------
         Net loss, as reported                             $(113,961)       $(208,625)       $(33,222)
          Deduct: Total stock-based employee
            compensation expense determined under
            fair value-based method for all awards,
            net of related tax effects (1)                    (3,272)          (2,708)         (2,678)
                                                           ---------        ---------        --------

         Pro forma net loss                                $(117,233)       $(211,333)       $(35,901)

         Loss per share:
           Basic and diluted--as reported                  $   (0.42)       $   (1.23)       $  (0.52)
                                                           ---------        ---------        --------
           Basic and diluted--pro forma                    $   (0.44)       $   (1.24)       $  (0.56)
                                                           ---------        ---------        --------

         (1) For 2002, amount includes $1.8 million of compensation expense associated with subsidiary options.

         The weighted average per share fair values of grants made in 2002, 2001 and 2000 for the Company's incentive plans were $0.19, $0.36 and $0.67, respectively. The fair values of the options granted were estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                               2002          2001        2000
                                                               ----          ----        ----
         Estimated option life                              5.5 years      5 years     5 years
         Risk free interest rate                                 2.89%        4.49%       4.98%
         Expected volatility                                    76.00%       68.75%      53.32%
         Expected dividend yield                                 0.00%        0.00%       0.00%

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                                                                     Page F-16

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

RESEARCH AND DEVELOPMENT

Research and development expense consists of personnel costs, supplies, other direct costs and indirect costs, primarily rent and other overhead, of developing new products and technologies and are charged to expense as incurred.

ISSUANCE OF SHARES OF STOCK BY SUBSIDIARY

Gains where realizable and losses on issuance of shares of stock by a consolidated subsidiary are reflected in the consolidated statement of operations.

INCOME TAXES

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Income taxes include U.S. and international taxes. The Company and its 80% or more owned U.S. subsidiaries file a consolidated federal income tax return.

EARNINGS (LOSS) PER COMMON SHARE AND COMMON SHARE EQUIVALENT

Income (loss) available to common stockholders has been adjusted to reflect preferred stock dividends and the accretion to the redemption value and beneficial conversion charge associated with the Series C redeemable preferred stock for the purpose of calculating earnings per share. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental shares issuable upon exercise of stock options and warrants and conversion of preferred stock outstanding.

COMPREHENSIVE INCOME (LOSS)

The Company's comprehensive accumulated other (loss) income consists of foreign currency translation adjustments, and is reported in the consolidated statements of preferred stock, common stock and other stockholders' (deficit) equity.

METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained
18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. On December 31, 2002, the Company owned 19.6 million shares, or approximately 73.91% of the shares outstanding. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an 85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.


---------------------------------------------------------------------
                                                            Page F-17

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill.

The consolidated financial statements included in this Form 10-K include the accounts of Digital Angel Corporation and reflect the outstanding voting stock not owned by the Digital Angel Share Trust (the "Digital Angel Trust") (as defined in Note 2) as a minority ownership interest in Digital Angel Corporation on the balance sheet as of December 31, 2002. Significant intercompany balances and transactions have been eliminated in consolidation. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at December 31, 2002, and March 21, 2003, of $2.55 and $1.22, respectively.

During 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS. In addition, during 2002, the Company recorded a loss of $4.1 million on the issuances of 1.1 million shares of Digital Angel Corporation common stock resulting primarily from the exercise of stock options. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership.

By operation of the Digital Angel Trust agreement, the Company's share of Digital Angel Corporation's net assets is effectively restricted. Although Digital Angel Corporation may pay dividends, the Company's access to this subsidiary's funds is restricted. The following condensed consolidating balance sheet data at December 31, 2002, shows, among other things, the Company's investment in Digital Angel Corporation. The following consolidating financial data provides supplementary information about the results of operations and cash flows for 2002.



---------------------------------------------------------------------
                                                            Page F-18

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                       CONDENSED CONSOLIDATING BALANCE SHEET DATA
                                                    DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)
Current Assets
Cash and cash equivalents                                   $  5,604           $   214          $     --        $  5,818
Accounts receivable, net                                      12,422             4,126                --          16,548
Inventories                                                    1,464             4,945                --           6,409
Notes receivable                                               2,801                --                --           2,801
Other current assets                                           1,442             1,478                --           2,920
                                                         ------------------------------------------------------------------
Total Current Assets                                          23,733            10,763                --          34,496

Property And Equipment, net                                    2,053             7,769                --           9,822
Notes Receivable, net                                            758                --                --             758
Goodwill, net                                                 20,366            47,452                --          67,818
Investment in Digital Angel Corporation                       40,656                --           (40,656)             --
Other Assets, net                                              2,525             1,814                --           4,339
                                                         ------------------------------------------------------------------
Total Assets                                                $ 90,091           $67,798          $(40,656)       $117,233
                                                         ==================================================================

Current Liabilities
Notes payable and current maturities of long-
  term debt                                                 $ 81,063           $   816          $     --        $ 81,879
Accounts payable and accrued expenses                         31,209             7,846                --          39,055
Put accrual                                                      200                --                --             200
Intercompany (receivable) payable                               (462)              462                --              --
Net liabilities of Discontinued Operations                     9,368                --                --           9,368
                                                         ------------------------------------------------------------------
Total Current Liabilities                                    121,378             9,124                --         130,502
Long-Term Debt, Notes Payable and Other Liabilities            1,037             3,364                --           4,401
                                                         ------------------------------------------------------------------
Total Liabilities                                            122,415            12,488                --         134,903
Minority Interest                                              3,768               298            14,356          18,422
Accumulated other comprehensive income (loss)                     31              (185)              185              31
Other stockholders' (deficit) equity                         (36,123)           55,197           (55,197)        (36,123)
                                                         ------------------------------------------------------------------
Total Stockholders' (Deficit) Equity                         (36,092)           55,012           (55,012)        (36,092)
                                                         ------------------------------------------------------------------
Total Liabilities and Stockholders' (Deficit) Equity        $ 90,091           $67,798          $(40,656)       $117,233
                                                         ==================================================================

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                                                                     Page F-19

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                   CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS DATA
                                               YEAR ENDED DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)

Product revenue                                            $  50,060          $ 30,946          $    (70)      $  80,936
Service revenue                                               15,979             2,685                --          18,664
                                                         ------------------------------------------------------------------
  Total revenue                                               66,039            33,631               (70)         99,600
Cost of products sold                                         40,690            17,705                --          58,395
Cost of services sold                                          7,107             2,216                --           9,323
                                                         ------------------------------------------------------------------
  Gross profit                                                18,242            13,710               (70)         31,882
Selling, general and administrative expenses                  32,218            34,302               (70)         66,450
Intercompany management fees                                    (193)              193                --              --
Research and development                                       1,096             2,422                --           3,518
Asset impairment                                               5,564            63,818                --          69,382
Depreciation and amortization                                  1,142             3,631                --           4,773
Gain on sale of subsidiaries and business assets                (132)               --                --            (132)
Interest and other income                                     (1,755)             (601)               --          (2,356)
Interest expense                                              17,221             2,109            (1,806)         17,524
                                                         ------------------------------------------------------------------
Loss from continuing operations before taxes,
  minority interest, loss on subsidiary stock
  issuances and sale of subsidiary stock, and
  equity in net loss of affiliate                            (36,919)          (92,164)            1,806        (127,277)
Provision for income taxes                                       326                --                --             326
                                                         ------------------------------------------------------------------
Loss from continuing operations before minority
  interest, loss on subsidiary stock issuances
  and sale of subsidiary stock and equity in net
  loss of affiliate                                          (37,245)          (92,164)            1,806        (127,603)
Minority interest                                            (18,378)              (96)               --         (18,474)
Loss on subsidiary stock issuances and sale
  of subsidiary stock                                          4,485                --                --           4,485
Equity in net loss of affiliate(1)                            90,553               291           (90,553)            291
                                                         ------------------------------------------------------------------
Loss from continuing operations                            $(113,905)         $(92,359)         $ 92,359       $(113,905)
                                                         ==================================================================

(1) Digital Angel Corporation's separate financial statements include a "push down" of $1.8 million of interest expense associated with the Company's obligation to IBM Credit. Thus the equity in net loss of affiliate on the Company's unconsolidated financial statements differs from Digital Angel Corporation's loss by the $1.8 million.

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                                                                     Page F-20

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                   CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS DATA
                                               YEAR ENDED DECEMBER 31, 2002
                                                         APPLIED DIGITAL    DIGITAL ANGEL      CONSOLIDATION
                                                         SOLUTIONS, INC.     CORPORATION       ELIMINATIONS    CONSOLIDATED
                                                         ------------------------------------------------------------------
                                                                                  (in thousands)

Cash Flows From Operating Activities
    Net loss                                                $(21,932)         $(92,359)           $ 1,806       $(112,485)
  Adjustment to reconcile net loss to net cash
   used in operating activities:
    Non-cash adjustments                                       5,229            87,875             (1,806)         91,298
    Net change in operating assets and liabilities            15,412             1,754                 --          17,166
    Net cash provided by discontinued operations                 116                --                 --             116
                                                            --------          --------            -------       ---------
Net Cash Used In Operating Activities                         (1,175)           (2,730)                --          (3,905)
                                                            --------          --------            -------       ---------

Cash Flows From Investing Activities
    Decrease in notes receivable                               3,155                --                 --           3,155
    Received from buyers of divested subsidiaries              2,625                                                2,625
    (Increase) decrease in other assets                         (105)              108                 --               3
    Proceeds from the sale of property and equipment           3,535                                   --           3,535
    Proceeds from the sale of subsidiaries and business
     assets and investments                                      357             1,025                 --           1,382
    Payment for property and equipment                          (419)           (1,439)                --          (1,858)
    Investment in subsidiaries                                  (684)               --                684              --
    Payment for asset and business acquisitions                    0              (261)                --            (261)
    Net cash used in discontinued operations                    (507)               --                 --            (507)
                                                            --------          --------            -------       ---------
Net Cash Provided By (Used In) Investing Activities            7,957              (567)               684           8,074
                                                            --------          --------            -------       ---------

Cash Flows From Financing Activities
    Net amounts borrowed (paid) on notes payable and
     line of credit                                             (569)           (4,209)                --          (4,778)
    (Payments on) proceeds from line of credit and
     long-term debt                                           (4,243)            5,530                 --           1,287
    Payments on long-term debt                                (1,379)              (43)                --          (1,422)
    Other financing costs                                       (875)               --                 --            (875)
    Issuance of common shares                                  1,695               631               (631)          1,695
    Collection of notes receivable for shares issued           1,156                --                 --           1,156
    Stock issuance costs                                        (519)               --                 --            (519)
    Subsidiary Issuance of Common Shares                           0                                  631             631
    Intercompany transactions                                      0               684               (684)             --
                                                            --------          --------            -------       ---------
Net Cash (Used In) Provided By Financing Activities           (4,734)            2,593               (684)         (2,825)
                                                            --------          --------            -------       ---------
Net Increase (Decrease) in Cash and Cash Equivalents           2,048              (704)                --           1,344
Effect of exchange rates changes on cash and cash
 equivalents                                                     456               322                 --             778
Cash and Cash Equivalents - Beginning of Period                3,100               596                 --           3,696
                                                            --------          --------            -------       ---------
Cash and Cash Equivalents - End of Period                   $  5,604          $    214            $    --       $   5,818
                                                            --------          --------            -------       ---------


------------------------------------------------------------------------------
                                                                     Page F-21

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

There are no restrictions on Digital Angel Corporation's ability to declare or pay dividends under the IBM Credit Agreement (defined in Note 2). All of the consolidated assets of the Company, exclusive of the assets of Digital Angel Corporation, are collateral under the IBM Credit Agreement. In addition, the shares of Digital Angel Corporation common stock held in the Digital Angel Trust (as defined in Note 2) also collateralize the amounts outstanding under the IBM Credit Agreement.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2001, the Financial Accounting Standards Board (FASB) issued FAS No. 141 Business Combinations and FAS No. 142 Goodwill and Other Intangible Assets. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being included in goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. FAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The Company adopted the provisions of each statement, which apply to goodwill and certain intangibles acquired prior to June 30, 2001, on January 1, 2002. The adoption of these standards had the impact of reducing the Company's amortization of goodwill commencing January 1, 2002.

In August 2001, the Financial Accounting Standards Board (FASB) issued FAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. This standard supersedes FAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from Discontinued Operations to be displayed in Discontinued Operations in the period in which the losses are incurred, rather than as of the measurement date as required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement on January 1, 2002. The adoption of FAS 144 did not have a material impact on the Company's operations or financial position.

In May 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (FAS 145). FAS 145 eliminates Statement 4 (and Statement 64, as it amends Statement 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, and thus, also the exception to applying Opinion 30 is eliminated as well. This statement is effective for years beginning after May 2002 for the provisions related to the rescission of Statements 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of Statement 13. The adoption of FAS 145 had the effect of reducing the Company's loss from continuing operations and eliminating an extraordinary gain as previously reported for the year ended December 31, 2001.

In June 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. Adoption of this Statement is required with the beginning of fiscal year 2003. The Company has not yet determined what impact the adoption of FAS 146 will have on its operations and financial position.


---------------------------------------------------------------------
                                                            Page F-22

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. The Company intends to continue to account for stock-based compensation based on the provisions of APB Opinion No. 25. SFAS 148's amendment of the transition and annual disclosure provisions of SFAS 123 are effective for fiscal years ending after December 15, 2002, and the disclosure requirements for interim financial statements are effective for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 on December 31, 2002.

2.  DEBT COVENANT COMPLIANCE AND LIQUIDITY AND GOING CONCERN
CONSIDERATIONS

The Company generated significant net losses during 2002, 2001 and 2000. As a result, the Company was not in compliance with certain financial covenants of its loan agreement as of December 31, 2002, 2001 and 2000. Accordingly, substantial doubt exists about the Company's ability to continue as a going concern. The Company's Second Restated Term and Revolving Credit Agreement with IBM Credit Corporation (IBM Credit) was amended and restated on October 17, 2000 and further amended on March 30, 2001, July 1, 2001, September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002 and
February 27, 2002. These amendments extended the due dates of principal and interest payments of $4.2 million and $2.9 million, respectively, until April 2, 2002.

On March 1, 2002, the Company and Digital Angel Trust, a newly created Delaware business trust, entered into the Third Amended and Restated Term Credit Agreement (the IBM Credit Agreement) with IBM Credit, which became effective on March 27, 2002, the effective date of the merger between pre-merger Digital Angel and MAS. Upon completion of the merger, and in satisfaction of a condition to the consent to the merger by IBM Credit, the Company transferred to the Digital Angel Trust, which is controlled by an advisory board, all shares of Digital Angel Corporation common stock owned by it and, as a result, the Digital Angel Trust has legal title to approximately 73.91% of the Digital Angel Corporation common stock at December 31, 2002. The Digital Angel Trust has voting rights with respect to the Digital Angel Corporation common stock until the Company's obligations to IBM Credit are repaid in full. The Company retained beneficial ownership of the shares.

The IBM Credit Agreement contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation. On September 30, 2002, the Company entered into an amendment to the IBM Credit Agreement, which revised certain financial covenants relating to its financial performance and the financial position and performance of Digital Angel Corporation for the quarter ended September 30, 2002 and the fiscal year ending December 31, 2002. On November 1, 2002, the Company entered into another amendment to the IBM Credit Agreement, which further revised certain covenants relating to the financial performance of Digital Angel Corporation for the quarter ended September 30, 2002, and the fiscal year ending December 31, 2002. At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with our Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with its Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year-warrant to acquire 2.9 million shares of its common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of its wholly-owned subsidiary, VeriChip Corporation's, common stock at $0.05 per share, valued at approximately $44 thousand. At December 31, 2002, the Company was not in compliance with the revised covenants under the IBM Credit Agreement. Digital Angel Corporation did not maintain compliance with certain financial covenants under its credit agreement with its lender, Wells Fargo Business Credit, Inc. (Wells Fargo). Well Fargo provided Digital Angel Corporation with a waiver of non-compliance. IBM Credit did not provide a waiver.



---------------------------------------------------------------------
                                                            Page F-23

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms imposed by the IBM Credit Agreement and to maintain compliance with the financial performance covenant constitute events of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies.

FORBEARANCE AGREEMENT

On March 27, 2003, the Company announced that it had executed a forbearance agreement term sheet with IBM Credit. The forbearance agreement becomes effective on or about March 31, 2003. In turn, the Company has agreed to dismiss a lawsuit it had filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003.


The payment provisions and purchase rights under the terms of the forbearance agreement term sheet are as follows:

  * the Tranche A Loan, consisting of $68.0 million plus accrued interest, must be repaid in full no later than September 30, 2003, provided that all but $3 million of the Tranche A Loan (the "Tranche A Deficiency Amount") will be deemed to be paid in full on such date if less than the full amount of the Tranche A Loan is repaid but all of the net cash proceeds of the Digital Angel Corporation shares held in the Digital Angel Trust are applied to the repayment of the Tranche A Loan. The Tranche A Deficiency Amount (if any) must be repaid no later than March 31, 2004; and

  * the Tranche B Loan, consisting of $9.2 million plus accrued interest, must be repaid in full no later than March 31, 2004. Effective March 25, 2003, the Tranche B Loan will bear interest at seven percent (7%) per annum.

The Tranche A and B Loans may be purchased under the terms of the forbearance agreement term sheet by or on behalf of the Company as follows:

  * the loans and all the other obligations may be purchased on or before June 30, 2003, for $30 million in cash;

  * the loans and all the other obligations may be purchased on or before September 30, 2003, for $50 million in cash; and

  * the Tranche A Loan may be purchased on or before September 30, 2003, for $40 million in cash with an additional $10 million cash payment due on or before December 31, 2003.

Payment of the specified amounts by the dates set forth herein will constitute complete satisfaction of any and all of the Company's obligations to IBM Credit under the IBM Credit Agreement, provided that there has not earlier occurred a "Termination Event," as defined.

In addition, the Company has agreed under the terms of the forbearance agreement term sheet that the Digital Angel Trust will immediately engage an investment bank to pursue the sale of the 19,600,000 shares of Digital Angel Corporation common stock that are currently held in the Digital Angel Trust. All proceeds from the sale of the Digital Angel Corporation common stock will be applied to the loans and other obligations to satisfy the Tranche A



---------------------------------------------------------------------
                                                            Page F-24

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

payment provisions as discussed above, in the event that the Company has not satisfied its purchase rights by September 30, 2003.

The forbearance agreement term sheet also modifies other provisions of the IBM Credit Agreement, including but not limited to, the imposition of additional limitations on permitted expenditures.

At the end of the forbearance period, the provisions of the forbearance agreement shall become of no force and effect. At that time, IBM Credit will be free to exercise and enforce, or to take steps to exercise and enforce, all rights, powers, privileges and remedies available to them under the IBM Credit Agreement, as a result of the payment and covenant defaults existing on March 24, 2003. If the Company is not successful in satisfying the payment obligations under the forbearance agreement or does not comply with the terms of the forbearance agreement or the IBM Credit Agreement, and IBM Credit were to enforce its rights against the collateral securing the obligations to IBM Credit, there would be substantial doubt that the Company would be able to continue operations in the normal course of business.

The ability of the Company to continue as a going concern is predicated upon numerous issues including its ability to:

  *  Raise the funds necessary to satisfy its obligations to IBM
     Credit;

  * Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

  * Realize positive cash flow with respect to its investment in Digital Angel Corporation;

  *  Develop an effective marketing and sales strategy;

  * Obtain the necessary approvals to expand the market for its VeriChip product;

  *  Complete the development of its second generation Digital
     Angel product; and

  *  Attract, motivate and/or retain key executives and employees.

The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of our shareholder's investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.


3.  ACQUISITIONS AND DISPOSITIONS

On February 27, 2001, the Company acquired 16.6% of the capital stock of MAS, a provider of medical assistance and technical products and services, in a transaction valued at approximately $8.3 million in consideration for 3.3 million shares of its common stock. The Company became the single largest stockholder and controlled two of the seven board seats. The Company accounted for this investment under the equity method of accounting. The excess of the purchase price over the net book value acquired was approximately $7.0 million and was being amortized on a straight-line basis over five years. Under FAS 142, which the Company adopted on January 1, 2002, the goodwill embedded in the Company's equity investment in MAS is no longer amortized. As a result of no longer amortizing this goodwill, the Company's 2002 net income increased by $1.2 million.


---------------------------------------------------------------------
                                                            Page F-25

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 73.91% of Digital Angel
Corporation, as more fully discussed in Note 1.

Unaudited pro forma results of operations for 2002 and 2001 are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2001.

                                                                                       (UNAUDITED)          (UNAUDITED)
                                                                                        YEAR ENDED           YEAR ENDED
                                                                                       DECEMBER 31,         DECEMBER 31,
                                                                                           2002                 2001
                                                                                           ----                 ----
         Net operating revenue from continuing operations                               $ 100,486            $ 161,677
         Loss from continuing operations                                                $(114,595)           $(208,007)
         Loss available to common stockholders from continuing operations               $(114,595)           $(218,546)
         Loss per common share from continuing operations - basic and diluted           $   (0.43)           $   (1.29)


DISPOSITIONS

The gain (loss) on sale of subsidiaries and business assets was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss on the sale of subsidiaries and business assets of $6.1 million for 2001 was due to sales of the business assets of our wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. Proceeds from the sales were $3.5 million and were used primarily to repay debt.

EARNOUT AND PUT AGREEMENTS

Certain acquisition agreements included additional consideration, generally payable in shares of the Company's common stock, contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. At December 31, 2002, there is one remaining earnout arrangement. Assuming the current expected profits are achieved, the Company is contingently liable for additional consideration of approximately $0.5 million and $0.5 million in 2003 and 2004, respectively, all of which would be payable in shares of the Company's common stock.

In January 2001, the Company entered into an agreement with the minority shareholders of Intellesale to terminate all put rights and employment agreements that each shareholder had with or in respect of Intellesale. In exchange, the Company issued an aggregate of 6.6 million shares of the Company's common stock valued at $10.3 million. In addition, during the years ended December 31, 2002 and 2001, 13.6 million common shares valued at $6.6 million and 27.5 million common shares valued at $16.9 million, respectively, were issued to satisfy earnouts and to purchase minority interests.

4.  INVENTORIES

                                                     DECEMBER 31,
                                                     ------------
                                                2002            2001
                                                ----            ----
Raw materials                                  $1,725          $1,474
Work in process                                 1,447             176
Finished goods                                  4,659           6,226
                                               ------          ------
                                                7,831           7,876
Less:  Allowance for excess and obsolescence    1,422           1,702
                                               ------          ------
                                               $6,409          $6,174
                                               ------          ------



---------------------------------------------------------------------
                                                            Page F-26

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


5.  NOTES RECEIVABLE

                                                                    DECEMBER 31,
                                                                    ------------
                                                                2002            2001
                                                                ----            ----
Due from purchaser of subsidiary, collateralized
by pledge of rights to distributions from a joint
venture of the purchaser and an unrelated entity,
bears interest at the London Interbank Offered Rate
plus 1.65%, payable in quarterly installments of
principal and interest totaling $332.                        $ 1,023          $ 9,073

Due from purchaser of four subsidiaries, bears
interest at 5%, interest payable quarterly,
principal due October 2004.  Allowance of $2,700
reflected in allowance for bad debts in 2002 and 2001.         2,700            2,700

Due from purchaser of subsidiary, collateralized by
pledge of investment securities, bears interest at
prime, interest payable semi-annually, principal due
November 2004.  Allowance of $2,328 reflected in
allowance for bad debts in 2002 and 2001.                      2,328            2,328

Due from officers, directors and employees of the
Company, unsecured, bear interest at varying interest
rates, due on demand.  Allowance of $200 reflected
in allowance for bad debts in 2001.                              677              784

Due from individuals and corporations, bearing
interest at varying rates above prime, secured
by business assets, personal guarantees, and
securities, due various dates through July 2004.
Allowance of $912 reflected in allowance for bad debts
in 2001.                                                         858            1,851

Due from purchaser of divested subsidiary,
collateralized by business assets, bears interest
at 8%, payable in monthly installments of principal
and interest of $10, balance due in February 2006.
Allowance of $1,266 reflected in allowance for bad
debts in 2002.                                                 1,266            1,272

Due from purchaser of divested subsidiary,
collateralized by personal guarantee and securities
of the purchaser, bears interest at prime plus 1%,
payable in monthly installments of interest only
through March 2003, and then payable in monthly
installments of principal and interest of $11
through December 2007.                                           497              550

Due from purchaser of divested subsidiary,
collateralized, bears interest at 5%, payable in
monthly payments of interest, and annual payments
of principal through March 2005.                                 478               --

Other                                                             26               --

Due from purchaser of business assets, secured by
maker's assets, bears interest at 8.7% and provides
for monthly payments of principal and interest equal
to 10% of the maker's net cash revenue for each preceding
month, balance due October 2001.  Allowance of $373
reflected in allowance for bad debts in 2002 and 2001.           373              373
-------------------------------------------------------------------------------------
                                                              10,226           18,931
Less:  Allowance for bad debts                                 6,667           12,671
Less:  Current portion                                         2,801            2,256
-------------------------------------------------------------------------------------
                                                            $    758         $  4,004
=====================================================================================

These notes receivable have been pledged as collateral under the Company's debt agreements. See Note 10.


---------------------------------------------------------------------
                                                            Page F-27

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


6.   OTHER CURRENT ASSETS

                                                               DECEMBER 31,
                                                               ------------
                                                           2002             2001
                                                   ------------------------------------
Deferred tax asset                                  $        13           $  171
Prepaid expenses                                          2,787            3,336
Income tax refund receivable                                 --              806
Other                                                       120              473
----------------------------------------------------------------------------------------
                                                    $     2,920           $4,786
========================================================================================

7.  PROPERTY AND EQUIPMENT

                                                                DECEMBER 31,
                                                                ------------
                                                           2002             2001
                                                     -------------------------------
Land                                                 $      611       $      956
Building and leasehold improvements                       7,770            8,351
Equipment                                                14,505           14,387
Software                                                     94           10,001
------------------------------------------------------------------------------------
                                                         22,980           33,695
Less:  Accumulated depreciation                          13,158           13,510
------------------------------------------------------------------------------------
                                                     $    9,822       $   20,185
====================================================================================

Included above are vehicles and equipment acquired under capital lease obligations in the amount of $1.0 million and $1.2 million at December 31, 2002 and 2001, respectively. Related accumulated depreciation amounted to $0.7 million and $0.7 million at December 31, 2002 and 2001, respectively.

Depreciation expense charged against income amounted to $4.1 million, $4.6 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated depreciation related to disposals of property and equipment amounted to $4.0 million and $0.6 million in 2002 and 2001, respectively.

During 2002, the Company recorded an impairment charge of $6.4 million to write-down certain software related to its Digital Angel Corporation segment.


8.  GOODWILL

Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. The Company applies the principles of SFAS 141, and uses the purchase method of accounting for acquisitions of wholly owned and majority owned subsidiaries.

                                                               DECEMBER 31,
                                                               ------------
                                                         2002             2001
                                                     ----------------------------
Balance                                                $123,221         $186,827
Acquisitions and earnout payments                        39,172               --
Less goodwill impairment                                (62,185)         (63,606)
Accumulated amortization                                (32,390)         (32,390)
---------------------------------------------------------------------------------

Carrying value                                         $ 67,818         $ 90,831
=================================================================================

---------------------------------------------------------------------
                                                            Page F-28

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Goodwill amortization expense, including in 2001 goodwill amortization associated with the Company's equity investment in MAS of $1.2 million, amounted to $22.5 million and $7.5 million for the years ended December 31, 2001, 2000, respectively. Accumulated amortization of goodwill related to subsidiaries sold during 2001 and 2000 amounted to $0.1 million and $0.2 million, respectively.

CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

Effective January 1, 2002, the Company adopted SFAS 142. SFAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. The Company tests its goodwill and intangible assets for impairment as a part of its annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding the business units.

The adoption of SFAS 142 did not result in an impairment charge, however, the annual test performed by the Company during the fourth quarter of 2002 resulted in an impairment charge of $62.2 million. In addition, there can be no assurance that future goodwill impairment tests will not result in additional impairment charges.

The following table presents the impact of SFAS 142 on (loss) income before extraordinary (loss) gain and net loss and (loss) income before extraordinary (loss) gain per share and net loss per share had the standard been in effect beginning January 1, 2000:

                                                               YEAR ENDED DECEMBER 31,

                                                                     2001        2000
                                                               ----------  ----------
Net (loss) income available to common stockholders:
 Net (loss) income available to common stockholders
  as reported                                                  $ (215,642)  $(116,190)
 Add back: Goodwill amortization                                   21,312       9,415
 Add back: Equity method investment amortization                    1,161          --
                                                               ----------   ---------
Adjusted net (loss) income                                     $ (193,169)  $(106,775)
                                                               ----------   ---------

Earnings (loss) per common share - basic
 Net (loss) income per share - basic, as reported              $    (1.27)  $   (1.82)
 Goodwill amortization                                               0.12        0.15
 Equity method investment amortization                               0.01          --
                                                               ----------   ---------
Adjusted net (loss) income - basic                             $    (1.14)  $   (1.67)
                                                               ----------   ---------

Earnings (loss) per share - diluted
 Net (loss) income per share - diluted, as reported            $    (1.27)  $   (1.82)
 Goodwill amortization                                               0.12        0.15
 Equity method investment amortization                               0.01          --
                                                               ----------   ---------
Adjusted net (loss) income per share - diluted                 $    (1.14)  $   (1.67)
                                                               ----------   ---------

The Company had entered into various earnout arrangements with the selling shareholders of certain acquired subsidiaries. These arrangements provided for additional consideration to be paid in future years if certain earnings levels were met. As of December 31, 2002, the Company is obligated under one remaining earnout arrangement. Payments made under earnout arrangements are added to goodwill as earned.

---------------------------------------------------------------------
                                                            Page F-29

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


9.  OTHER ASSETS

                                                                      DECEMBER 31,
                                                                      ------------
                                                                    2002        2001
                                                                  -------     -------
Proprietary software                                              $ 2,636     $ 2,368
Loan acquisition costs                                             10,569       3,746
Other assets                                                        2,206       1,120
-------------------------------------------------------------------------------------
                                                                   15,411       7,234
Less:  Accumulated amortization                                    12,936       5,247
-------------------------------------------------------------------------------------
                                                                    2,475       1,987
Other investments                                                     202         771
Deferred tax asset                                                  1,223         996
Other                                                                 439         528
-------------------------------------------------------------------------------------
                                                                  $ 4,339     $ 4,282
=====================================================================================

Amortization of other assets charged against income amounted to $6.4 million, $1.8 million and $1.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated amortization of other assets related to subsidiaries sold during 2001 amounted to $3.5 million.

10.  NOTES PAYABLE AND LONG-TERM DEBT

On May 25, 1999, the Company entered into a credit agreement with IBM Credit. The credit agreement was amended and restated on October 17, 2000, and further amended on March 30, 2001. Effective July 1, 2001, the Company and IBM Credit amended the credit agreement extending until October 1, 2001 the payments due on July 1, 2001, which the Company was unable to pay. On September 15, 2001, November 15, 2001, December 31, 2001, January 31, 2002, and again on February 27, 2002, the Company and IBM Credit amended the credit agreement further extending the payments due under the agreement until April 2, 2002. On March 1, 2002, the Company entered into the IBM Credit Agreement, which became effective on March 27, 2002 as more fully discussed in
Note 2.

As part of the amendments and restatements to the agreements with IBM Credit as discussed above, the Company paid bank fees of $0.4 million and $0.3 million in March 2002 and April 2001, respectively, and in April 2001, the Company issued a five-year warrant to acquire 2.9 million shares of common stock to IBM Credit valued at $1.9 million. In March 2002, the Company agreed to re-price these warrants. The re-priced warrants were valued at $1.0 million. In addition, as a result of the merger between pre-merger Digital Angel and MAS, warrants convertible into common stock of Digital Angel Corporation that were previously issued to IBM Credit were revalued using the Black Scholes method, resulting in additional deferred financing costs of $1.1 million. The bank fees and fair value of the warrants have been recorded as deferred financing fees and are being amortized over the life of the debt as interest expense. These deferred financing fees are being amortized through February 28, 2003, the maturity of the principal balance.

At September 30, 2002, the Company and Digital Angel Corporation were in compliance with the revised covenants under the IBM Credit Agreement. At June 30, 2002, the Company was not in compliance with its Minimum Cumulative Modified EBITDA debt covenant and with other provisions of the IBM Credit Agreement and Digital Angel Corporation was not in compliance with the Minimum Cumulative Modified EBITDA and Current Assets to Current Liabilities debt covenants. On August 21, 2002, IBM Credit provided the Company with a waiver of such noncompliance. As consideration for the waiver, the Company issued to IBM Credit a five year warrant to acquire 2.9 million shares of the Company's common stock at $0.15 per share, valued at approximately $1.3 million, and a five year-warrant to purchase approximately 1.8 million shares of the Company's wholly-owned subsidiary, VeriChip Corporation's common stock at $0.05 per share, valued at approximately $44 thousand. The fair value of the warrants has been recorded as interest expense in 2002.



---------------------------------------------------------------------
                                                            Page F-30

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Amounts outstanding under the IBM Credit Agreement carried interest at an annual rate of 17% and matured on February 28, 2003, subject to extensions if certain portions of principal and interest payments were made. Under the terms of the IBM Credit Agreement, the Company was required to repay IBM Credit Corporation $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003. On March 3, 2003, IBM Credit notified the Company that it had until March 6, 2003, to make the payment. The Company did not make the payment on March 6, 2003, as required. The Company's failure to comply with the payment terms constitutes an event of default under the IBM Credit Agreement. On March 7, 2003, the Company received a letter from IBM Credit declaring the loan in default and indicating that IBM Credit would exercise any and/or all of its remedies. On March 27, 2003, the Company announced that it had agreed to the terms of a forbearance agreement with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the Tranche B interest rate to 7% per annum and provides for purchase rights. The forbearance agreement is more fully describe in Note 2.

The Company's covenants under the IBM Credit Agreement, as amended were as follows:

         COVENANT                                              COVENANT REQUIREMENT
         --------                                              --------------------

                                                     As of the following date not less than:
         Current Assets to Current Liabilities       December 31, 2002                 .11:1

         Minimum Cumulative Modified EBITDA          December 31, 2002           $(7,648,300)

         In addition, the IBM Credit Agreement contained covenants for Digital Angel Corporation, as follows:


         COVENANT                                              COVENANT REQUIREMENT
         --------                                              --------------------

                                                     As of the following date not less than:
         Current Assets to Current Liabilities       December 31, 2002                1.09:1

         Minimum Cumulative Modified EBITDA          December 31, 2002              $732,000




The Company did not meet the Minimum Cumulative Modified EBITDA covenant at December 31, 2002. IBM did not provide the Company of a waiver of the default -See Note 2.

The IBM Credit Agreement also contains restrictions on the declaration and payment of dividends.

Amounts outstanding under the IBM Credit Agreement are collateralized by a security interest in substantially all of the Company's assets, excluding the assets of the newly merged Digital Angel and MAS. The shares of the Company's subsidiaries, including the MAS common stock held in the Digital Angel Trust, also secure the amounts outstanding under the IBM Credit Agreement.

See Note 2 for a discussion of the Company's violation of payment obligations and the violation of a financial covenant under the IBM Credit Agreement.


---------------------------------------------------------------------
                                                            Page F-31

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


NOTES PAYABLE AND LONG-TERM DEBT CONSISTS OF THE FOLLOWING:

                                                                          DECEMBER 31,
                                                                   -------------------------
                                                                      2002          2001
                                                                   -------------------------
Term Loan - IBM Credit, collateralized by all domestic assets of the Company and a pledge of the stock of the Company's
subsidiaries, bearing interest at 17% through February 28,
2003, due February 28, 2003; currently bearing interest at 25%     $ 80,655     $       --

Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the 30
day London Interbank Offered Rate plus 3.25% in 2001,
originally due in May 2002 and subsequently refinanced                   --         61,060

Term Loan - IBM Credit, collateralized by all domestic
assets of the Company and a pledge of the stock of the
Company's subsidiaries, bearing interest at the 30 day
London Interbank Offered Rate plus 4.0% in 2001, payable
in quarterly principal installments of $1,041 plus interest,
originally due in May 2002 and subsequently refinanced                   --         21,495

Term loans, payable in monthly or quarterly installments,
bearing interest at rates ranging from 4% to 10%, due through
April 2009                                                                              77

SYSCOMM INTERNATIONAL CORPORATION
Mortgage notes payable, collateralized by land and building, payable in monthly installments of principal and interest
totaling $15,000, bearing interest at 7.16%, paid in full
in March 2002                                                            --            880

DIGITAL ANGEL CORPORATION
Mortgage notes payable, collateralized by land and buildings, payable in monthly installments of principal and interest
totaling $30,000, bearing interest at 8.18% in 2002, due
through November 2010                                                 2,419          2,465

Mortgage notes payable, collateralized by land and
building, interest only payable monthly, principal
amount of $910 due October 1, 2004, bearing interest
at 12% at December 31, 2002.                                            910

Line of credit, collateralized by all Digital Angel
Corporation assets, interest payable monthly at prime
plus 3%, due in October 2005 (1)                                        709             --

Notes payable - other                                                   299             11

Capital lease obligations                                               233            434
------------------------------------------------------------------------------------------
                                                                     85,225         86,422
Less:  Current maturities                                            81,879         83,836
------------------------------------------------------------------------------------------
                                                                  $   3,346      $   2,586
==========================================================================================


---------------------------------------------------------------------
                                                            Page F-32




APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


(1) The Digital Angel Corporation line of credit contains certain financial covenants, including a monthly minimum book net worth and monthly minimum earnings before taxes, and it limits Digital Angel Corporation's capital expenditures during 2002 and 2003. Any breach of the financial covenants by Digital Angel Corporation will constitute an event of default under the line of credit. As of December 31, 2002, Digital Angel Corporation was not in compliance with the minimum book net worth and monthly minimum earnings before taxes covenants. Digital Angel Corporation has obtained a waiver of these covenant violations from Wells Fargo.

The scheduled payments due based on maturities of long-term debt and amounts subject to acceleration at December 31, 2002 are as follows:

YEAR                                   AMOUNT
----                                   ------
2003                                  $81,879
2004                                    1,012
2005                                       53
2006                                       54
2007                                       59
Thereafter                              2,168
                                      -------
                                      $85,225
                                      =======

Interest expense on the long and short-term notes payable amounted to $17.5 million, $8.6 million, and $5.9 million for the years ended
December 31, 2002, 2001 and 2000, respectively.

The weighted average interest rate was 21% and 7.3% for the years ended December 31, 2002 and 2001, respectively.

Certain of the Company's subsidiaries included in discontinued operations also have notes payable and long-term debt as follows:

                                                                           DECEMBER 31,
                                                                           ------------
                                                                     2002                  2001
                                                                --------------------------------
Revolving credit line - IBM Credit, collateralized by all
domestic assets of the Company and a pledge of the stock
of the Company's subsidiaries, bearing interest at the
base rate as announced by the Toronto-Dominion Bank of
Canada plus 1.17% in 2000, due in May 2002.  Amounts
paid in full upon sale of the discontinued Canadian
subsidiary in January 2002                                      $      --               $ 3,373

Term Loan - IBM Credit, collateralized by all Canadian
assets of the Company and a pledge of two-thirds of the
stock of the Company's Ground Effects, Ltd. subsidiary,
bearing interest at the base rate as announced by the
Toronto-Dominion Bank of Canada plus 1.17% in 2000, payable
in quarterly principal installments of $113 plus interest,
due in May 2002.  Amounts paid in full upon sale of the
discontinued Canadian subsidiary in January 2002                       --                 1,570

Term loans, other                                                      --                    59

Capital lease obligations                                              26                    38
-------------------------------------------------------------------------------------------------
                                                                       26                 5,040
Less:  Current maturities                                              26                 5,040
-------------------------------------------------------------------------------------------------

                                                                $      --             $      --
=================================================================================================


---------------------------------------------------------------------
                                                            Page F-33

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The obligations to IBM Credit noted above, were repaid in connection with the sale of Ground Effects, Ltd, which was sold on January 31, 2002.


11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

CASH AND CASH EQUIVALENTS

The carrying amount approximates fair value because of the short maturity of those instruments.

NOTES RECEIVABLE

The carrying value of the notes, net of the allowance for doubtful accounts, approximate fair value because either the interest rates of the notes approximate the current rate that the Company could receive on a similar note, or because of the short-term nature of the notes.

NOTES PAYABLE

The carrying amount approximates fair value because of the short-term nature of the notes and the current rates approximate market rates.

LONG-TERM DEBT

Due to the current default and resulting Forbearance Agreement with respect to the IBM debt, it is not practicable to determine the fair value of the Company's Long-Term Debt.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The carrying amount approximates fair value.


12.  REDEEMABLE PREFERRED SHARES - SERIES C

On October 26, 2000, the Company issued 26,000 shares of Series C convertible preferred stock to a select group of institutional investors in a private placement. The stated value of the preferred stock was $1,000 per share, or an aggregate of $26.0 million, and the purchase price of the preferred stock and the related warrants and options was an aggregate of $20.0 million. The preferred stock was convertible into shares of the Company's common stock at various conversion rates.

The proceeds upon issuance were allocated to the preferred stock, the warrants and the option based upon their relative fair values. The value assigned to the warrants and option increased the discount on preferred stock, as follows:


Face value of preferred stock                  $26,000
Discount on preferred stock                     (6,000)
Relative fair value of warrants                   (627)
Relative fair value of option                   (5,180)
--------------------------------------------------------
Relative fair value of preferred shares        $14,193
========================================================

For the year ended December 31, 2001, the beneficial conversion feature (BCF) associated with the Company's preferred stock charged to earnings per share was $9.4 million. The Company has cumulatively recorded a charge to earnings per share of $13.2 million, since the issuance of the preferred stock. As of June 30, 2001, the BCF was fully accreted. As of December 31, 2001, all of the preferred shares have been converted into shares of the Company's common stock.


---------------------------------------------------------------------
                                                            Page F-34

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The BCF was recorded as a reduction in the value assigned to the preferred stock and an increase in additional paid-in capital. The Company recorded the accretion of the BCF over the period from the date of issuance to the earliest beneficial conversion date available through equity, reducing the income available to common stockholders and earnings per share.

The holders of the preferred stock also received 0.8 million warrants to purchase up to 0.8 million shares of the Company's common stock. The warrants expire in October 2005. At December 31, 2002, the exercise price was $4.66 per share, subject to adjustment for various events, including the issuance of shares of common stock, or options or other rights to acquire common stock, at an issuance price lower than the exercise price under the warrants. The exercise price may be paid in cash, in shares of common stock or by surrendering warrants. See Note 13 for the valuation and related assumptions.

OPTION TO ACQUIRE ADDITIONAL PREFERRED STOCK

The investors had the option to purchase up to an additional $26.0 million in stated value of Series C convertible preferred stock and warrants with an initial conversion price of $5.00 per share, for an aggregate purchase price of $20.0 million, at any time up to ten months following the effective date of the Company's registration statement relating to the common stock issuable on conversion of the initial series of the preferred stock. The additional preferred stock would have had the same preferences, qualifications and rights as the initial preferred stock. The fair value of the option was estimated using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, expected volatility of .40% and a risk free interest rate of 5.5%. The investors elected not to exercise the option and it expired on February 24, 2002. Upon expiration, the value of the options was reclassified to Additional Paid-in-Capital.


13.  PREFERRED STOCK, COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

PREFERRED SHARES

The Company has authorized 5 million shares of preferred stock, $10.00 par value, to be issued from time to time on such terms as is specified by the board of directors. At December 31, 2002, no preferred shares were issued or outstanding.

WARRANTS

The Company has issued warrants convertible into shares of common stock for consideration, as follows (in thousands, except exercise price):

                                                                   BALANCE
         CLASS OF                                                DECEMBER 31,  EXERCISE       DATE OF           EXERCISABLE
         WARRANTS        AUTHORIZED  ISSUED EXERCISED  EXPIRED      2002        PRICE          ISSUE              PERIOD
         --------        ----------  ------ ---------  -------      ----        -----          -----              ------
         Class P             520      520      480        40           --          3.00    September 1997     5 years
         Class S             600      600      223        --          377          2.00    April 1998         5 years
         Class U             250      250       --        --          250          8.38    November 1998      5 years
         Class V             828      828      429       399           --     .67 -3.32    September 2000     Up to 2.2 years
         Class W             800      800       --        --          800          4.66    October 2000       5 years
         Class X           2,895    2,895       --        --        2,895          0.15    April 2001         5 years
         Class Y           2,895    2,895       --        --        2,895          0.15    August 2002        5 years
                           -----    -----    -----       ---        -----
                           8,788    8,788    1,132       439        7,217
                           -----    -----    -----       ---        -----



Warrants in classes P through U were issued at the then-current market value of the common stock in consideration for investment banking services provided to the Company.

Class V warrants were issued in connection with the merger of the Company's wholly owned subsidiary, Digital Angel.net, Inc. into Destron Fearing. These warrants were valued at $1.7 million and included as part of the initial purchase price.


---------------------------------------------------------------------
                                                            Page F-35

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Class W warrants were issued in connection with the Series C preferred stock issuance. These warrants were valued at $0.6 million, and were recorded as a discount on the preferred stock at issuance.

Class X warrants were issued to IBM Credit Corporation in connection with an "Acknowledgement, Waiver and Amendment No. 1 to the Second Amended and Restated Term and Revolving Credit Agreement" with IBM Credit. The warrants were valued at $1.9 million. The fair value of the warrants was reflected as deferred financing fees and was amortized as interest expense. Under the terms of the IBM Credit Agreement, which became effective on March 27, 2002, these warrants were re-priced from an exercise price of $1.25 per share to an exercise price of $0.15 per share. The re-priced warrants were valued at $1.0 million.

Class Y warrants were issued to IBM Credit Corporation in connection with the IBM Credit Agreement. The warrants were valued at $1.3 million. The fair value of the warrants was reflected as deferred financing fees and is being amortized as interest expense.

The valuation of warrants utilized the following assumptions in the Black-Scholes model:

WARRANT SERIES         DIVIDEND YIELD     VOLATILITY   EXPECTED LIVES (YRS.)  RISK FREE RATES
--------------         --------------     ----------   ---------------------  ---------------

P                             0%            44.03%             1.69                8.5%

S & U                         0%            43.69%             1.69                8.5%

V                             0%            43.41%             0.10                6.4%

W                             0%            43.41%             1.69                6.4%

X (initial grant)             0%            53.32%             5.0                 4.6%

X (re-pricing)                0%            68.75%             4.0                 4.4%

Y                             0%            68.75%             5.0                 3.3%

STOCK OPTION PLANS

During 1996, the Company adopted a nonqualified stock option plan (the Option Plan). During 2000, the Company adopted a nonqualified Flexible Stock Plan (the Flexible Plan). With the 2000 acquisition of Destron Fearing, the Company acquired two additional stock option plans, an Employee Stock Option Plan and Nonemployee Director Stock Option Plan. The names of the plans were changed to Digital Angel.net Inc. Stock Option Plan (the Employee Plan) and the Digital Angel.net Inc. Nonemployee Director Stock Option Plan (the Director Plan).

Under the Option Plan, options for 10 million common shares were authorized for issuance to certain officers and employees of the Company as of December 31, 2002, of which 9.8 million have been issued through December 31, 2002. The options may not be exercised until one to three years after the options have been granted, and are exercisable for a period of five years.

Under the Flexible Plan, the number of shares which may be issued or sold, or for which options, Stock Appreciation Rights (SARs) or Performance Shares may be granted to certain officers and employees of the Company is
36.0 million as of December 31, 2002, of which 35.9 million options have been issued through December 31, 2002. Some of the options may not be exercised until one to three years after the options have been granted, and are exercisable over a period of five years.

Under the Employee Plan, the Plan authorized the grant of options to the employees to purchase 1.6 million shares of common stock as of December 31, 2002, of which 1.4 million options have been issued through December 31, 2002. The Plan provides for the grant of incentive stock options, as defined in the Internal Revenue Code, and non-incentive options. The Plan has been discontinued with respect to any future grant of options.

---------------------------------------------------------------------
                                                            Page F-36

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Under the Director Plan, the Plan authorized the grant of options to the nonemployee directors to purchase shares of common stock. As of December 31, 2002, 0.5 million options have been granted of which 0.3 million options have been issued through December 31, 2002. The Plan has been discontinued with respect to any future grant of options.

A summary of stock option activity for 2002, 2001 and 2000 is as follows (in thousands, except weighted average exercise price):

                                                    2002                           2001                        2000
                                          ------------------------      ------------------------     ------------------------
                                                         WEIGHTED-                     WEIGHTED-                    WEIGHTED-
                                          NUMBER          AVERAGE       NUMBER         AVERAGE       NUMBER          AVERAGE
                                            OF           EXERCISE         OF           EXERCISE        OF           EXERCISE
                                          OPTIONS          PRICE        OPTIONS         PRICE        OPTIONS          PRICE
                                          -------          -----        -------         -----        -------          -----
Outstanding on January 1                  30,230          $0.76         22,457          $2.87         12,172          $3.01
Granted                                   10,126            .32         12,287            .33         13,725           2.76
Exercised                                 (6,290)           .23         (2,369)           .15         (3,257)          2.89
Forfeited                                    (27)          1.09         (2,145)           .88           (183)          3.28
                                          ------          -----         ------          -----         ------          -----
Outstanding on December 31                34,039           0.71         30,230            .76(1)      22,457           2.87
                                          ------          -----         ------          -----         ------          -----

Exercisable on December 31                23,721           0.87         19,999            .99(1)      11,821           2.87
                                          ------          -----         ------          -----         ------          -----
Shares available on December 31
 for options that may
 be granted                                  283                         2,043                        12,878
                                          ------                        ------                        ------

---------
   (1)  Options to acquire 19.3 million shares of the Company's common stock were re-priced during 2001.
        See Note 14.

The following table summarizes information about stock options at December 31, 2002 (in thousands, except weighted average exercise price):

                                     OUTSTANDING STOCK OPTIONS            EXERCISABLE STOCK OPTIONS
                              --------------------------------------      -------------------------
                                             WEIGHTED-
                                              AVERAGE       WEIGHTED                      WEIGHTED
                                             REMAINING      AVERAGE                       AVERAGE
    RANGE OF                                CONTRACTUAL     EXERCISE                      EXERCISE
 EXERCISE PRICE               SHARES           LIFE          PRICE         SHARES          PRICE
 --------------               ------           ----          -----         ------          -----
 $0.01 to $1.00               27,100           4.20          $0.24         16,986          $0.20
 $1.01 to $2.00                1,614           4.00           1.47          1,505           1.49
 $2.01 to $3.00                4,037           2.90           2.51          4,037           2.51
 $3.01 to $4.00                  791           2.60           3.53            700           3.56
 $4.01 to $5.00                  307           2.20           4.45            306           4.45
 $5.01 to $8.00                  190           2.50           5.59            187           5.56
                              ------                         -----         ------          -----
 $0.01 to $8.00               34,039                         $0.71         23,721          $0.87
                              ------                         -----         ------          -----

The number of options granted for the year ended December 31, 2000 includes 1,903 stock options acquired in conjunction with the Destron Fearing acquisition.

In addition to the above options, certain wholly-owned subsidiaries of the Company have issued options to various employees, officers and directors. Information pertaining to options granted by Digital Angel Corporation is as follows: During 1999, Digital Angel Corporation adopted a non-qualified stock option plan (the "Stock Option Plan"). In connection with the merger with MAS, Digital Angel Corporation assumed the options granted under the Stock Option Plan under its Amended and Restated Digital Angel Corporation Transition Stock Option Plan ("DAC Stock Option Plan"). As amended, the DAC Stock Option Plan provides 11,195,000 shares of common stock for which options may be granted. As of December 31, 2002, options to purchase 7,816,000 shares were outstanding and 2,137,000 shares were available for the grant of options under the DAC Stock Option Plan. The options vest as determined by Digital Angel Corporation's Board of Directors and are exercisable for a period of no more than ten years.

------------------------------------------------------------------------------
                                                                   Page F-37

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Under MAS's nonqualified stock option plan (the "MAS Stock Option Plan") options may be granted at or below the fair market value of the stock and have five and 10 year lives. Options granted to certain individuals vest ratably over three years. As of December 31, 2002 options to purchase 1,150,000 shares were outstanding and 233,000 shares were available for the grant of options under the plan. The MAS Stock Option Plan provides for 1,650,000 shares of common stock for which options may be granted.

A summary of stock option activity for the aforementioned plans for 2002 is as follows (in thousands, except weighted average exercise price data):

                                                    2002
                                          ------------------------
                                                         WEIGHTED-
                                                         AVERAGE
                                                         EXERCISE
                                          SHARES          PRICE
                                          ------         ---------
Outstanding on January 1                   5,148         $ 0.44

Granted                                    3,910           3.39

Assumed in MAS Acquisition
                                           1,211           4.23

Exercised                                 (2,452)          0.25

Forfeited                                     (1)         10.00
                                          ------

Outstanding on December 31                 7,816           2.56
                                          ------

Exercisable on December 31                 3,893           1.70
                                          ======

Shares available for grant on
 December 31                               2,370             --
                                          ======

The following table summarizes information about the Digital Angel Corporation's stock options at December 31, 2002 (in thousands, except weighted average exercise price data):

                                     OUTSTANDING STOCK OPTIONS            EXERCISABLE STOCK OPTIONS
                             ---------------------------------------      -------------------------
                                             WEIGHTED-
                                              AVERAGE       WEIGHTED                      WEIGHTED
                                             REMAINING      AVERAGE                       AVERAGE
   RANGE OF                                 CONTRACTUAL     EXERCISE                      EXERCISE
EXERCISE PRICE                SHARES           LIFE          PRICE         SHARES          PRICE
--------------                ------           ----          -----         ------          -----
$0.01 to $2.00                2,898            7.31         $ 0.60          2,898         $ 0.60
$2.01 to $4.00                4,214            9.40           3.43            304           3.90
$4.01 to $6.00                  550            8.11           4.15            550           4.15
$6.01 to $8.00                   --              --             --             --             --
$8.00 to $10.00                 154            7.31          10.00            141          10.00
                              -----                         ------          -----         ------
                              7,816            8.49         $ 2.56          3,893         $ 1.70
                              =====                         ======          =====         ======

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

During 1999, the Company adopted a non-compensatory, qualified Employee Stock Purchase Plan (the Stock Purchase Plan). Under the Stock Purchase Plan, options are granted at an exercise price of the lesser of 85% of the fair market value on the date of grant or 85% of the fair market value on the exercise date. Under the Stock Purchase Plan, options for 9.0 million common shares were authorized for issuance to substantially all full-time employees of the


------------------------------------------------------------------------------
                                                                   Page F-38

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)



Company, of which 2.1 million shares have been issued and exercised through December 31, 2002. Each participant's options to purchase shares will be automatically exercised for the participant on the exercise dates determined by the board of directors.


14. NON-CASH COMPENSATION EXPENSE ASSOCIATED WITH OPTIONS AND NOTES RECEIVABLE FOR STOCK ISSUANCES

Pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million on March 27, 2002. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expenses.

In addition, the Company incurred approximately $0.7 million and $5.3 million of non-cash compensation expense during 2002 and 2001, respectively, due primarily to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and, accordingly, fluctuations in the Company's common stock price result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This non-cash charge is reflected in the condensed consolidated statement of operations in selling, general and administrative expenses.

During 2002, the Company incurred approximately $4.1 million for charges to increase valuation reserves associated with the uncollectibility of notes receivable for stock issuances of which $3.8 million related to notes receivable for stock issuances to directors and officers held in escrow by the Company.

15. ASSET IMPAIRMENT

Asset impairment during the years ended December 31, 2002, 2001 and 2000 was:

                                              2002          2001             2000
                                              ----          ----             ----
                                                    (AMOUNTS IN THOUSANDS)

Goodwill:

  Advanced Technology                       $    --        $30,453         $   --
  Digital Angel Corporation                  62,185            726             --
  All Other                                      --         32,427            818
----------------------------------------------------------------------------------
    Total goodwill                           62,185         63,606            818
Property and equipment                        6,860          2,372             --
Investment in ATEC and Burling stock             --             --          5,565
Software and other                              337          5,741             --
----------------------------------------------------------------------------------
                                            $69,382        $71,719         $6,383
==================================================================================

As of December 31, 2002, the net book value of the Company's goodwill was $67.8 million. There was no impairment of goodwill upon the adoption of FAS 142 on January 1, 2002. However, based upon the Company's annual review for impairment during the fourth quarter of 2002, the Company recorded an impairment charge of $62.2 million associated with its Digital Angel Corporation segment. The impairment relates to the goodwill associated with the acquisition of MAS in March 2002, and to Digital Angel Corporation's Wireless and Monitoring segment. Future goodwill impairment reviews may result in additional periodic write-downs. In addition, Digital Angel Corporation impaired $6.4 million of software associated with its Wireless and Monitoring segment. As of December 31, 2002, Digital Angel Corporation's Wireless and Monitoring segment has not recorded any significant revenues from its Digital Angel product, and therefore, it was determined that the goodwill and software were impaired.

As a result of the economic slowdown during 2001, the Company experienced deteriorating sales for certain of its businesses. In addition, management concluded that a full transition to an advanced technology company required the sale or closure of all units that did not fit into the Company's new business model or were not cash-flow positive.


------------------------------------------------------------------------------
                                                                   Page F-39

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


This resulted in the shut down of several of its businesses during the third and fourth quarters of 2001 and the first quarter of 2002. Also, letters of intent that the Company had received during the last half of 2001 and the first quarter of 2002 related to the sales of certain of its businesses indicated a decline in their fair values. The sales of these businesses did not comprise the sale of an entire business segment. Based upon these developments, the Company reassessed its future expected operating cash flows and business valuations and at December 31, 2001, the Company performed undiscounted cash flows analyses by business unit to determine if an impairment existed. For purposes of these analyses, earnings before interest, taxes, depreciation and amortization were used as the measure of cash flow. When an impairment was determined to exist, any related impairment loss was calculated based on fair value. Fair value was determined based on discounted cash flows. The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks. This reassessment resulted in the asset impairments listed above during 2001.

As a result of the restructuring and revision to the Company's business model, the plan to implement an enterprise wide software system purchased in 2000 was discontinued, and accordingly, the cost of the software was expensed in 2002 and 2001.

In addition to the impairments above, during 2002 and 2001, the Company recorded inventory reserves of $1.4 million and $4.0 million, respectively and bad debt reserves of $1.3 million and $25.7 million, respectively. The inventory reserves are included in the Company's financial statements in cost of products and the bad debt reserves are included in selling, general and administrative expense.

During the fourth quarter of 2000, the Company reviewed its goodwill and certain other investments for impairment and concluded that certain assets were impaired. At December 31, 2000, the Company recorded a charge of $6.4 million for permanent impairment. The Company acquired a 16% interest in ATEC Group, Inc. as of October 27, 2000. The Company issued 2,077,150 shares of its stock in exchange for its investment in ATEC. As of October 27, 2000 the Company's investment in ATEC was valued at $7.2 million. Due to a continued decline in the value of ATEC's common stock from October 27, 2000 to December 31, 2001, the Company determined its investment in ATEC had experienced a decline in value that was other than temporary. As such, the Company reduced the value of its investment in ATEC by $3.6 million. On March 1, 2001, the Company rescinded the stock purchase transaction in accordance with the rescission provision in the ATEC common stock purchase agreement in consideration of a $1.0 million termination fee which was payable through the issuance of the Company's common stock.

16. LOSS/GAIN ON SALES OF SUBSIDIARIES AND BUSINESS ASSETS

The gain (loss) on sale of subsidiaries and business assets reported in continuing operations was $0.1 million, $(6.1) million, and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. The loss of $6.1 million for 2001 was due to sales of the business assets of the Company's wholly-owned subsidiaries as follows: ADS Retail Inc., Signal Processors, Limited, ACT Wireless Corp. and our ATI Communications companies. In addition, the Company sold its 85% ownership interest in Atlantic Systems, Inc. (ASI). Proceeds from the sales were $3.5 million and were used primarily to repay debt.

See Note 18 for a discussion of dispositions related to Discontinued Operations companies.


------------------------------------------------------------------------------
                                                                   Page F-40

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

17. INCOME TAXES

The provision (benefit) for income taxes consists of:

                                              2002           2001           2000
                                           ---------------------------------------
Current:
  United States at statutory rates           $ 392        $    --        $(1,675)
  International                                  3             --             --
  Current taxes covered by net operating
    Loss                                        --           (565)            --
----------------------------------------------------------------------------------
  Current income tax provision (credit)        395           (565)        (1,675)
Deferred:
  United States                                (69)        21,484         (3,005)
  International                                 --            (49)          (360)
----------------------------------------------------------------------------------
  Deferred income taxes provision (credit)     (69)        21,435         (3,365)
----------------------------------------------------------------------------------
                                             $ 326        $20,870        $(5,040)
==================================================================================

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                            2002           2001
                                      ---------------------------
Deferred Tax Assets:
Liabilities and reserves                $  6,000      $   6,511
Stock-based compensation                   7,779            118
Property and equipment                     2,115             --
Net operating loss carryforwards          80,222         67,842
-----------------------------------------------------------------
Gross deferred tax assets                 96,136         74,471
Valuation allowance                      (93,214)       (66,932)
-----------------------------------------------------------------
                                           2,922          7,539
-----------------------------------------------------------------
Deferred Tax Liabilities:
Accounts receivable                          366            359
Installment sales                          1,151          4,866
Property and equipment                        --            730
Intangible assets                            169            417
-----------------------------------------------------------------
                                           1,686          6,372
-----------------------------------------------------------------

Net Deferred Tax Asset                  $  1,236       $  1,167
=================================================================

The current and long-term components of the deferred tax asset are as follows:

                                            2002           2001
                                       --------------------------
Current deferred tax asset               $    13        $   171
Long-term deferred tax asset               1,223            996
-----------------------------------------------------------------

                                         $ 1,236        $ 1,167
=================================================================

The valuation allowance for deferred tax asset increased by $26.3 million and $51.1 million in 2002 and 2001, respectively, due mainly to the generation of net operating losses. The valuation allowance was provided for net deferred tax assets that exceeded the Company's available carryback and the level of existing deferred tax liabilities and projected pre-tax income. The deferred tax asset of $1.2 million and $1.2 million at December 31, 2002 and 2001, respectively, relates entirely to the Company's 53% interest in SysComm International Corporation subsidiary, which files a separate federal income tax return.


------------------------------------------------------------------------------
                                                                   Page F-41

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The ability of the Company to utilize its net operating losses in future years may be limited in accordance with the provisions of Section 382 of the Internal Revenue Code.

Approximate domestic and international loss from continuing operations before provision for income taxes consists of:

                                         2002           2001           2000
                                   ---------------------------------------------
Domestic                             $ (126,764)    $ (158,552)     $ (32,661)
International                              (513)        (9,589)        (1,324)
--------------------------------------------------------------------------------

                                     $ (127,277)    $ (168,141)     $ (33,985)
================================================================================

At December 31, 2002, the Company had aggregate net operating loss carryforwards of approximately $194.0 million for income tax purposes that expire in various amounts through 2022. Approximately $9.0 million of the net operating loss carryforwards were acquired in connection with various acquisitions and are limited as to use in any particular year based on Internal Revenue Code sections related to separate return year and change of ownership restrictions. Digital Angel Corporation and SysComm International Corporation file separate federal income tax returns. Of the aggregate net operating loss carryforwards, $17.0 million and $4.0 million relate to Digital Angel Corporation and SysComm International Corporation, respectively. These net operating loss carryforwards are available to only offset future taxable income of those companies.

The reconciliation of the effective tax rate with the statutory federal income tax benefit rate is as follows:

                                                           2002           2001           2000
                                                         --------------------------------------
                                                              %              %              %
                                                         --------------------------------------
Statutory benefit rate                                       34             34             34
Nondeductible goodwill amortization/impairment              (17)           (17)            (8)
State income taxes, net of federal benefits                  --             --              7
International tax rates different from the
  statutory US federal rate                                  --             (2)            --
Change in deferred tax asset valuation
  Allowance                                                 (20)           (30)           (16)
Other                                                         3              3             (2)
-----------------------------------------------------------------------------------------------

                                                             --            (12)            15
===============================================================================================


18.  Discontinued Operations

On March 1, 2001, the Company's Board of Directors approved a plan to offer for sale its IntelleSale business segment and several other noncore businesses. Accordingly, these operating results have been reclassified and reported as discontinued operations for all periods presented. The plan of disposal anticipated that these entities would be sold or closed within 12 months from March 1, 2001, the defined "measurement date".

As of March 31, 2003, the Company has sold or closed all of the businesses comprising Discontinued Operations, except one. This Company had revenue and net loss for the year ended December 31, 2002 of $0.7 million and $0.2 million, respectively. The Company anticipates selling or closing this remaining business in the next several months. Proceeds from the sales of Discontinued Operations companies were used to repay amounts outstanding under the IBM Credit Agreement. Any additional proceeds on the sale of the remaining business will also be used to repay debt.


------------------------------------------------------------------------------
                                                                   Page F-42

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The following discloses the results of the discontinued operations for the period January 1, 2001 to March 1, 2001 and the year ended December 31, 2000:

                                                    JANUARY 1, 2001    YEAR ENDED
                                                          TO           DECEMBER 31,
                                                     MARCH 1, 2001         2000
                                                    ---------------    ------------
Product revenue                                         $13,039         $137,901
Service revenue                                             846            6,826
                                                        -------         --------
Total revenue                                            13,885          144,727
                                                        -------         --------
Cost of products sold                                    10,499          137,824
Cost of services sold                                       259            5,315
                                                        -------         --------
  Total cost of products and services sold               10,758          143,139
Gross profit                                              3,127            1,588
Selling, general and administrative expenses              2,534           40,697
Gain on sale of subsidiaries                                 --           (4,617)
Depreciation and amortization                               264            4,217
Interest, net                                                29              187
Impairment of assets                                         --           50,219
(Benefit) provision for income taxes                         34          (13,614)
Minority interest                                            53              201
                                                        -------         --------
  Income (loss) income from discontinued operations     $   213         $(75,702)
                                                        -------         --------

The above results do not include any allocated or common overhead expenses. Included in Interest, net, above are interest charges based on the debt of one of these businesses. This debt was repaid when the business was sold on January 31, 2002.

Assets and liabilities of discontinued operations are as follows at December 31:

                                                                          2002           2001
                                                                          ----           ----
Current Assets
   Cash and cash equivalents                                           $    66        $    --
   Accounts receivable and unbilled receivables                            167          5,745
   Inventories                                                              38          4,430
   Prepaid expenses and other current assets                                --            291
                                                                       -------        -------
Total Current Assets                                                       271         10,466

Property and equipment, net                                                 56          3,553
Notes receivable                                                            --            242
                                                                       -------        -------
                                                                       $   327        $14,261
                                                                       -------        -------

Current Liabilities
   Notes payable and current maturities of long-term debt              $    26        $ 5,040
   Accounts payable                                                      4,189          8,670
   Accrued expenses                                                      5,334          9,610
                                                                       -------        -------
Total Current Liabilities                                                9,549         23,320

Minority interest                                                          146            401
                                                                       -------        -------
                                                                         9,695         23,721
                                                                       -------        -------

Net (Liabilities) Assets Of Discontinued Operations                    $(9,368)       $(9,640)
                                                                       -------        -------

Provision for operating losses and carrying costs during the phase-out period included the estimated loss on sale of the business units as well as operating and other disposal costs incurred in selling the businesses. Carrying costs includes the cancellation of facility leases, employment contract buyouts, sales tax liabilities and reserves for certain legal expenses related to on-going litigation.


------------------------------------------------------------------------------
                                                                   Page F-43

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


During 2002 and 2001, Discontinued Operations incurred a change in estimated loss on disposal and operating losses and carrying costs accrued on the measurement date of $(1.4) million and $16.7 million, respectively. The primary reason for the reduction in estimated losses for 2002 was due to the settlement of litigation for an amount less than previously anticipated. The primary reasons for the excess losses in 2001 were due to inventory write-downs during the second quarter of 2001, a decrease in estimated sales proceeds as certain of the businesses were closed in the second and third quarters of 2001, an increase is legal expenses related to on-going litigation, additional sales tax liabilities and additional facility lease costs. The business closures in 2001 were the result of a combination of the deteriorating market condition for the technology sector as well as the Company's strategic decision to reallocate funding to our core businesses.

Effective May 10, 2001, the Company sold its 80% ownership interest in Innovative Vacuum Solutions, Inc. (IVS) for $1.4 million, or $0.2 million less than the estimated proceeds at December 31, 2000. On October 1, 2001, the Company sold 100% of the stock of its wholly-owned subsidiary, Hopper Manufacturing Co., Inc. (Hopper) and on November 29, 2001, the Company sold substantially all of the business assets of GDB Software Services, Inc.
(GDB). The sales proceeds for Hopper and GDB approximated the estimated proceeds of $0.6 million. In addition, in November 2001, the Company ceased operations for all of its Intellesale companies. On January 31, 2002, the Company sold its 85% ownership interest in its Canadian subsidiary, Ground Effects, Ltd. The sales proceeds were $1.6 million plus the repayment of the Canadian portion of the IBM debt, which resulted in an additional loss above the estimated loss on the measurement date of $1.2 million. On May 23, 2002, the Company sold certain business assets of U.S. Electrical Products Corp. for $0.1 million, which resulted in an additional loss above the estimate loss on the measurement date of $0.2 million.

The Company does not anticipate a further loss on sale of the remaining business comprising Discontinued Operations. However, actual losses could differ from our estimates and any adjustments will be reflected in the Company's future financial statements. During the years ended December 31, 2002, 2001 and 2000, the estimated amounts recorded were as follows:

------------------------------------------------------------------------------

                                                                             YEAR ENDED DECEMBER 31,
                                                                        2002           2001          2000
                                                                        ----           ----          ----
                                                                             (AMOUNTS IN THOUSANDS)
Operating losses and estimated loss on the sale of business units     $   684        $13,010       $ 1,619
Carrying Costs                                                         (2,104)         3,685         6,954
Less: Benefit for income taxes                                             --             --        (1,307)
                                                                    ----------------------------------------
                                                                      $(1,420)       $16,695       $ 7,266
                                                                    ========================================

The following table sets forth the roll forward of the liabilities for operating losses and carrying costs from December 31, 2000 through December 31, 2002. The additions represent changes in the estimated loss on sale or closure and actual losses in excess of estimated operating losses and carrying costs during the phase out period:

                                          BALANCE                                     BALANCE
                                        DECEMBER 31,                                DECEMBER 31,
     TYPE OF COST                           2000       ADDITIONS      DEDUCTIONS       2001
     ------------                           ----       ---------      ----------       ----
Operating losses and
  estimated loss on sale                  $1,619        $13,010        $13,456         $1,173
Carrying costs                             6,954          3,685          3,421          7,218
                                          ------        -------        -------         ------
Total                                     $8,573        $16,695        $16,877         $8,391
                                          ------        -------        -------         ------

                                          BALANCE                                     BALANCE
                                        DECEMBER 31,                                DECEMBER 31,
     TYPE OF COST                           2001       ADDITIONS      DEDUCTIONS       2002
     ------------                           ----       ---------      ----------       ----
Operating losses and
  estimated loss on sale                  $1,173        $   684         $1,857         $   --
Carrying costs(1)                          7,218         (2,104)           206          4,908
                                          ------        -------        -------         ------
Total                                     $8,391        $(1,420)        $2,063         $4,908
                                          ------        -------        -------         ------


------------------------------------------------------------------------------
                                                                   Page F-44





APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


(1) Carrying costs at December 31, 2002, include all estimated costs to dispose of the discontinued businesses including $2.0 million for future lease commitments, $1.8 million for severance and employment contract settlements, $1.0 million for sales tax liabilities and $0.1 million for litigation settlement.

Included in Discontinued Operations for 2000 is an IntelleSale pre-tax charge of $17.0 million recorded in the second quarter of 2000. This charge was comprised of an inventory reserve of $8.5 million for products IntelleSale expected to sell below cost (included in cost of goods and services sold), $5.5 million related to specific accounts and other receivables, and $3.0 million related to fees and expenses incurred in connection with IntelleSale's cancelled initial public offering and certain other intangible assets.

19. EXTRAORDINARY GAIN (LOSS) AND IMPACT OF FAS 145

The Company recorded an extraordinary gain as a result of settling certain disputes between the Company and the former owners of Bostek, Inc. and an affiliate (Bostek). As part of the settlement agreement, the parties agreed to forgive a $9.5 million payable and the former owners of Bostek agreed invest up to $6 million in shares of our common stock provided the Company registered approximately 3.0 million common shares of the Company's common stock by June 15, 2001. The Company was successful in meeting the June 15, 2001 registration deadline and, accordingly, the extinguishment of the $9.5 million payable was recorded in 2001 as an extraordinary gain.

CHANGE IN METHOD OF ACCOUNTING FOR EXTINGUISHMENT OF DEBT - IMPACT OF FAS 145

As required, the Company has adopted FAS 145 effective January 1, 2003. Under FAS 145, gains and losses on the extinguishment of debt are included as part of continuing operations. SFAS 145 requires all periods presented to be consistent, and, as such, gains and losses on extinguishment of debt previously recorded as extraordinary must be reclassified from extraordinary treatment and presented as a component of continuing operations.

The following table presents the impact of FAS 145 on the Company's consolidated statement of operations as indicated:


                                                                       YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                                       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                                          2002             2001             2000
                                                                          ----             ----             ----
Loss from continuing operations before provision (benefit) for income taxes and minority interest:
Loss from continuing operations before provision (benefit) for
  income taxes and minority interest, as previously reported            $(127,277)      $(177,606)       $ (33,985)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations before provision
  (benefit) for income taxes and minority interest                      $(127,277)      $(168,141)       $ (33,985)
                                                                      ==============================================

Loss from continuing operations before minority interest:
Loss from continuing operations before minority interest,
  as previously reported                                                $(127,603)      $(198,476)       $ (28,945)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
Deduct taxes on gain from extinguishment of debt (1)                           --              --               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations before minority
  interest                                                              $(127,603)      $(189,011)       $ (28,945)
                                                                      ==============================================

Loss from continuing operations:
Loss from continuing operations, as previously reported                 $(113,905)      $(198,086)       $ (29,174)
Gain from extinguishment of debt, previously reported as
  extraordinary                                                                --           9,465               --
Deduct taxes on gain from extinguishment of debt(1)                            --              --               --
                                                                      ----------------------------------------------
Adjusted loss from continuing operations                                $(113,905)      $(188,621)       $ (29,174)
                                                                      ==============================================

Loss before extraordinary gain:
Loss before extraordinary, as previously reported                       $(112,485)      $(214,568)       $(112,142)
Gain from extinguishment of debt, previously reported
  as extraordinary                                                             --           9,465               --


------------------------------------------------------------------------------
                                                                   Page F-45





APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


Deduct taxes on gain from extinguishment of debt (1)                           --              --               --
                                                                      ----------------------------------------------
Adjusted loss before extraordinary gain                                 $(112,485)      $(205,103)       $(112,142)
                                                                      ==============================================

Earnings (loss) per common share - basic and diluted:

 Loss from continuing operations, as previously reported                $   (0.42)      $   (1.23)       $   (0.52)
 Gain from extinguishment of debt, previously reported
   as extraordinary                                                            --            0.06               --
                                                                      ----------------------------------------------
 Adjusted loss from continuing operations                               $   (0.42)      $   (1.17)       $   (0.52)
                                                                      ==============================================

Earnings (loss) per common share - basic and diluted:

 Extraordinary gain, previously as reported                             $      --       $   (0.06)       $      --
 Reclassify gain from extinguishment of debt                                   --           (0.06)              --
                                                                      ----------------------------------------------
 Adjusted extraordinary gain                                            $      --       $      --        $      --
                                                                      ==============================================

(1) No taxes were provided on the gain from the extinguishment of debt due to the Company's net operating losses.

20.  EARNINGS (LOSS) PER SHARE

A reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows:

                                                                          2002           2001            2000
                                                                          ----           ----            ----
NUMERATOR:
   Loss from continuing operations                                     $(113,905)     $(188,621)      $ (29,174)
   Preferred stock dividends                                                  --         (1,147)           (191)
   Accretion of beneficial conversion feature
      of redeemable preferred stock                                           --         (9,392)         (3,857)
-----------------------------------------------------------------------------------------------------------------

Numerator for basic earnings per share -
   Loss from continuing operations available to common
      Stockholders                                                      (113,905)      (199,160)        (33,222)
   Net income (loss) from discontinued operations available to
      common stockholders                                                  1,420        (16,482)        (82,968)

-----------------------------------------------------------------------------------------------------------------

   Net loss available to common stockholders                            (112,485)      (215,642)       (116,190)

Effect of dilutive securities:
   Preferred stock dividends                                                  --             --              --

   Accretion of beneficial conversion feature of redeemable
      preferred stock                                                         --             --              --

-----------------------------------------------------------------------------------------------------------------

Numerator for diluted earnings per share -
   Net income (loss) available to common stockholders                  $(112,485)     $(215,642)      $(116,190)
=================================================================================================================

DENOMINATOR:
   Denominator for basic and diluted earnings per
     share - weighted-average shares outstanding(1)                      269,232        170,009          63,825
-----------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
   Continuing operations                                               $   (0.42)     $   (1.17)      $    (.52)
   Discontinued operations                                                    --           (.10)          (1.30)

-----------------------------------------------------------------------------------------------------------------
TOTAL - BASIC AND DILUTED                                              $   (0.42)     $   (1.27)      $   (1.82)
=================================================================================================================

--------
(1) The weighted average shares listed below were not included in the computation of diluted loss per share for the year ended December 31, 2002, 2001 and 2000 because to do so would have been anti-dilutive.

------------------------------------------------------------------------------
                                                                   Page F-46







APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)



                                         2002       2001          2000
                                         ----       ----          ----
Redeemable preferred stock                 --     140,768          617
Warrants                                2,950          --          301
Employee stock options                 15,399       4,173        2,741
------------------------------------------------------------------------
                                       18,349     144,941        3,659
========================================================================

21. COMMITMENTS AND CONTINGENCIES

Rentals of space, vehicles, and office equipment under operating leases amounted to approximately $2.0 million, $3.5 million and $2.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

The approximate minimum payments required under operating leases and employment contracts that have initial or remaining terms in excess of one year at December 31, 2002 are as follows (in thousands):

                                      MINIMUM  EMPLOYMENT
YEAR                          RENTAL PAYMENTS   CONTRACTS
-----------------------------------------------------------
2003                                $   1,385     $ 2,483
2004                                    1,061       1,404
2005                                      696         789
2006                                      427         671
2007                                      357          51
Thereafter                             11,113          --
-----------------------------------------------------------
                                     $ 15,039     $ 5,398
===========================================================

The Company has entered into employment contracts with key officers and employees of the Company. The agreements are for periods ranging from one to five years through February 2007. Some of the employment contracts also call for bonus arrangements based on earnings of a particular subsidiary. The Company recorded $0.5 million associated with these bonus arrangements during 2002.

On March 24, 2003, the Company terminated its employment agreements with two of its executive officers. The terms of the IBM Credit Agreement limited the amount of salary the Company could pay these executive officers in cash and prevented the Company from making certain cash incentive and perquisite payments to these executive officers. These terminations are more fully discussed in Note 27.

Effective December 31, 2001, one of the Company's directors, who had previously been an executive officer of the Company, retired and resigned from the Board of Directors. As part his termination agreement, the Company agreed to grant him 2.5 million shares of the Company's common stock the value of which was recorded as compensation expense in the year ended December 31, 2001.

According to the terms of the trust agreement for the Digital Angel Trust, if amounts due IBM Credit by the Company are not paid when due, or if the Company is otherwise in default under the forbearance agreement or IBM Credit Agreement (as more fully discussed in Note 2) and the Company's obligations are accelerated, IBM Credit will have the right to require that the shares of the Digital Angel Corporation common stock held in the Digital Angel Trust be sold to provide funds to satisfy the obligations of the Company to IBM Credit.

      POSSIBLE CONSEQUENCES OF SALES OF THE DIGITAL ANGEL TRUST SHARES

If we are required to sell the shares held in the Digital Angel Trust for an amount less than our current book value, we would incur a significant non-cash charge and our financial position and operating results would be materially adversely effected.

------------------------------------------------------------------------------
                                                                   Page F-47

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


In addition, under the terms of the employment agreement dated March 8, 2002, as amended, by and between Digital Angel Corporation and Randolph K. Geissler (the President and Chief Executive Officer of Digital Angel Corporation), a "change in control" occurs under that employment agreement if any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Digital Angel Corporation representing 20% or more of the combined voting power of the then outstanding shares of common stock. Therefore, if the Digital Angel Trust were to sell more than approximately 5.3 million shares of the Digital Angel Corporation common stock, such sale would constitute a change in control under the employment agreement with Mr. Geissler. Upon the occurrence of a change in control, Mr. Geissler, at his sole option and discretion, may terminate his employment with Digital Angel Corporation at any time within one year after such change in control upon 15 days' notice. In the event of such termination, the employment agreement provides that Digital Angel Corporation must pay to Mr. Geissler a severance payment equal to three times the base salary amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended ("Code") minus $1.00 (or a total of approximately $750,000), which would be payable no later than one month after the effective date of Mr. Geissler's termination of employment. In addition, upon the occurrence of a change of control under the employment agreement, all outstanding stock options held by Mr. Geissler would become fully exercisable. As of December 31, 2002, Mr. Geissler owned options to purchase 1.0 million shares for $3.39 per share none of which had vested which would become exercisable upon the occurrence of such a change in control.

The employment agreement also provides that upon (i) a change of control,
(ii) the termination of Mr. Geissler's employment for any reason other than due to his material default under the employment agreement, or (iii) if he ceases to be Digital Angel Corporation's President and Chief Executive Officer for any reason other than termination due to his material default under the employment agreement, within 10 days of the occurrence of any such events, Digital Angel Corporation is to pay to Mr. Geissler $4,000,000. Digital Angel Corporation may pay such amount in cash or in its common stock or with a combination of cash and common stock. The employment agreement also provides that if the $4,000,000 is paid in cash and stock, the amount of cash paid must be sufficient to cover the tax liability associated with such payment, and such payment shall otherwise be structured to maximize tax efficiencies to both Digital Angel Corporation and Mr. Geissler.

Also, effective October 30, 2002, Digital Angel Corporation entered into a Credit and Security Agreement with Wells Fargo. The Credit and Security Agreement provides that a "change in control" under that agreement results in a default. A change in control is defined as either Mr. Geissler ceasing to actively manage Digital Angel Corporation's day-to-day business activities or the transfer of at least 25% of the outstanding shares of Digital Angel Corporation's common stock. Also, if Digital Angel Corporation owes Mr. Geissler $4,000,000 under his employment agreement, the obligation would most likely result in a breach of Digital Angel Corporation's financial covenants under the Credit and Security Agreement. If these defaults occurred and were not waived by Wells Fargo, and if Wells Fargo were to enforce these defaults under the terms of the Credit and Security Agreement and related agreements, Digital Angel Corporation's and the Company's business and financial condition would be materially and adversely affected, and it may force Digital Angel Corporation to cease operations.

22.  PROFIT SHARING PLAN

The Company has a 401(k) Plan for the benefit of eligible United States employees. The Company has made no contributions to the 401(k) Plan.

The Company's International subsidiaries operate certain defined contribution pension plans. The Company's expense relating to the plans approximated $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

23. LEGAL PROCEEDINGS

The Company is party to various legal proceedings, and accordingly, has recorded $1.7 million in reserves in its financial statements at December 31, 2002. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.


------------------------------------------------------------------------------
                                                                   Page F-48

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


In May 2002, a class action was filed against the Company and one of its directors. Fourteen virtually identical complaints were consolidated into a single action, in re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to various conditions, is expected to be covered by proceeds from insurance.

24.  SUPPLEMENTAL CASH FLOW INFORMATION

The changes in operating assets and liabilities are as follows:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                      2002         2001         2000
                                                     ---------------------------------
(Increase) decrease in accounts receivable
  and unbilled receivables                           $ 5,350     $16,020      $(6,359)
(Increase) decrease in inventories                      (247)      4,090          607
Decrease in other current assets                       2,453       2,969          843
Increase in other assets                                 361       1,626           --
Increase (decrease) in accounts payable,
  accrued expenses and other liabilities               9,249       3,660         (668)
---------------------------------------------------------------------------------------
                                                     $17,166     $28,365      $(5,577)
=======================================================================================

In the years ended December 31, 2002, 2001, and 2000, the Company had the following noncash investing and financing activities:

                                                         2002        2001         2000
                                                       -----------------------------------
Assets acquired for common stock                          $--       $10,201     $168,319
Due from buyer of divested subsidiary                      --         2,625           --
Common stock issued for services                           --           207          125
Assets acquired for long-term debt and capital leases      --            --        2,201
Common stock issued upon conversion of preferred stock     --        14,550           --

25. SEGMENT INFORMATION

As a result of the merger of pre-merger Digital Angel and MAS, the significant restructuring of the Company's business during the first quarter of 2002 and the Company's emergence as an advanced technology development company, the Company has re-evaluated and realigned its reporting segments. On January 1, 2002, the Company began operating in the three business segments Advanced Technology, Digital Angel Corporation and SysComm International.

Business units that were part of the Company's continuing operations and that were closed or sold during 2001 and 2002 are reported as All Other.

The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the year ended December 31, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

Prior to January 1, 2002, the Company's business units were organized into the three segments: Applications, Services and Advanced Wireless. Prior period information has been restated to present the Company's reportable segments on a comparative basis.

------------------------------------------------------------------------------
                                                                   Page F-49

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Advanced Technology, Digital Angel Corporation and SysComm International's product and services are as follows:

OPERATING SEGMENT                  PRINCIPAL PRODUCTS AND SERVICES
-----------------                  -------------------------------
Advanced Technology
                                   o  Call center solutions
                                   o  Customer relationship management
                                   o  Website design
                                   o  Internet access
                                   o  Software development
                                   o  Cable/fiber infrastructure
                                   o  Miniaturized implantable verification chip
                                   o  Miniaturized power generator

Digital Angel Corporation
                                   o  Animal Applications
                                   o  Wireless and Monitoring
                                   o  GPS and Radio Communications
                                   o  Medical Systems

SysComm International
                                   o  Systems integration
                                   o  Information technology, procurement, and logistics
                                   o  Technology strategy

------------------------------------------------------------------------------
                                                                   Page F-50

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices; segment data includes an allocated charge for the corporate headquarters costs. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on stand-alone segment operating income. Corporate amounts have been adjusted from amounts previously reported to reflect the reclassification of the 2001 gain on extinguishment of debt from extraordinary to Continuing Operations (see Note 19).

                                                                               2002 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $41,930       $ 33,561       $22,721       $1,388       $     --      $  99,600
Intersegment net revenue                               --             70            --           --            (70)            --
                                                ---------       --------       -------       ------       --------      ---------
Total revenue                                     $41,930       $ 33,631       $22,721       $1,388       $    (70)     $  99,600
                                                ---------       --------       -------       ------       --------      ---------

Depreciation and amortization                     $   569       $  3,638       $   262           $9       $    295      $   4,773
Asset impairment                                       --         68,597            --           --            785         69,382
Interest income                                       239            601            45           --          1,471          2,356
Interest expense                                      422            303           184          148         16,467         17,524
Loss from continuing operations
  before provision for income taxes, minority
 interest, net loss on subsidiary merger
 transaction, and equity in net loss of
 affiliate(1)                                        (786)       (76,439)         (422)        (320)       (49,310)      (127,277)
Goodwill, net                                      18,212         47,452         2,154           --             --         67,818
Segment assets                                     41,404         67,798         9,340        2,753         (4,062)       117,233
Expenditures for property and equipment               340          1,439            41           --             38          1,858

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10-K dated December 31, 2002.


------------------------------------------------------------------------------
                                                                   Page F-51







APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

                                                                               2001 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $44,570       $35,738      $34,175         $41,292      $   539        $156,314
Intersegment net revenue                              232           964           --             870       (2,066)             --
                                                  -------       -------      -------         -------      -------        --------
Total revenue                                     $44,802       $36,702      $34,175         $42,162      $(1,527)       $156,314
                                                  -------       -------      -------         -------      -------        --------

Depreciation and amortization                     $ 9,088       $12,298      $   503         $ 4,768      $ 2,242        $ 28,899
Asset impairment                                   30,453           726           --          32,427        8,113          71,719
Interest and other income                              20            17           68              34        1,937           2,076
Interest expense                                      216           529          325           1,465        6,020           8,555
Income (loss) from continuing operations
  before provision for income taxes
  and minority interest                           (41,493)      (16,262)      (1,322)        (71,636)     (37,428)       (168,141)
Goodwill, net                                      15,379        73,095        2,357              --           --          90,831
Segment assets                                     38,247       105,042       15,004           4,968        4,228         167,489
Expenditures for property and equipment               151         1,591          490           1,703       10,226          14,161

                                                                               2000 (IN THOUSANDS)
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM                 CORPORATE AND
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER   ELIMINATIONS   CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Net revenue from external customers               $32,354      $22,252         $27,288       $52,681      $   191        $134,766
Intersegment net revenue                               --           --              --         5,142       (5,142)             --
                                                  -------      -------         -------       -------      -------        --------
Total revenue                                     $32,354      $22,252         $27,288       $57,823      $(4,951)       $134,766
                                                  -------      -------         -------       -------      -------        --------

Depreciation and amortization                     $ 2,990      $ 2,962         $   176       $ 3,366      $ 1,579        $ 11,073
Asset impairment                                       --           --              --           818        5,565           6,383
Interest and other income                            (431)           9              17            17        1,483           1,095
Interest expense                                      117           98             112         1,213        4,361           5,901
Income (loss) from continuing operations
  before provision for income taxes and
  minority interest                                (1,544)      (3,816)            923        (5,714)     (23,834)        (33,985)
Goodwill, net                                      49,431       77,464           2,330        36,779           --         166,024
Segment assets                                     77,463       95,582          16,434        68,741       53,155         311,375
Expenditures for property and equipment               155          758               7         1,183        6,288           8,391


Segment assets do not include net assets of discontinued operations of $0 million, $0 million and $8.1 million, in 2002, 2001, and 2000, respectively.

Approximately $31.3 million, or 74.7%, and $27.4 million, or 61.5%, of the Company's Advanced Technology segment's revenue for 2002 and 2001, respectively, were generated by its wholly-owned subsidiary, Computer Equity Corporation. Approximately 99.1% and 77.7% of Computer Equity Corporation's revenue during 2002 and 2001, respectively, were generated through sales to various agencies of the United States Federal Government.


------------------------------------------------------------------------------
                                                                   Page F-52

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

For 2002, Digital Angel Corporation's top five customers, Schering-Plough, US Army Corps of Engineers, Biomark, Pacific States Marine and San Bernardino County, accounted for 31.8% of this segment's revenues, however, no single customer accounted for more than 10% of this segment's revenue. For 2001, the top five customers, Schering Plough, Merial, Pacific States Marine, San Bernardino County and the US Army Corps of Engineers accounted for 30.6% of this segment's revenue, one of which accounted for 10.4% of the segment's revenue.

For 2002, five customers, SysComm International's top five customers, Deutsche Bank, Hackensack University Medical Center, Liberty Mutual, Morgan Stanley and Polytechnic University, accounted for 23%, 22%, 11%, 11% and 11% of SysComm International's revenue, respectively. For 2001, two customers, Liberty Mutual and Mass Mutual Life Insurance accounted for 40% and 31% of SysComm International's revenue, respectively.

Sales to an individual customer did not exceed 10% of a segment's revenue during 2000.

Goodwill by segment for the year ended December 31, 2002, is as follows:

                                                                           YEAR ENDED DECEMBER 31, 2002
                                                -----------------------------------------------------------------------------------
                                                 ADVANCED     DIGITAL ANGEL     SYSCOMM
                                                TECHNOLOGY     CORPORATION   INTERNATIONAL  ALL OTHER     CORPORATE    CONSOLIDATED
                                                ----------    -------------  -------------  ---------   -------------  ------------
Balance As of January 1, 2002                     $15,212      $ 72,876         $2,154         $--          $ 589         $ 90,831
Goodwill acquired during the year                   3,000        36,761             --          --             --           39,761
Other adjustment                                       --            --             --          --           (589)            (589)
Impairment Losses                                      --       (62,185)            --          --             --          (62,185)
                                                ------------------------------------------------------------------------------------
Balance as of December 31, 2002                   $18,212      $ 47,452         $2,154         $--          $  --         $ 67,818
                                                ====================================================================================

Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas as of and for the years ended December 31, was as follows (in thousands):

                                                                    UNITED
                                    UNITED STATES      CANADA      KINGDOM    CONSOLIDATED
                                  ----------------------------------------------------------
2002
Net revenue                              $ 88,190      $   --      $11,410        $ 99,600
Long-lived tangible assets                 15,379         ---          855          16,234
Deferred tax asset                          1,236          --           --           1,236
--------------------------------------------------------------------------------------------

2001
Net revenue                              $138,887      $   --      $17,427        $156,314
Long-lived tangible assets                 19,193         ---          992          20,185
Deferred tax asset                          1,167          --           --           1,167
--------------------------------------------------------------------------------------------

2000
Net revenue                              $118,849      $  766      $15,151        $134,766
Long-lived tangible assets                 20,044          --        1,324          21,368
Deferred tax asset (liability)             21,426        (204)         564          21,786
--------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
                                                                   Page F-53

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

26. NASDAQ LISTING REQUIREMENTS

From July 12, 2002, to July 30, 2002, the Company's common stock was traded on the Pink Sheets under the symbol "ADSX.PK." Prior to that time, the Company's shares were traded on the Nasdaq National Market (NasdaqNM). Effective July 31, 2002, the Company's shares were relisted on the NasdaqNM under the symbol "ADSX." As a condition of the relisting, NasdaqNM advised the Company that it had until October 25, 2002, to regain compliance with the minimum closing bid price requirement of at least $1.00 per share, and, immediately following, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company was unable to satisfy the minimum closing bid price requirement by October 25, 2002, and, as a result, effective November 12, 2002, the Company's common stock began trading on the Nasdaq SmallCap Market (SmallCap), under its existing stock symbol ADSX. The Company expects to have until October 2003, in which to regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days to maintain its SmallCap listing, providing the Company continues to comply with the SmallCap's other listing requirements, which as of December 31, 2002, it was in compliance with.

27. SUBSEQUENT EVENTS

On March 21, 2003, Richard J. Sullivan retired from the Company. Replacing him as Chairman of the Board and Chief Executive Officer is Scott R. Silverman, the Company's current President and Director. The Company's Board of Directors negotiated a satisfactory severance agreement with Mr. Sullivan. Under the terms, Mr. Sullivan will receive a one-time payment of
56.0 million shares of the Company's common stock, and 10.9 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Under the terms of Mr. Sullivan's employment contract, the Company would have been obligated to make payments in cash or stock of up to $17 million to Mr. Sullivan.

On March 21, 2003, Jerome C. Artigliere resigned from his positions of Senior Vice President and Chief Operating Officer. Under the terms of his severance agreement, Mr. Artigliere will receive 4.8 million shares of the Company's common stock and 2.3 million re-priced stock options. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Replacing Mr. Artigliere is Kevin H. McLaughlin. Mr. McLaughlin has served most recently as SysComm International Corporation's Chief Executive Officer.

The terms of each of the severance agreements are subject to shareholder approval. In connection with such shareholder approval, the Company will also need to seek shareholder approval of an increase in the number of authorized shares of its common stock.

On March 27, 2003, the Company announced that it had executed to a forbearance agreement term sheet with IBM Credit. The forbearance agreement, which becomes effective on or about March 31, 2003, allows for the forbearance of the obligations due under the IBM Credit Agreement, provides for more favorable loan repayment terms, reduces the interest rate on the Tranche B portion of the debt to 7% per annum and provides for purchase rights. The forbearance agreement term sheet is more fully describe in Note 2.

28. RECENT EVENT

The staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with this informal inquiry. At this point, the Company is unable to determine whether this informal inquiry may lead to potentially adverse action.


------------------------------------------------------------------------------
                                                                   Page F-54

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

29. SUMMARIZED QUARTERLY DATA (UNAUDITED)

                                                  FIRST        SECOND         THIRD        FOURTH       FULL
                                                 QUARTER       QUARTER       QUARTER      QUARTER       YEAR
                                                 -------       -------       -------      -------       ----
2002
Total revenue                                    $ 28,219     $ 25,836       $23,903     $ 21,642    $  99,600
Gross profit                                        9,378        8,728         8,735        5,041       31,882
Net loss from Continuing Operations (1)           (24,692)     (19,473)       (5,751)     (63,989)    (113,905)
Net income (loss) from Discontinued Operations        687         (463)         (119)       1,315        1,420
Basic and diluted net loss per share from
  Continuing Operations (4)                         (0.10)       (0.07)        (0.02)       (0.23)       (0.42)
Basic and diluted net income (loss) per share
  from Discontinued Operations (4)                   0.01        (0.01)           --           --           --


                                                  FIRST        SECOND        THIRD       FOURTH        FULL
                                                 QUARTER       QUARTER      QUARTER      QUARTER       YEAR
                                                 -------       -------      -------      -------       ----
2001 - AS REPORTED
Net operating revenue                            $ 47,409     $ 39,871     $  41,366     $ 27,668    $ 156,314
Gross profit                                       17,348       14,311         6,522        8,294       46,475
Net loss from Continuing Operations(2)            (11,393)     (19,881)     (109,349)     (47,998)    (188,621)
(Loss) income from Discontinued Operations(3)         213      (21,789)         (748)       5,842      (16,482)
Net loss                                          (11,180)     (41,670)     (110,097)     (42,156)    (205,103)
Basic and diluted loss per share from
   Continuing Operations(4)                         (0.13)       (0.15)        (0.56)       (0.18)       (1.17)
Basic and diluted loss per share from
   Discontinued Operations(4)                          --        (0.16)           --         0.02        (0.10)

2001 - ADJUSTED FOR CHANGE IN METHOD OF
  ACCOUNTING FOR GOODWILL(A)

Net operating revenue                             $47,409     $ 39,871     $  41,366     $ 27,668    $ 156,314
Gross profit                                       17,348       14,311         6,522        8,294       46,475
Net loss from Continuing Operations(2)             (5,865)     (13,756)     (103,036)     (43,491)    (166,148)
(Loss) income from Discontinued Operations(3)         213      (21,789)         (748)       5,842      (16,482)
Net loss                                           (5,652)     (35,545)     (103,784)     (37,649)    (182,630)
Basic and diluted loss per share from
   Continuing Operations(4)                         (0.06)       (0.10)        (0.52)       (0.18)       (0.97)
Basic and diluted loss per share from
   Discontinued Operations(4)                          --        (0.16)           --         0.02        (0.10)

A. CHANGE IN METHOD OF ACCOUNTING FOR GOODWILL

    Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets (FAS 142). FAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. There was no impairment of goodwill upon adoption of FAS 142. The Company performed its annual review for impairment during the fourth quarter of 2002, which resulted in an impairment charge of $62.2 million in 2002. There can be no assurance that future goodwill impairment tests will not result in additional impairment charges.

(1) First quarter of 2002 loss from Continuing Operations includes a non-cash compensation charge of approximately $18.7 million associated with pre-merger Digital Angel options. Pursuant to the terms of the merger of pre-merger Digital Angel and MAS, options to acquire pre-merger Digital Angel common stock were converted into options to acquire shares of MAS commons stock, which resulted in a new measurement date for the options. In addition, the Company incurred a loss on issuances of subsidiary stock of approximately $3.9 million. Second quarter of 2002 loss from Continuing Operations includes non-cash compensation expense of $6.1 million associated with options that were re-priced in 2001, and valuation reserves on notes receivable from officers and directors. Third quarter of 2002 loss from Continuing Operations includes a reversal of approximately $2.9 million of non-cash compensation expense associated with the options re-priced in 2001, and a reversal of approximately $0.9 million of bad debt reserves. Fourth quarter of 2002 loss from Continuing Operations includes asset impairments of $69.4 million.


------------------------------------------------------------------------------
                                                                   Page F-55







APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)


(2) The second quarter of 2001 reflects the reclassification of the $9.5 million gain on extinguishment of debt from an extraordinary item to Continuing Operations (see Note 19). The third quarter of 2001 loss from Continuing Operations includes asset impairment charges of $68,764, inventory reserves of $4,261, loss on disposition of assets of $3,967 and non-cash compensation expense of $1,231. Fourth quarter of 2001 loss from Continuing Operations includes asset impairment charges of $2,955, loss on disposition of assets of $2,091 and non-cash compensation expense of $4,042, and bad debt reserves of $12,758.

(3) Second quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $21,789. Third quarter of 2001 loss from Discontinued Operations includes a change in estimate on loss on disposal and operating losses during the phase out period of $748.

(4) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.


------------------------------------------------------------------------------
                                                                   Page F-56

                                           FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS (IN THOUSANDS)


                                                              ADDITIONS
                                                              ------------------------
                                                 BALANCE AT   CHARGED TO     VALUATION                BALANCE AT
                                                 BEGINNING    COST AND       ACCOUNTS                 END OF
DESCRIPTION                                      OF PERIOD    EXPENSES       ACQUIRED    DEDUCTIONS   PERIOD
-----------------------------------------------------------------------------------------------------------------
VALUATION RESERVE DEDUCTED IN THE BALANCE
  SHEET FROM THE ASSET TO WHICH IT APPLIES:

ACCOUNTS RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS              $ 2,581      $ 4,236        $   --       $5,554      $ 1,263
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                1,681        1,914            --        1,014        2,581
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                1,047          823           766          955        1,681

INVENTORY:
2002 ALLOWANCE FOR EXCESS AND OBSOLESCENCE        $ 1,702      $   104        $   --       $  384      $ 1,422
2001 ALLOWANCE FOR EXCESS AND OBSOLESCENCE          1,500          570            --          368        1,702
2000 ALLOWANCE FOR EXCESS AND OBSOLESCENCE            916          345           460          221        1,500

NOTES RECEIVABLE:
2002 ALLOWANCE FOR DOUBTFUL ACCOUNTS              $12,671      $ 1,266        $   --       $7,270      $ 6,667
2001 ALLOWANCE FOR DOUBTFUL ACCOUNTS                   --       12,671            --           --       12,671
2000 ALLOWANCE FOR DOUBTFUL ACCOUNTS                   --           --            --           --           --

DEFERRED TAXES:
2002 VALUATION RESERVE                            $66,932      $26,282        $   --       $   --      $93,214
2001 VALUATION RESERVE                             15,850       51,082            --           --       66,932
2000 VALUATION RESERVE                                 --       15,850            --           --       15,850


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                                                                   Page F-57

                                       APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

                                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                              (IN THOUSANDS, EXCEPT PAR VALUE)


                                                                      ASSETS


                                                                                               JUNE 30,       December 31,
                                                                                                   2003               2002
                                                                                              -----------------------------
CURRENT ASSETS                                                                              (UNAUDITED)
     Cash and cash equivalents                                                                $   6,546          $   5,818
     Accounts receivable and unbilled receivables (net of allowance
       for doubtful accounts of $805 in 2003 and $1,263 in 2002)                                 12,559             16,548
     Inventories                                                                                  8,449              6,409
     Notes receivable                                                                             1,990              2,801
     Other current assets                                                                         3,299              2,920
---------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                             32,843             34,496

PROPERTY AND EQUIPMENT, NET                                                                       9,479              9,822

NOTES RECEIVABLE, NET                                                                               530                758

GOODWILL, NET                                                                                    68,266             67,818

OTHER ASSETS, NET                                                                                 4,341              4,339
---------------------------------------------------------------------------------------------------------------------------

                                                                                              $ 115,459          $ 117,233
===========================================================================================================================

                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
     Notes payable and current maturities of long-term debt                                   $   6,493          $  81,879
     Accounts payable                                                                            13,444              9,761
     Accrued interest                                                                                 -             10,149
     Accrued bonuses                                                                              4,306                  -
     Other accrued expenses                                                                      17,476             19,145
     Put accrual                                                                                    200                200
     Net liabilities of Discontinued Operations                                                   9,769              9,368
---------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                        51,688            130,502

LONG-TERM DEBT AND NOTES PAYABLE                                                                  6,189              3,346

ACCRUED SEVERANCE                                                                                21,866                  -

OTHER LONG-TERM LIABILITIES                                                                       2,522              1,055
---------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                                                82,265            134,903
---------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES                                                                         -                  -
---------------------------------------------------------------------------------------------------------------------------

MINORITY INTEREST                                                                                18,880             18,422
---------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIT)
     Preferred shares: Authorized 5,000 shares in 2003 and 2002 of $10 par value; special voting, no shares issued or outstanding in 2003 and
       2002, Class B
       voting, no shares issued or outstanding in 2003 and 2002                                       -                  -
     Common shares: Authorized 435,000 shares in 2003 and 2002, of $.001 par value; 352,335 shares issued and 351,400 shares outstanding in 2003
       and 285,069 shares issued and 284,134 shares outstanding in 2002                             352                285
     Common and preferred additional paid-in capital                                            398,874            377,621
     Accumulated deficit                                                                       (387,640)          (417,066)
     Common stock warrants                                                                        5,650              5,650
     Treasury stock (carried at cost, 935 shares in 2003 and 2002)                               (1,777)            (1,777)
     Accumulated other comprehensive income                                                          79                 31
     Notes received from shares issued                                                           (1,224)              (836)
---------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity (Deficit)                                                             14,314            (36,092)
---------------------------------------------------------------------------------------------------------------------------

                                                                                              $ 115,459          $ 117,233
===========================================================================================================================

See the accompanying notes to condensed consolidated financial statements.


---------------------------------------------------------------------
                                                            Page F-58

                                          APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

                                          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                               (In thousands, except per share data)
                                                                 (Unaudited)

                                                                           FOR THE THREE MONTHS               FOR THE SIX MONTHS
                                                                              ENDED JUNE 30,                    ENDED JUNE 30,
                                                                   ----------------------------------------------------------------
                                                                          2003             2002              2003             2002
                                                                   ----------------------------------------------------------------

Product revenue                                                       $ 17,395         $ 21,237          $ 38,418         $ 44,300
Service revenue                                                          3,494            4,599             7,577            9,755
-----------------------------------------------------------------------------------------------------------------------------------
Total revenue                                                           20,889           25,836            45,995           54,055

Cost of products sold                                                   13,072           14,901            27,244           31,417
Cost of services sold                                                    1,605            2,207             3,570            4,532
-----------------------------------------------------------------------------------------------------------------------------------

Gross profit                                                             6,212            8,728            15,181           18,106

Selling, general and administrative expense                             12,461           18,384            41,929           47,753
Research and development                                                 1,424              782             2,625            1,761
Depreciation and amortization                                              611            1,384             1,237            2,388
Interest and other income                                                 (218)            (555)             (438)            (653)
Gain on forgiveness of debt                                            (70,392)               -           (70,392)               -
Interest expense                                                         4,571            4,733             9,202            6,792
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations before taxes, minority interest, net loss on subsidiary stock issuances and merger transaction, and equity in
  net loss of affiliate                                                 57,755          (16,000)           31,018          (39,935)


Provision (benefit) for income taxes                                       967              (13)              775               95
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations before minority interest, net loss on subsidiary stock issuances and
  merger transaction, and equity in net loss of affiliate               56,788          (15,987)           30,243          (40,030)

Minority interest                                                         (805)            (402)             (944)            (438)

Net loss on subsidiary stock issuances and merger transaction              792            3,888             1,169            4,282

Equity in net loss of affiliate                                              -                -                 -              291
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations                                56,801          (19,473)           30,018          (44,165)

Change in estimate on loss on disposal of discontinued
  operations and operating losses during the phase out
  period                                                                  (435)            (463)             (592)             224
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                                                     $ 56,366         $(19,936)         $ 29,426         $(43,941)
===================================================================================================================================


Income (loss) per common share - basic
     Income (loss) from continuing operations                         $   0.18         $  (0.07)         $   0.10         $  (0.17)
     (Loss) income from discontinued operations                              -            (0.01)                -                -
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per common share - basic                            $   0.18         $  (0.08)         $   0.10         $  (0.17)
===================================================================================================================================

Income (loss) per common share - diluted
     Income (loss) from continuing operations                         $   0.18         $  (0.07)         $   0.10         $  (0.17)
     (Loss) income from discontinued operations                          (0.01)           (0.01)            (0.01)               -
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per common share - diluted                          $   0.17         $  (0.08)         $   0.09         $  (0.17)
===================================================================================================================================

Weighted average number of common shares outstanding - basic           309,470          265,914           296,052          260,869

Weighted average number of common shares outstanding - diluted         323,173          265,914           310,394          260,869

See the accompanying notes to condensed consolidated financial statements.


---------------------------------------------------------------------
                                                            Page F-59

                                      APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

                             CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                            FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                                        (IN THOUSANDS)
                                                         (UNAUDITED)

                                                 PREFERRED STOCK       COMMON STOCK    ADDITIONAL                    COMMON
                                                 -----------------------------------      PAID-IN   ACCUMULATED       STOCK
                                                 NUMBER   AMOUNT      NUMBER   AMOUNT     CAPITAL       DEFICIT    WARRANTS
                                                 ---------------------------------------------------------------------------

Balance - December 31, 2002                           -      $ -     285,069    $ 285    $377,621     $(417,066)    $ 5,650
  Net income                                          -        -           -        -           -        29,426           -
  Comprehensive income -
    Foreign currency translation                      -        -           -        -           -             -           -
                                                                                                      ---------
  Total comprehensive income                          -        -           -        -           -        29,426           -
                                                                                                      ---------
  Adjustment to allowance for uncollectible
   portion of notes receivable                        -        -           -        -           -             -           -
  Stock option repricing                              -        -           -        -      (1,036)            -           -
  Stock options - VeriChip Corporation                                                        161
  Issuance of common shares                           -        -      65,582       65      18,222             -           -
  Beneficial conversion feature of convertible,
   exchangeable debentures                            -        -           -        -       3,120             -           -
  Issuance of common shares and options for
   services, compensation and other                   -        -       1,684        2         786             -           -
----------------------------------------------------------------------------------------------------------------------------

BALANCE - JUNE 30, 2003                               -      $ -     352,335    $ 352    $398,874     $(387,640)    $ 5,650
============================================================================================================================


                                                                 ACCUMULATED
                                                                      OTHER           NOTES              TOTAL
                                                   TREASURY   COMPREHENSIVE    RECEIVED FOR      STOCKHOLDERS'
                                                      STOCK          INCOME   SHARES ISSUED    EQUITY (DEFICIT)
                                                 --------------------------------------------------------------

Balance - December 31, 2002                        $ (1,777)           $ 31          $ (836)          $(36,092)
  Net income                                              -               -               -             29,426
  Comprehensive income -
    Foreign currency translation                          -              48               -                 48
                                                                       ----                           --------
  Total comprehensive income                              -              48               -             29,474
                                                                       ----                           --------
  Adjustment to allowance for uncollectible
   portion of notes receivable                            -               -            (388)              (388)
  Stock option repricing                                  -               -               -             (1,036)
  Stock options - VeriChip Corporation                                                                     161
  Issuance of common shares                               -               -               -             18,287
  Beneficial conversion feature of convertible,
   exchangeable debentures                                -               -               -              3,120
  Issuance of common shares and options for
   services, compensation and other                       -               -               -                788
---------------------------------------------------------------------------------------------------------------

BALANCE - JUNE 30, 2003                            $ (1,777)           $ 79        $ (1,224)          $ 14,314
===============================================================================================================

See the accompanying notes to condensed consolidated financial statements.

---------------------------------------------------------------------
                                                            Page F-60

                            APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (IN THOUSANDS)
                                               (UNAUDITED)


                                                                                   FOR THE SIX MONTHS
                                                                                      ENDED JUNE 30,
                                                                               --------------------------
                                                                                   2003             2002
                                                                               --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income (loss)                                                          $ 29,426         $(43,941)

    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
            Loss (income) from discontinued operations                              592             (224)
            Non-cash compensation and administrative expenses                      (861)          22,264
            Issuance of stock for services                                          112            2,702
            Depreciation and amortization                                         1,237            2,388
            Non-cash interest expense                                               539            2,214
            Deferred income taxes                                                  (238)               -
            (Recovery) impairment of notes receivable                              (347)           3,940
            Interest income on notes received for shares issued                       -             (475)
            Gain on forgiveness of debt                                         (70,392)               -
            Net loss on subsidiary merger transaction                             1,169            4,282
            Minority interest                                                      (944)            (438)
            Equity in net loss of affiliate                                           -              291
            Gain on sale of subsidiaries and business assets                          -             (194)
            Loss on sale of equipment                                                17              507
            Change in assets and liabilities:
                Decrease in accounts receivable                                   3,989            4,611
                Increase in inventories                                          (2,040)            (703)
                (Increase) decrease in other current assets                        (466)           1,953
                Increase in accounts payable, accrued expenses
                  and other long-term liabilities                                37,746            2,172
            Net cash (used in) provided by discontinued operations                 (201)             302
---------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                (662)           1,651
---------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in notes receivable                                                    999               56
    Received from buyers of divested subsidiaries                                     -            2,625
    Increase in other assets                                                        (37)            (388)
    Proceeds from sale of property and equipment                                      -            2,481
    Proceeds from sale of subsidiaries and business assets                            -            1,106
    Payments for property and equipment                                            (599)            (988)
    Cash acquired (net of payments for costs of business acquisitions)                -               40
    Net cash provided by (used in) discontinued operations                           13             (496)
---------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES                                           376            4,436
---------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net amounts repaid on notes payable                                         (27,448)          (3,631)
    Payments on long-term debt                                                      (77)          (1,136)
    Proceeds from issuance of debentures                                         10,035
    Other financing costs                                                           (15)            (174)
    Issuance of common shares                                                    18,686            1,618
    Collection of notes receivable received for shares issued                         -            1,156
    Stock issuance costs                                                           (399)            (193)
    Proceeds from subsidiary issuance of common stock                               232              601
---------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                               1,014           (1,759)
---------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                           728            4,328

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                   5,818            3,696
---------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                      $  6,546         $  8,024
=========================================================================================================

See the accompanying notes to condensed consolidated financial statements.

---------------------------------------------------------------------
                                                            Page F-61

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         1. BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis and do not reflect any adjustments that might result from the outcome of any uncertainty described in Note 4.

         The accompanying unaudited condensed consolidated financial statements of Applied Digital Solutions, Inc. (the "Company") as of June 30, 2003, and December 31, 2002, (the December 31, 2002, financial information included herein has been extracted from the Company's audited financial statements included in the Company's 2002 Annual Report on Form 10-K) and for the three and six-months ended June 30, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the condensed consolidated financial statements have been made.

         The condensed consolidated statements of operations for the three and six-months ended June 30, 2003, are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

         Stock-Based Compensation
         ------------------------

         As permitted under SFAS No. 123, Accounting for Stock-based Compensation (SFAS No. 123), the Company has elected to continue to follow the guidance of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25 (FIN No. 44), in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company's fixed stock options granted to employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. Changes in the terms of stock option grants, such as extensions of the vesting period or changes in the exercise price, result in variable accounting in accordance with APB Opinion No. 25. Accordingly, compensation expense is measured in accordance with APB No. 25 and recognized over the vesting period. If the modified grant is fully vested, any additional compensation costs is recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123. See Notes 9 and 10 regarding compensation expense associated with re-priced options.

         At June 30, 2003, the Company had four shareholder-approved, stock-based employee compensation plans, and the Company's subsidiaries had six stock-based employee compensation plans. On July 25, 2003, the Company's shareholders approved a fifth stock-based employee compensation plan, the 2003 Flexible Stock Plan. As permitted under SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure, which amended SFAS No. 123, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined by APB No. 25 and related interpretations including FIN No. 44. The following table illustrates the effect on net income (loss) and earnings
(loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for options granted under its plans as well as to the plans of its subsidiaries:

---------------------------------------------------------------------
                                                            Page F-62

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


                                       THREE-MONTHS ENDED        THREE-MONTHS ENDED       SIX-MONTHS ENDED      SIX-MONTHS ENDED
                                             JUNE 30,                 JUNE 30,                 JUNE 30,              JUNE 30,
                                       -----------------------------------------------------------------------------------------
                                               2003                     2002                     2003                  2002
                                       -----------------------------------------------------------------------------------------
Net income (loss), as reported               $56,366                 $(19,936)                 $29,426              $(43,941)
   Deduct: Total stock-based employee
   compensation expense determined
   under fair value-based method for
   all awards, net of related tax
   effects (1)                                (1,410)                    (491)                  (1,612)                 (845)

   Pro forma net income (loss)               $54,956                 $(20,427)                 $27,814              $(44,786)

   Income (loss) per share:

      Basic--as reported                       $0.18                   $(0.08)                   $0.10                $(0.17)

      Diluted--as reported                     $0.17                   $(0.08)                   $0.09                $(0.17)

      Basic--pro forma                         $0.18                   $(0.08)                   $0.09                $(0.17)

      Diluted--pro forma                       $0.17                   $(0.08)                   $0.09                $(0.17)


 (1) Amount includes $1.3 million, $0.1 million, $1.8 million and $0.5 million of compensation expense associated with subsidiary options for the three-months ended June 30, 2003 and 2002, and the six-months ended June 30, 2003 and 2002, respectively.

         The weighted average per share fair value of grants made during the three-months ended June 30, 2003 and 2002, for the Company's incentive plans was $0.26 and $0.22, respectively. The weighted average per share fair value of grants made during the six-months ended June 30, 2003 and 2002, for the Company's incentive plans was $0.26 and $0.20, respectively. The fair value of the options granted was estimated on the grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                 THREE-MONTHS ENDED       THREE-MONTHS ENDED        SIX-MONTHS ENDED          SIX-MONTHS ENDED
                                   JUNE 30, 2003             JUNE 30, 2002           JUNE 30, 2003              JUNE 30, 2002

         Estimated option life      5.5 years                 5.5 years                 5.5 years                  5.5 years

         Risk free interest rate         1.51%                     2.89%                     1.51%                      2.89%

         Expected volatility            76.00%                    76.00%                    76.00%                     76.00%

         Expected dividend yield         0.00%                     0.00%                     0.00%                      0.00%

         METHOD OF ACCOUNTING FOR DIGITAL ANGEL CORPORATION

         Effective March 27, 2002, the Company's 93% owned subsidiary, Digital Angel Corporation, which we refer to as pre-merger Digital Angel, merged with and into a wholly-owned subsidiary of a publicly traded company, Medical Advisory Systems, Inc. (MAS), and MAS changed its name to Digital Angel Corporation. Under the terms of the merger agreement, each issued and outstanding share of common stock of pre-merger Digital Angel (including each share issued upon exercise of options prior to the effective time of the merger) was cancelled and converted into the right to receive 0.9375 shares of MAS's common stock. The Company obtained 18.75 million shares of MAS common stock in the merger (representing approximately 61% of the shares then outstanding). Prior to the transaction, the Company owned 850,000 shares of MAS, or approximately 16.7%. Upon consummation of the transaction, the Company owned 19.6 million shares, or approximately 72.9% of the shares outstanding on June 30, 2003. Also, pursuant to the merger agreement, the Company contributed to MAS all of its stock in Timely Technology Corp., a wholly-owned subsidiary, and Signature Industries, Limited, an

---------------------------------------------------------------------
                                                            Page F-63

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

85% owned subsidiary. Pre-merger Digital Angel, Timely Technology Corp. and Signature Industries, Limited were collectively referred to as the Advanced Wireless Group (AWG). The merger has been treated as a reverse acquisition for accounting purposes, with the AWG treated as the accounting acquirer.

         The total purchase price of the transaction was $32.0 million, which was comprised of the $25.0 million fair market value of MAS stock outstanding not held by the Company immediately preceding the merger, the $3.4 million estimated fair market value of MAS options and warrants outstanding as well as the direct costs of the acquisition of approximately $3.6 million. The transaction resulted in Digital Angel Corporation allocating approximately $28.3 million of the purchase price to goodwill, $25.9 million of which was deemed to be impaired during the fourth quarter of 2002 in connection with the Company's annual goodwill impairment review. Digital Angel Corporation is publicly traded on the American Stock Exchange under the symbol DOC, with a closing market price per share at June 30, 2003, and August 11, 2003, of $2.64 and $1.98, respectively.

         During the six-months ended June 30, 2002, the Company recorded a net loss of $0.4 million occasioned by the merger transaction, comprised of a loss of approximately $5.1 million resulting from the exercise of 1.5 million pre-merger Digital Angel options (representing the difference between the carrying amount of the Company's pro-rata share of the investment in pre-merger Digital Angel and the exercise price of the options) and a gain of approximately $4.7 million from the deemed sale of 22.85% of the AWG, as a result of the merger with MAS.

         During the three-months ended June 30, 2003 and 2002, and the six-months ended June 30, 2003, and 2002, the Company recorded a loss of $0.8 million, $3.9 million $1.2 million and $3.9 million, respectively, on the issuances of 0.1 million, 1.0 million, 0.4 million and 1.0 million shares of Digital Angel Corporation common stock, respectively, resulting from the exercise of stock options and the sale of Digital Angel Corporation common stock. The loss represents the difference between the carrying amount of the Company's pro-rata share of its investment in Digital Angel Corporation and the net proceeds from the issuances of the stock and other changes in the minority interest ownership.

         2. PRINCIPLES OF CONSOLIDATION

         The financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Digital Angel Corporation and InfoTech USA, Inc., formerly SysComm International Corporation. The minority interest represents outstanding voting stock of the subsidiaries not owned by the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

         3. INVENTORY




                                           June 30,        December 31,
                                             2003              2002
                                           --------        ------------
Raw materials                              $ 1,747           $ 1,725
Work in process                              1,714             1,447
Finished goods                               6,494             4,659
                                           -------           -------
                                             9,955             7,831
Allowance for excess and obsolescence       (1,506)           (1,422)
                                           -------           -------
Net inventory for continuing operations    $ 8,449           $ 6,409
                                           =======           =======


---------------------------------------------------------------------
                                                            Page F-64

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         4. FINANCING AGREEMENTS

         Payment in Full of Obligations to IBM Credit LLC
         ------------------------------------------------

         The Company's Third Amended and Restated Term Credit Agreement (the "IBM Credit Agreement") with IBM Credit LLC ("IBM Credit") contained covenants relating to the Company's financial position and performance, as well as the financial position and performance of Digital Angel Corporation. At December 31, 2002, the Company did not maintain compliance with the revised financial performance covenant under the IBM Credit Agreement. In addition, under the terms of the IBM Credit Agreement the Company was required to repay IBM Credit $29.8 million of the $77.2 million outstanding principal balance currently owed to them, plus $16.4 million of accrued interest and expenses (totaling approximately $46.2 million), on or before February 28, 2003. The Company did not make such payment by February 28, 2003, and on March 7, 2003, it received a notice from IBM Credit declaring the loan in default. Effective April 1, 2003, the Company entered into a Forbearance Agreement with IBM Credit. In turn, the Company agreed to dismiss with prejudice a lawsuit it filed against IBM Credit and IBM Corporation in Palm Beach County, Florida on March 6, 2003. Under the terms of the Forbearance Agreement, the Company had the right to purchase all of its outstanding debt obligations to IBM Credit, totaling approximately $100.4 million (including accrued interest), if it paid IBM Credit $30.0 million in cash by June 30, 2003. As of June 30, 2003, the Company made cash payments to IBM Credit totaling $30.0 million and, thus, it has satisfied in full its debt obligations to IBM Credit. As a result, during the quarter ended June 30, 2003, the Company recorded a gain on the forgiveness of debt of $70.4 million, exclusive of the bonuses discussed below.

         On June 30, 2003, the Company's Board of Directors (through the Compensation Committee) approved the payment and recorded approximately $4.3 million in bonuses. The bonuses, which may be paid in cash (subject to availability) or in shares of the Company's common stock based upon mutual agreement of the recipient and the Company, subject to any regulatory or necessary approvals, were awarded to directors, executive officers and other employees in recognition of their efforts in achieving the successful repayment of all obligations to IBM Credit. The amount and timing of the payment of these bonuses will depend on various factors, including (among others) the rate of the Company's business growth, the Company's research and development efforts and pipeline, the effort and timing involved in obtaining FDA and other necessary approval for the Company's VeriChip product's medical applications, capital equipment needs, the requirements of the Company's customers, and opportunities discovered or presented to the Company, and other cash requirements.

         Funding for $30.0 Million Payment to IBM Credit
         -----------------------------------------------

         Funding for the $30.0 million payment to IBM Credit consisted of $17.8 million in net proceeds from the sales of an aggregate of 50.0 million shares of the Company's common stock, $10.0 million in net proceeds from the issuance of the Company's 8.5% Convertible Exchangeable Debentures, and $2.2 million from cash on hand.

         The 50.0 million shares of the Company's common stock were purchased under the Securities Purchase Agreements. The purchases resulted in net proceeds to the Company of $17.8 million, after deduction of the 3% fee to the Company's placement agent, J.P. Carey Securities, Inc.

         Issuance of 8.5% Convertible Exchangeable Debentures
         ----------------------------------------------------

         On June 30, 2003, the Company entered into the Securities Purchase Agreement (the "Agreement") with certain investors, collectively referred to herein as "the Purchasers." In connection with the Agreement, the Company issued to the Purchasers its $10,500,000 aggregate principal amount of

---------------------------------------------------------------------
                                                            Page F-65

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


8.5% Convertible Exchangeable Debentures due November 1, 2005 ("the Debentures"). Subject to the terms under the various agreements, the Debentures are convertible into shares of the Company's common stock (subject in part to shareholder approval) or exchangeable for shares of Digital Angel Corporation common stock owned by the Company, or a combination thereof, at the Purchasers' option. The Company currently owns
19.6 million shares of Digital Angel Corporation's common stock, or 72.9% of the shares outstanding of Digital Angel Corporation's common stock as of June 30, 2003. The Debentures are convertible or exchangeable at any time at the option of the Purchasers. The conversion price for the Company's common stock is $0.515 per share also referred to as the Set Price, subject to anti-dilution provisions. The exchange price for the Digital Angel Corporation common stock owned by the Company is $2.20 per share as to the first fifty percent (50%) of the original principal amount of the Debentures and $4.25 per share as to the remaining fifty percent (50%) of the original principal amount, subject to anti-dilution provisions.

         In addition, the Company has granted to the Purchasers warrants to acquire approximately 5.35 million shares of the Company's common stock, or
0.95 million shares of the Digital Angel Corporation common stock owned by the Company, or a combination of shares from both companies, at the Purchasers' option (the "Warrants"). The exercise prices are $0.564 and $3.178 for the Company's common stock and the Digital Angel Corporation common stock, respectively. The Warrants are subject to anti-dilution provisions, vest immediately and are exercisable through June 30, 2007. The Company has entered into a Registration Rights Agreement with the Purchasers whereby it has agreed to register the Company's common shares issuable upon conversion of the Debentures and Warrants within a specified time period.

         The proceeds upon issuance of the Debentures were allocated as follows:


                  Face value of Debentures               $10,500
                  Beneficial conversion feature           (3,120)
                  Relative fair value of Warrants         (1,387)
                                                         -------
                  Relative fair value of Debentures      $ 5,993
                                                         =======

         The beneficial conversion feature was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in additional paid-in-capital. The value assigned to the Warrants was recorded as a reduction in the value assigned to the Debentures (original issue discount) and an increase in long-term liabilities. The liability for the Warrants, to the extent potentially settleable in shares of the Digital Angel Corporation common stock owned by the Company, will be revalued at each reporting period and any resulting increase will result in a charge to operations. The Company will be required to record an impairment loss if the carrying value of the Digital Angel Corporation common stock underlying the Warrants exceeds the exercise price. Should the Purchasers elect to exercise the Warrants into shares of the Digital Angel Corporation common stock, such exercise may result in the Company recording a gain on the transaction. The original issue discount of $4.5 million will be accreted over the life of the Debentures as additional interest expense.

         Among other provisions under the Agreement and the Debentures, the Company is required to pay interest at the rate of 8.5% per annum on a quarterly basis beginning September 1, 2003, and, beginning on November 1, 2003, on a monthly basis as to the principal amount required to be redeemed each month. A final interest payment is due on the maturity date, which is November 1, 2005. Interest payments may be made in either cash or in shares of the Digital Angel Corporation common stock owned by the Company, or a combination thereof at the Company's option, subject to certain restrictions. The interest conversion rate for the Digital Angel Corporation common stock is calculated based upon 90% of

---------------------------------------------------------------------
                                                            Page F-66

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

the average of the lowest 10 of the 20 volume-weighted average stock prices immediately prior to the applicable interest payment date, subject to a late payment adjustment. Principal redemption payments of $0.4 million are due monthly beginning November 1, 2003. The principal redemption payments may be made in cash, the Company's common stock or the Digital Angel Corporation common stock owned by the Company at the Company's option, subject to certain limitations regarding the average market value and trading volume of the Digital Angel Corporation common stock. The conversion/exchange redemption prices are based upon the lesser of ninety percent (90%) of the lowest 10 of the 20 volume-weighted average stock prices prior to the redemption date, and the Set Price/exchangeable prices, subject to anti-dilution provisions. If the Company elects to make interest and or principal redemption payments in shares of the Digital Angel Corporation common stock that it owns, such payments may result in additional interest expense and or a gain or loss on the deemed sale of the Digital Angel Corporation common shares. If the Company elects to make principal redemption payments in shares of its common stock, such payments may result in additional interest expense.

         Subject to certain exempt transactions, including among others the issuances of shares in connection with stock options, share issuances under severance agreements with former executives, exercises of warrants currently outstanding including the Warrants, the conversion of the Debentures and issuances of shares for acquisitions or strategic investments, the Company is prohibited under the terms of the Agreement to incur, create, guarantee, assume or to otherwise become liable on account of an indebtedness other than with a federally regulated financial institution or to increase any amounts owing under any existing obligations or to issue or sell shares of the Company's common stock or equivalents until ninety (90) days after the effective date of the registration statement registering the Company's common shares underlying the Debentures and Warrants. In addition, each Purchaser has the right of first refusal with regard to any financings made by the Company in shares of its common stock or common stock equivalents until such time as the Purchaser no longer holds any Debentures.

         As collateral for the Debentures and under the terms of a Security Agreement, the Company and its wholly-owned subsidiary Computer Equity Corporation have granted to the Purchasers a security interest in all of the Company's accounts receivable, and under the terms of a Pledge Agreement, the Company has granted to the Purchasers a security interest in up to 15.0 million shares of the Digital Angel Corporation common stock it currently owns.

         In connection with the Debentures, the Company incurred a placement agency fee of $430,000 and it reimbursed one of the Purchasers $50,000 for legal, administrative, due diligence and other expenses incurred to prepare and negotiate the transaction documents.

Going Concern
-------------

         The repayment of all of the Company's debt obligations to IBM Credit resolved one of the major factors impacting the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is also predicated upon numerous issues including the Company's ability to:

         o Successfully implement its business plans, manage expenditures according to its budget, and generate positive cash flow from operations;

         o Realize positive cash flow with respect to its investment in Digital Angel Corporation;

         o     Develop an effective marketing and sales strategy;

---------------------------------------------------------------------
                                                            Page F-67

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         o Obtain the necessary approvals to expand the market for the VeriChip product;

         o Complete the development of the second generation Digital Angel product; and

         o     Attract, motivate and/or retain key executives and employees.

         The Company is continually seeking operational efficiencies and synergies within each of its operating segments as well as evaluating acquisitions of businesses and customer bases which complement its operations. These strategic initiatives may include acquisitions, raising additional funds through equity offerings, or the divestiture of non-core business units that are not critical to the Company's long-term strategy or other restructurings or rationalization of existing operations. The Company will continue to review all alternatives to ensure maximum appreciation of its shareholders' investments. There can be no assurance, however, that any initiative will be found, or if found, that they will be on terms favorable to the Company.



---------------------------------------------------------------------
                                                            Page F-68

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         5. EARNINGS (LOSS) PER SHARE

         The following is a reconciliation of the numerator and denominator of basic and diluted earnings (loss) per share:


                                                                                    ----------------------------------------------
                                                                                      THREE-MONTHS ENDED        SIX-MONTHS ENDED
                                                                                            JUNE 30,                 JUNE 30,
                                                                                    ----------------------------------------------
                                                                                      2003         2002         2003       2002
                                                                                      ----         ----         ----       ----
NUMERATOR:
  NUMERATOR FOR BASIC EARNINGS (LOSS) PER SHARE -
  Net income (loss) from continuing operations available to common shareholders     $ 56,801     $(19,473)     $30,018    $(44,165)
  Net income (loss) from discontinued operations available to common shareholders       (435)        (463)        (592)        224
                                                                                    -----------------------------------------------
  Net income (loss) available to common shareholders                                $ 56,366     $(19,936)     $29,426    $(43,941)
                                                                                    ===============================================
DENOMINATOR:

DENOMINATOR FOR BASIC LOSS PER SHARE -
Weighted-average shares                                                              309,470      265,914      296,052     260,869
                                                                                    -----------------------------------------------
  Convertible exchangeable debentures                                                    224           --          113          --
  Stock options                                                                        9,743           --       10,684          --
  Warrants                                                                             3,736           --        3,545          --
                                                                                    -----------------------------------------------

DENOMINATOR FOR DILUTED EARNINGS (LOSS) PER SHARE (1) -

Weighted-average shares                                                              323,173      265,914      310,394     260,869
                                                                                    ===============================================
BASIC EARNINGS (LOSS) PER SHARE:
    CONTINUING OPERATIONS                                                              $0.18       $(0.07)       $0.10      $(0.17)
    DISCONTINUED OPERATIONS                                                               --        (0.01)          --          --
                                                                                    -----------------------------------------------
    TOTAL - BASIC                                                                      $0.18       $(0.08)       $0.10      $(0.17)
                                                                                    ===============================================
Diluted earnings (loss) per share:
    CONTINUING OPERATIONS                                                              $0.18       $(0.07)       $0.10      $(0.17)
    DISCONTINUED OPERATIONS                                                            (0.01)       (0.01)       (0.01)         --
                                                                                    -----------------------------------------------
    TOTAL - DILUTED                                                                    $0.17       $(0.08)       $0.09      $(0.17)
                                                                                    ===============================================


(1) The weighted average shares listed below were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented:

                                                   THREE-MONTHS            SIX-MONTHS
                                                 ENDED JUNE 30,        ENDED JUNE 30,
                                                           2002                  2002
                                                           ----                  ----
Employee stock options                                   18,248                19,121
Warrants                                                  2,460                 2,281
                                              ----------------------------------------
                                                         20,708                21,402
                                              ========================================


---------------------------------------------------------------------
                                                            Page F-69

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



         6. SEGMENT INFORMATION

         As a result of the merger of pre-merger Digital Angel and MAS, which occurred on March 27, 2002, the significant restructuring of the Company's business during the past two years and the Company's emergence as an advanced technology development company, it has re-evaluated and realigned its reporting segments. Effective January 1, 2002, the Company operates in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc. (formerly the segment known as SysComm International)

         Advanced Technology

         The Advanced Technology segment represents those businesses that the Company believes will provide the necessary synergies, support and infrastructure to allow it to develop, promote and fully integrate its technology products and services. This segment specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including government agencies, commercial operations and consumers. VeriChip, Thermo Life and PLD products are included in the Advanced Technology segment.

         Digital Angel Corporation

         The Digital Angel Corporation segment consists of the business operations of Digital Angel Corporation, the Company's approximately 72.9% owned subsidiary and is engaged in the business of developing and bringing to market proprietary technologies used to identify, locate and monitor people, animals and objects. Digital Angel Corporation operates in four divisions: Animal Applications, Wireless and Monitoring, GPS and Radio Communications, and Medical Systems.

         InfoTech USA, Inc. (formerly the segment known as SysComm
International)

         The InfoTech USA, Inc. segment consists of the business operations of the Company's 52.5% owned subsidiary, InfoTech USA, Inc. This segment is a full service provider of Information Technology, or IT, solutions and products. This segment provides IT consulting, networking, procurement, deployment, integration, migration and security services and solutions. It also provides on-going system and networking maintenance services. During 2002, this segment continued its strategy of moving away from a product-driven systems integration business model to a customer-oriented IT solutions-based business model. It has further developed its deliverable IT solutions by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products.

         Business units that were closed or sold during 2002 are reported as "All Other."

         The "Corporate/Eliminations" category includes all amounts recognized upon consolidation of the Company's subsidiaries such as the elimination of intersegment revenues, expenses, assets and liabilities. "Corporation/Eliminations" also includes certain interest expense and other expenses associated with corporate activities and functions. Included in "Corporate/Eliminations" for the three and six-months ended June 30, 2003, is a gain on the forgiveness of debt obligations to IBM Credit of $70.4 million and for the six-months ended June 30, 2003, is a severance charge of $22.0 million associated with the termination of certain former officers. Included in "Corporate/Eliminations" for the six-months ended June 30, 2002, is a non-cash compensation charge of $18.7 million associated with pre-merger Digital Angel options, which were converted into options to acquire shares of MAS in connection with the merger of pre-merger Digital Angel and MAS.

---------------------------------------------------------------------
                                                            Page F-70

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         Additionally, the Company's previously reported Intellesale and all other non-core business segments are reported as discontinued operations.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K filed for the year-ended December 31, 2002, except that intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties at current market prices. It is on this basis that management utilizes the financial information to assist in making internal operating decisions. The Company evaluates performance based on segment operating income.

         Following is the selected segment data as of and for the three-months ended June 30, 2003:

                                                                                SEGMENTS
                                                                                --------

                                             Advanced     Digital Angel   InfoTech USA,     All       Corporate/
                                            Technology     Corporation        Inc.         Other     Eliminations   Consolidated
                                            ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                      $ 5,924         $ 8,118        $3,333         $   --      $    20        $ 17,395
Service                                        2,615             242           637             --           --           3,494
Inter-segment revenue-product                     --              20            --             --          (20)             --
                                            ------------------------------------------------------------------------------------
Total revenue                                $ 8,539         $ 8,380        $3,970         $   --      $    --        $ 20,889
                                            ====================================================================================

Income (loss) from continuing
 operations before taxes, minority
 interest, net loss on subsidiary stock
 issuances and merger transaction            $  (128)        $(2,454)       $ (163)        $  324      $60,176        $ 57,755
                                            ====================================================================================
Total assets                                 $37,312         $70,872        $9,930         $2,737      $(5,392)       $115,459
                                            ====================================================================================

         Following is the selected segment data as of and for the six-months ended June 30, 2003:

                                                                                SEGMENTS
                                                                                --------

                                             Advanced     Digital Angel   InfoTech USA,     All       Corporate/
                                            Technology     Corporation        Inc.         Other     Eliminations   Consolidated
                                            ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                      $14,255         $18,983        $5,267         $   --      $   (87)       $ 38,418
Service                                        5,565             775         1,237             --           --           7,577
Inter-segment revenue-product                     --             (87)           --             --           87              --
                                            ------------------------------------------------------------------------------------
Total revenue                                $19,820         $19,671        $6,504         $   --      $    --        $ 45,995
                                            ====================================================================================

Income (loss) from continuing
 operations before taxes, minority
 interest, net loss on subsidiary stock
 issuances and merger transaction            $   493         $(2,377)       $ (623)        $  329      $33,196        $ 31,018
                                            ====================================================================================
Total assets                                 $37,312         $70,872        $9,930         $2,737      $(5,392)       $115,459
                                            ====================================================================================

---------------------------------------------------------------------

                                                            Page F-71

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


                                                                                SEGMENTS
                                                                                --------

                                             Advanced     Digital Angel   InfoTech USA,     All       Corporate/
                                            Technology     Corporation        Inc.         Other     Eliminations   Consolidated
                                            ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                      $ 8,528         $  8,662        $ 4,127       $   --      $    (80)      $ 21,237
Service                                        3,368              577            668           --           (14)         4,599
Inter-segment revenue-product                     --              (78)            --           --            78             --
                                            ------------------------------------------------------------------------------------
Total revenue                                $11,896         $  9,161        $ 4,795       $   --      $    (16)      $ 25,836
                                            ====================================================================================

Income (loss) from continuing
 operations before taxes, minority
 interest, net loss on subsidiary stock
 issuances and merger transaction and
 equity in net loss of affiliate(1)          $(1,116)        $ (1,500)       $   (54)      $   10      $(13,340)      $(16,000)
                                            ====================================================================================
Total assets(2)                              $41,837         $138,600        $13,008       $2,849      $  1,209       $197,503
                                            ====================================================================================

         Following is the selected segment data as of and for the six-months ended June 30, 2002:

                                                                                SEGMENTS
                                                                                --------

                                             Advanced     Digital Angel   InfoTech USA,     All       Corporate/
                                            Technology     Corporation        Inc.         Other     Eliminations   Consolidated
                                            ------------------------------------------------------------------------------------
Net revenue from external customers:

Product                                      $13,431        $ 16,113        $13,820        $1,014     $   (78)       $ 44,300
Service                                        6,984             880          1,480           375          36           9,755
Inter-segment revenue-product                     --             (78)            --            --          78              --
                                            ------------------------------------------------------------------------------------
Total revenue                                $20,415        $ 16,915        $15,300        $1,389     $    36        $ 54,055
                                            ====================================================================================

Income (loss) from continuing
 operations before taxes, minority
 interest, net loss on subsidiary stock
 issuances and merger transaction and
 equity in net loss of affiliate(1)          $   (25)       $ (3,318)       $   (29)       $  144     $(36,707)      $(39,935)
                                            ====================================================================================
Total assets(2)                              $41,837        $138,600        $13,008        $2,849     $  1,209       $197,503
                                            ====================================================================================

(1) For Digital Angel Corporation, amount excludes $1.8 million of interest expense associated with the Company's obligation to IBM Credit and $18.7 million of non-cash compensation expense associated with pre-merger Digital Angel options which were converted into options to acquire MAS stock, both of which have been reflected as additional expense in the separate financial statements of Digital Angel Corporation included in its Form 10Q.
(2) For Digital Angel Corporation, amount includes $4.8 million of goodwill associated with the Company's initial 16.6% investment in MAS.

---------------------------------------------------------------------
                                                            Page F-72

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         7. ACQUISITIONS AND DISPOSITIONS

         Effective March 27, 2002, the Company's 93% owned subsidiary, pre-merger Digital Angel, merged with MAS. As a result of the merger, the Company now owns approximately 72.9% of Digital Angel Corporation, as more fully discussed in Note 1.

         Unaudited pro forma results of operations for the six-months ended June 30, 2002, are included below. Such pro forma information assumes that the merger of pre-merger Digital Angel and MAS had occurred as of January 1, 2002:

                                                                ----------------------
                                                                   SIX-MONTHS ENDED
                                                                       JUNE 30,
                                                                ----------------------
                                                                         2002
                                                                         ----
Net operating revenue from continuing operations                       $ 54,941
Loss from continuing operations                                        $(44,855)
Loss available to common stockholders from continuing operations       $(44,855)
Loss per common share from continuing operations - basic               $  (0.18)
Loss per common share from continuing operations - diluted             $  (0.18)

         Earnout and Put Agreements
         --------------------------

         Certain acquisition agreements the Company entered into during 2000 included additional consideration contingent on profits of the acquired subsidiary. Upon earning this additional consideration, the value is recorded as additional goodwill. The financial statements include the value of shares earned upon attainment of certain profits by subsidiaries through June 30, 2003. At June 30, 2003, the Company is contingently liable under an earnout agreement with one subsidiary. Based upon the expected performance of this subsidiary, the Company is contingently liable for additional consideration of approximately $30,000.

         8. DISCONTINUED OPERATIONS

         On March 1, 2001, the Company's board of directors approved a plan to offer for sale its Intellesale business segment and all of its other "non-core businesses." Accordingly, the operating results of these entities have been reclassified and reported as discontinued operations for all periods presented. As of March 1, 2002, the Company had sold or closed substantially all of the businesses comprising Discontinued Operations and there were two insignificant companies remaining. One of the remaining businesses was sold effective May 2002, and the other was sold in July 2003. Proceeds from the sales of Discontinued Operations companies were primarily used to repay amounts outstanding under the IBM Credit Agreement.

---------------------------------------------------------------------
                                                              Page-73

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         Assets and liabilities of discontinued operations are as follows at June 30, 2003, and December 31, 2002.

                                                                   June 30, 2003             December 31, 2002
                                                                ------------------------------------------------
Current Assets
     Cash and cash equivalents                                      $    53                      $    66
     Accounts receivable and unbilled receivables, net                   87                          167
     Inventories                                                         38                           38
                                                                ------------------------------------------------
Total Current Assets                                                    178                          271

Property and equipment, net                                              28                           56
                                                                ------------------------------------------------
                                                                    $   206                      $   327
                                                                ===============================================
Current Liabilities
     Notes payable and current maturities of long-term debt         $    26                      $    26
     Accounts payable                                                 4,178                        4,189
     Accrued expenses                                                 5,650                        5,334
                                                                ------------------------------------------------
Total Current Liabilities                                             9,854                        9,549

Minority interest                                                       121                          146
                                                                ------------------------------------------------
                                                                      9,975                        9,695
                                                                ===============================================
Net Liabilities of Discontinued Operations                          $(9,769)                     $(9,368)
                                                                ===============================================

         During the three-months ended June 30, 2003 and 2002, and during the six-months ended June 30, 2003, Discontinued Operations incurred a change in estimated operating loss on disposal and operating losses during the phase out period of $0.4 million, $0.5 million and $0.6 million, respectively. The primary reasons for the increases in the estimated losses during these periods were (1) an increase in estimated facility lease cancellation costs and (2) the operations of the two remaining businesses within this group. One of these businesses was sold in May of 2002, and the other was sold in July 2003.

         During the six-months ended June 30, 2002, the Company recorded a reduction of its estimated operating loss on disposal and operating losses during the phase out period of $0.2 million. This reduction was comprised primarily of an increase in the estimated loss on the sale of the Company's 85% ownership in its Canadian subsidiary, Ground Effects Ltd., which was sold in January 2002, of $0.2 million, offset by a decrease in carrying costs as certain of these obligations were settled during the six-months ended June 30, 2002, for amounts less than previously anticipated. Carrying costs include the cancellation of facility leases, employment contract buyouts, sales tax liabilities and litigation reserves.

---------------------------------------------------------------------
                                                            Page F-74

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         The following table sets forth the roll forward of the liabilities for estimated loss on sale and operating losses and carrying costs from December 31, 2002 through June 30, 2003.

                                                       Balance                                          Balance
Type of Cost                                 December 31, 2002      Additions      Deductions     June 30, 2003
-----------------------------------------------------------------------------------------------------------------
Estimated loss on sale, net of change in
  estimated operating losses                            $   --           $126            $126            $   --
Carrying costs                                           4,908            309              --             5,217
                                            ---------------------------------------------------------------------
Total                                                   $4,908           $435            $126            $5,217
                                            =====================================================================


         9. NON-CASH COMPENSATION EXPENSE

         The Company reduced $0.1 million of non-cash compensation expense and incurred approximately $3.0 million of non-cash compensation expense during the three-months ended June 30, 2003 and 2002, respectively, and the Company reduced approximately $1.0 million of non-cash compensation expense and incurred approximately $3.3 million of non-cash compensation expense during the six-months ended June 30, 2003 and 2002, respectively, due to re-pricing 19.3 million stock options during 2001. The re-priced options had original exercise prices ranging from $0.69 to $6.34 per share and were modified to change the exercise price to $0.15 per share. Due to the modification, these options are being accounted for as variable options under APB Opinion No. 25 and fluctuations in the Company's common stock price will result in increases and decreases of non-cash compensation expense until the options are exercised, forfeited or expired. This expense has been reflected in the condensed consolidated statement of operations as selling, general and administrative expenses.

         In addition, pursuant to the terms of the pre-merger Digital Angel and MAS merger agreement, effective March 27, 2002, options to acquire shares of pre-merger Digital Angel common stock were converted into options to acquire shares of MAS common stock. The transaction resulted in a new measurement date for the options and, as a result, the Company recorded a non-cash compensation expense of approximately $18.7 million during the six-months ended June 30, 2002. As all of the option holders were employees or directors of the Company, these options were considered fixed awards under APB Opinion No. 25 and expense was recorded for the intrinsic value of the options converted. This charge is included in the condensed consolidated statement of operations in selling, general and administrative expenses.

         10. SEVERANCE AGREEMENTS

         On March 21, 2003, Richard J. Sullivan, the Company then Chairman of the Board of Directors and Chief Executive Officer, retired from such positions. The Company's Board of Directors negotiated a severance agreement with Richard Sullivan under which he is to receive a one-time payment of
56.0 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 10.9 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Richard Sullivan's severance agreement provides that the payment of shares and re-pricing of options provided for under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required the Company to make payments of approximately $17 million to him (or approximately $3.9 million more than is owed under the severance agreement), a portion of such payments of which could be made in either cash or stock, at the Company's option.

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                                                            Page F-75

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)

         On March 21, 2003, Jerome C. Artigliere, the Company's then Senior Vice President and Chief Operating Officer, resigned from such positions. Under the terms of his severance agreement, Mr. Artigliere is to receive 4.8 million shares of the Company's common stock. In addition, stock options held by him exercisable for approximately 2.3 million shares of the Company's common stock were re-priced. The options surrendered had exercise prices ranging from $0.15 to $0.32 per share and were replaced with options exercisable at $0.01 per share. Mr. Artigliere's severance agreement provides that the payment of shares and re-pricing of options provided under that agreement is in lieu of all future compensation and other benefits that would have been owed to him under his employment agreement. That agreement required the Company to make payments of approximately $1.5 million to Mr. Artigliere.

         As a result of the termination of Richard Sullivan's employment with the Company, a "triggering event" provision in the severance agreement the Company had entered into with Garrett Sullivan, its former Vice Chairman of the Board, (who is not related to Richard Sullivan) at the time of his ceasing to serve in such capacity in December 2001, has been triggered. The Company negotiated a settlement of its obligations under Garrett Sullivan's severance agreement that requires the Company to issue to him 7.5 million shares of its common stock on or before August 31, 2003.

         The Company's shareholders have approved the issuance of the common stock and have ratified the re-pricing of the options under the terms of the severance agreements with Richard J. Sullivan and Jerome C. Artigliere and they have approved the issuance of the common stock under the agreements entered into with Garrett Sullivan. The terms of each of the severance agreements were subject to shareholder approval, in accordance with applicable Nasdaq rules, because the agreements (i) are deemed to be compensatory arrangements under which the Company's common stock may be acquired by officers or directors, and (ii) in Richard Sullivan's case, it may have resulted in his potentially holding more than 20% of the outstanding shares of the Company's common stock following the issuance of the shares and exercise of options covered by his severance agreement. As a result of the terminations of Messrs. Sullivan and Artigliere, the Company recorded severance expense of $22.0 million (included in selling, general and administrative expense) during the six-months ended June 30, 2003, including $2.5 million resulting from the re-priced options. The obligation is reflected on the balance sheet as of June 30, 2003, as a long-term liability since the obligation will be settled in shares of the Company's common stock. On July 25, 2003, the Company's shareholders approved the terms of the severance agreement with Richard J. Sullivan, as discussed above, and, therefore, the Company will reverse approximately $3.9 million of such severance expense during the three-months ending September 30, 2003.

         11. COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) represents all non-owner changes in stockholders' equity and consists of the following:

                                                        THREE-MONTHS ENDED                 SIX-MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                          (In thousands)                    (In thousands)
                                                 ------------------------------     ----------------------------
                                                      2003             2002              2003           2002
                                                 ------------------------------     ----------------------------
Net income (loss)                                   $56,366         $(19,936)          $29,426       $(43,941)
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustments               86              201                48            661
                                                 ------------------------------     ----------------------------
Total comprehensive income (loss)                   $56,452         $(19,735)          $29,474       $(43,280)
                                                 ==============================     ============================

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                                                            Page F-76

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


         12. RELATED PARTY TRANSACTION

         On June 27, 2003, the Company borrowed $1.0 million from InfoTech USA, Inc. under the terms of a commercial loan agreement and term note. The loan accrues interest at an annual rate of 16% and interest is payable monthly beginning on July 31, 2003, with principal and accrued interest due June 30, 2004. Under the terms of a Stock Pledge Agreement, the Company has pledged 750,000 shares of Digital Angel Corporation common stock that it owns as collateral for the loan. The proceeds of the loan are being used to fund operations.

         13. OTHER EVENTS

         On July 25, 2003, the Company's shareholders approved an increase in the number of common shares authorized from 435.0 million to 560.0 million. The increase will become effective upon the acceptance of an amendment to the Company's articles of incorporation by the State of Missouri.

         The Staff of the Securities and Exchange Commission's Southeast Regional Office is conducting an informal inquiry concerning the Company. The Company is fully and voluntarily cooperating with the informal inquiry. At this point, the Company is unable to determine whether the informal investigation may lead to potentially adverse action.

         The Company's common stock has traded on the Nasdaq SmallCap Market ("SmallCap") since November 12, 2002, under the symbol "ADSX." Prior to November 12, 2002, the Company's common stock traded on the Nasdaq National Market at all times, except for the period between July 12, 2002 and July 30, 2002, when its common stock traded on the Pink Sheets under the symbol "ADSX.PK." To maintain its SmallCap listing, the Company must continue to comply with the SmallCap's listing requirements and, prior to October 2003, regain the minimum bid requirement of at least $1.00 per share for a minimum of ten (10) consecutive trading days. The Company have included a proposal in its proxy statement for a special meeting of shareholders to be held on September 10, 2003, to solicit shareholder approval to effect a reverse stock split of all of the issued and outstanding shares of its common stock, and granting of discretionary authority to its Board of Directors for a period of twelve months after the date its shareholders approve the proposal to determine the reverse stock split ratio, not to exceed a ratio of 1-for-25, and the effective date of the reverse stock split or to determine not to proceed with the reverse stock split. The Company's Board of Directors currently believes that it should implement a reverse stock split to reduce the number of issued and outstanding shares, which are a result, in part, of the Company's past acquisitions, the payment of debt obligations to IBM Credit and preferred stock conversions. In addition, the Company's Board of Directors believes that a reverse stock split may facilitate the continued listing of the Company's common stock on the SmallCap and may enhance the desirability and marketability of its common stock to the financial community and the investing public.

         The Company is planning to offer up to 30,000,000 shares of its common stock in a public offering registered under the Securities Act of 1933, subject to shareholder approval. The shares of the Company's common stock will be offered on a best efforts basis and may be sold through the efforts of a placement agent, J.P. Carey Securities, Inc.

         Effective May 9, 2003, Michael Zarriello joined the Company's Board of Directors. Mr. Zarriello was most recently a Senior Managing Director of Jesup & Lamont Securities Corporation and served as President of Jesup and Lamont Merchant Partners LLC. Prior to that, he was Managing Director and Principal of Bear Stearns & Co., Inc. He has extensive financial experience having served earlier in his career as Chief Financial Officer of the Principal Activities Group that invested the Bear

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                                                            Page F-77

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


Stearns & Co., Inc. capital in middle market companies, Chief Financial Officer of United States Leather Holdings, Inc. and Chief Financial Officer of Avon Products, Inc. Healthcare Division. He serves on the Audit Committee of the Company's Board of Directors.

         Effective May 12, 2003, Kevin H. McLaughlin was appointed President and Chief Operating Officer of the Company. Prior to his appointment as President, Mr. McLaughlin served as the Company's Senior Vice President and Chief Operating Officer.

         Effective June 4, 2003, Arthur F. Noterman resigned from the Company's Board of Directors to pursue other interests. Mr. Noterman's term was due to expire at the Company's Annual Meeting of Shareholders, which was held on July 25, 2003. At present, the Company has not filled the position vacated by Mr. Noterman.

         On July 31, 2003, Digital Angel Corporation entered into a securities purchase agreement to sell securities to Laurus Master Fund, Ltd. ("Laurus"). Under the terms of the securities purchase agreement, Digital Angel Corporation issued and sold to Laurus a two-year secured convertible note in the original principal amount of $2.0 million and a common stock warrant to purchase up to 0.1 million shares of Digital Angel Corporation's common stock. The note is convertible, at Laurus' option, into shares of Digital Angel Corporation's common stock at a per share price of $2.33, subject to limitations. The note accrues interest at an annual rate equal to prime plus 1.75% but shall not be less than 6% per annum. The exercise prices of the warrant range from $2.68 to $3.38 per share and the warrant is exercisable for five years. In connection with the note, Digital Angel Corporation and Laurus entered into a security agreement granting to Laurus a lien and security interest in Digital Angel Corporation's assets (having a net book value of $53.1 million as of June 30, 2003), which is subject to a lien and security interest held by Wells Fargo Business Credit, Inc. ("Wells Fargo").

         On August 14, 2003, the Company entered into a Stock Purchase Agreement with Digital Angel Corporation. The Stock Purchase Agreement represents a strategic investment in Digital Angel Corporation, whereby the Company is increasing its ownership interest. The Stock Purchase Agreement provides for the Company to purchase 3.0 million shares of Digital Angel Corporation's common stock at $2.64 per share and for the Company to receive a warrant to purchase up to 1.0 million shares of Digital Angel Corporation's common stock. The aggregate purchase price for the 3.0 million shares of $7.9 million is payable in shares of the Company's common stock equal to the aggregate purchase price divided by the average of the volume weighted average price of the Company's common stock for the ten trading days immediately proceeding the closing date (the "Per Share Exchange Price"). If the Per Share Exchange Price is less than $0.40, the Company shall have the option to postpone the closing date for a period not to exceed thirty calendar days or to terminate the Stock Purchase Agreement. The warrant gives the Company the right to purchase a total of 1.0 million shares of Digital Angel Corporation's common stock for a period of five years from February 1, 2004. The exercise price of the warrant will be equal to the daily volume weighted average price of Digital Angel Corporation's common stock for the first 10 consecutive trading days of 2004 starting on January 2, 2004. As a related part of this transaction, negotiations are taking place with the Purchasers, which may result in Digital Angel Corporation's issuing a five-year warrant to the Purchasers to acquire up to
0.5 million shares of its common stock at an exercise price of $2.64 per share.

         14. LEGAL PROCEEDINGS

         The Company is party to various legal proceedings, and accordingly, has recorded $1.2 million in reserves in its financial statements at June 30, 2003. In the opinion of management, these proceedings are not likely to have a material adverse affect on the financial position or overall trends in results of the

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                                                            Page F-78

              APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)


Company. The estimate of potential impact on the Company's financial position, overall results of operations or cash flows for the above legal proceedings could change in the future.

         In May 2002, a class action was filed against the Company and one of its former directors. Fourteen virtually identical complaints were consolidated into a single action, in re Applied Digital Solutions Litigation, which was filed in the United States District Court for the Southern District of Florida. In March 2003, the Company entered into a memorandum of understanding to settle the pending lawsuit. The settlement of $5.6 million, which is subject to approval by the District Court and review by an independent special litigation committee, is expected to be covered by proceeds from insurance.










---------------------------------------------------------------------
                                                            Page F-79

                       APPLIED DIGITAL SOLUTIONS, INC.


                              58,154,844 SHARES



                                COMMON STOCK



                               ---------------

                                 PROSPECTUS
                                  --------

                               ---------------





         Until October 25, 2003 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.